Exhibit 4.2

FINANCING AGREEMENT

Financing Agreement, dated as of December 15, 2004, by and among RUSS BERRIE AND COMPANY, INC., a New Jersey corporation (the ”Borrower”), each subsidiary of the Borrower listed as a “Guarantor” on the signature pages hereto (each a “Guarantor” and collectively, jointly and severally, the “Guarantors”), the lenders from time to time party hereto (each a “Lender” and collectively, the ”Lenders”), ABLECO FINANCE LLC, a Delaware limited liability company (“Ableco”), as collateral agent for the Lenders (in such capacity, together with any successor collateral agent, the ”Collateral Agent”), and Ableco, as administrative agent for the Lenders (in such capacity, together with any successor administrative agent, the ”Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”).

RECITALS

The Borrower has asked the Lenders to extend credit to the Borrower consisting of a term loan in the aggregate principal amount of $125,000,000.  The proceeds of the term loan shall be used to finance, in part, the acquisition of all of the outstanding membership interests, and all of the outstanding warrants to purchase membership interests, of Kids Line, LLC, a Delaware limited liability company (“Kids Line”), and to pay fees and expenses related to such acquisition and this Agreement.  The Lenders are severally, and not jointly, willing to extend such credit to the Borrower subject to the terms and conditions hereinafter set forth.

In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN TERMS

Section 1.01                Definitions.  As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

“Ableco” has the meaning specified therefore in the preamble hereto.

“Account Debtor” means any Person who is or who may become obligated under, with respect to, or on account of, an Account Receivable, chattel paper, or a general intangible.

“Account Receivable” means, with respect to any Person, all of such Person’s now owned or hereafter acquired right, title, and interest with respect to “accounts” (as that term is defined in the Code), any and all “supporting obligations” (as that term is defined in the Code) in respect thereof, and any and all other accounts receivable, collections and payments receivable (including insurance proceeds, proceeds of cash sales, rental proceeds and tax refunds).

“Acquisition” means the purchase of all of the outstanding membership interests of Kids Line, and all outstanding warrants for the purchase of membership interests of Kids Line, from the Selling Parties, all as contemplated by and transacted in accordance with the terms and conditions of the Acquisition Agreement.

“Acquisition Agreement” means that certain Membership Interest Purchase Agreement dated as of December 15, 2004, by and among the Borrower, Kids Line and the Selling Parties.

“Acquisition Closing Letter” means a letter, in form and substance reasonably satisfactory to Agents, from all parties to the Acquisition Agreement (a) setting forth the full amount of the purchase price to be paid for the consummation of the Acquisition on the “Closing Date” (as such term is defined in the Acquisition Agreement), and (b) representing that, upon receipt by the Selling Parties of such purchase price amount, all conditions to such consummation of the Acquisition shall have been satisfied and the Borrower shall have completed its purchase of the “Units” and the “Warrants” as such terms are defined in the Acquisition Agreement.

“Acquisition Documents” means, collectively, the Acquisition Agreement, the and all other instruments and agreements executed in connection therewith, each in form and substance reasonably satisfactory to the Agents and the Lenders.

“Action” has the meaning specified therefor in Section 12.12.

“Administrative Agent” has the meaning specified therefor in the preamble hereto.

“Administrative Agent’s Account” means an account at a bank designated by the Administrative Agent from time to time as the account into which the Borrower shall make all payments to the Administrative Agent for the benefit of the Agents and the Lenders under this Agreement and the other Loan Documents.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (i) vote 10% or more of the Capital Stock having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.  Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender be considered an “Affiliate” of any Loan Party.

“After Acquired Property” means any interest in real property acquired by the Borrower or any of its Subsidiaries after the date hereof with a Current Value in excess of $750,000 in the case of a fee interest or requiring the payment of annual rent exceeding in the aggregate $250,000 in the case of a leasehold interest.

“Agent” and “Agents” have the meanings specified therefor in the preamble hereto.

“Agreement” means this Financing Agreement, including all amendments, modifications and supplements thereto and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

“Applicable Excess Cash Flow Prepayment Percentage” means, for any Fiscal Year of the Borrower and its Subsidiaries, (i)  if the Funded Debt Ratio as of the last day of such Fiscal Year equals or exceeds 3.00 to 1.00, 75%, and (ii) if the Funded Debt Ratio as of the last day of such Fiscal Year is less than 3.00 to 1.00, 50%; provided, however, that if the Borrower fails to provide the certificate of Authorized Officer of the Borrower as required by Section 7.01(a)(iv) containing the Funded Debt Ratio for such Fiscal Year on or before the date when due thereunder, the Applicable Excess Cash Flow Prepayment Percentage shall mean 75%.

“Assignment and Acceptance” means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by the Collateral Agent, in accordance with Section 12.07 hereof and substantially in the form of Exhibit A-1 hereto or such other form acceptable to the Collateral Agent.

“Authorized Officer” means, with respect to any Person, the chief executive officer, chief financial officer, president or executive vice president of such Person.

“Backup Letter of Credit” has the meaning specified therefor in Section 2.09(a).

“Backup Letter of Credit Issuer” means the bank which is from time to time the issuer of the Backup Letter of Credit.

“Backup Letter of Credit Lien” means the security interest granted in favor of the Backup Letter of Credit Issuer on a deposit account of the Borrower maintained with the Backup Letter of Credit Issuer, solely to secure the Borrower’s obligations with respect to the Backup Letter of Credit.

“Backup Letter of Credit Reimbursement Agreement” means that certain letter agreement dated the Effective Date between the Borrower and Wells Fargo Foothill, Inc., as to issuance of, and the reimbursement of drawings under, the Backup Letter of Credit.

“Backup Letter of Credit Required Amount” means, (i) prior to the Backup Letter of Credit Requirement Termination Date, $10,000,000, less the aggregate amount indefeasibly paid to the Collateral Agent upon drawing on the Backup Letter of Credit, and (ii) on and after the Backup Letter of Credit Requirement Termination Date, $0.

“Backup Letter of Credit Requirement Termination Date” means the first Business Day immediately following the date a certificate of an Authorized Officer of the Borrower is delivered to the Agents as required by Section 7.01(a)(iv) relating to the end of a fiscal quarter of the Borrower and its Subsidiaries, certifying that the Funded Debt Ratio as of the last day of such fiscal quarter is less than 3.00:1.00.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), as amended, and any successor statute.

“Base LIBOR Rate” means the rate per annum, determined by Administrative Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/16%), on the basis of the rates at which Dollar deposits are offered to major banks in the London interbank market on or about 11:00 a.m. (New York time) 2 Business Days prior to the commencement of the applicable Interest Period, for a term and in amounts comparable to the Interest Period and amount of the LIBOR Rate Loan requested by the Borrower in accordance with this Agreement, which determination shall be conclusive in the absence of manifest error.  Notwithstanding the foregoing, the Base LIBOR Rate shall be subject to a minimum rate of one and three-quarters percentage points per annum (1.75% p.a.), and, accordingly, to the extent that the Base LIBOR Rate on any day would be less than the foregoing minimum rate, the Base LIBOR Rate hereunder for such day automatically shall be deemed increased to such minimum rate.

“BNY” means The Bank of New York.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” means the board of directors of Borrower or any committee thereof duly authorized to act on behalf of the board of directors.

“Borrower” has the meaning specified therefor in the preamble hereto.

“Borrower Financial Statements” means (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2003, and the related consolidated statement of operations, shareholders’ equity and cash flows for the Fiscal Year then ended, and (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries for the ten months ended October 31, 2004, and the related consolidated statement of operations, shareholder’s equity and cash flows for the ten months then ended.

 “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks generally are closed for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” means, with respect to any Person for any period, the sum of the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all Capitalized Lease Obligations incurred during such period.

“Capital Guideline” means any law, rule, regulation, policy, guideline or directive (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) (i) regarding capital adequacy, capital ratios, capital requirements, the calculation of a bank’s capital or similar matters, or (ii) affecting the amount of capital required to be obtained or maintained by any Lender, any Person controlling any Lender, or the manner in which any Lender, any Person controlling any Lender, allocates capital to any of its contingent liabilities, advances, acceptances, commitments, assets or liabilities.

“Capitalized Lease” means, with respect to any Person, any lease of real or personal property by such Person as lessee which is required in accordance with GAAP to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“CapitalSource” means CapitalSource Finance LLC, a Maryland limited liability company.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Cash and Cash Equivalents” means all cash, deposit or securities account balances, certificates of deposit or other financial instruments properly classified as cash or cash equivalents under GAAP.

“CFC” means a controlled foreign corporation (as that term is defined in the IRC).

“Change of Control” means each occurrence of any of the following:

(a)                                  the shares of common stock of the Borrower ceases to be listed for trading on a national securities exchange,

(b)                                 any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of 40% or more of the Capital Stock of Borrower having the right to vote for the election of members of the Board of Directors,

(c)                                  a majority of the members of the Board of Directors do not constitute Continuing Directors,

(d)                                 the Borrower ceases to own and control 100% of the shares of the Capital Stock of each of the Borrower’s Subsidiaries, unless otherwise permitted hereunder, or

(e)                                  (i) the Borrower consolidates with or merges into another entity or conveys, transfers or leases all or substantially all of its property and assets to any Person, or (ii) any entity consolidates with or merges into the Borrower, which in either event set forth in clause (i) or (ii) is pursuant to a transaction in which the outstanding voting Capital Stock of the Borrower is reclassified or changed into or exchanged for cash, securities or other property, other than any such transaction in which the Permitted Holder shall have a beneficial ownership in the aggregate of at least 50.1% of the aggregate voting power of all Capital Stock of the resulting, surviving or transferee entity.

“Closing Fee” has the meaning specified therefor in Section 2.06(a).

“Code” means the New York Uniform Commercial Code, as in effect from time to time; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to Collateral Agent’s Liens on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies.

“Collateral” means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person as security for all or any part of the Obligations.

“Collateral Agent” has the meaning specified therefor in the preamble hereto.

“Collateral Agent Advances” has the meaning specified therefor in Section 10.08(a).

“Collection Account” and “Collection Accounts” have the meanings specified therefor in Section 8.01(a).

 “Commitment” means, with respect to each Lender, the commitment of such Lender to make its portion of the Term Loan to the Borrower in the amount set forth in Schedule T-1 hereto, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Subsidiaries for such period, minus the aggregate amount of cash and non-cash non-recurring income and gains of such Person and its Subsidiaries for such period to the extent included in determining Consolidated Net Income of such Person and its Subsidiaries for such period, plus (i) without duplication, the sum of the following amounts of such Person and its Subsidiaries for such period and to the extent deducted in determining Consolidated Net Income of such Person and its Subsidiaries for such period:  (A) Consolidated Net Interest Expense, (B) income tax expense, (C) depreciation expense, (D) amortization expense, (E) cash and non-cash non-recurring expenses and charges, and (F) all fees, expenses or charges incident to the Acquisition (but exclusive of all fees, expenses or charges arising from any Indebtedness of such Person or its Subsidiaries to the extent included in clause (A) of this definition) in an aggregate amount not to exceed $3,000,000.

“Consolidated Funded Indebtedness” means, with respect to any Person at any date, all Indebtedness of such Person, determined on a consolidated basis in accordance with GAAP, which by its terms matures more than one year after the date of calculation, and any such Indebtedness maturing within one year from such date which is renewable or extendable at the option of such Person to a date more than one year from such date, including, in any event, but without duplication, with respect to the Borrower and its Subsidiaries, the amount of their Capital Lease Obligations, but excluding, with respect to the Borrower and its Subsidiaries, (i) Indebtedness to the extent permitted by clauses (g) and (h) of the definition of “Permitted Indebtedness”, (ii) Indebtedness of Borrower and the other Loan Parties for Earnout Consideration, and (iii) Indebtedness of Borrower and its Subsidiaries constituting Indebtedness of a type described in clauses (viii), (ix), (x) or (xi) of the definition of Indebtedness.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP, but excluding from the determination of Consolidated Net Income (without duplication) (a) any non-cash extraordinary or non-recurring gains or losses or non-cash gains or losses from Dispositions, (b) restructuring charges, (c) effects of discontinued operations, (d) non-cash interest, and (e) any tax refunds, net operating losses or other net tax benefits.

“Consolidated Net Interest Expense” means, with respect to any Person for any period, gross interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP (including, without limitation, interest expense paid to Affiliates of such Person and the amortization of fees payable in connection with financing incurred to consummate the Acquisition (including, without limitation, any fees or expenses payable to the Agents or Lenders hereunder or pursuant to the commitment letter related hereto) or Indebtedness constituting Permitted Indebtedness hereunder), less (i) the sum of (A) interest income for such period and (B) gains for such period on Hedging Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (ii) the sum of (A) losses for such period on Hedging Agreements (to the extent not included in such gross interest expense) and (B) the upfront costs or fees for such period associated with Hedging Agreements (to the extent not included in such gross interest expense), in each case, determined on a consolidated basis and in accordance with GAAP.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the ”primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (iii) any obligation of such Person, whether or not contingent, (A) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include any product warranties extended in the ordinary course of business.  The amount of any Contingent Obligation shall (subject to any limitation set forth therein) be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Borrower on the Effective Date, and (b) any individual who becomes a member of the Board of Directors after the Effective Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors.

“Control Agreement” means a control agreement, in form and substance satisfactory to the Collateral Agent, executed and delivered by the Borrower or one of its Subsidiaries, Collateral Agent and the applicable securities intermediary (as that term is defined in the Code), with respect to a securities account (as that term is defined in the Code) maintained by such securities intermediary located in the United States, or a bank (as that term is defined in the Code), with respect to a deposit account (as that term is defined in the Code) maintained by a branch of such bank located in the United States, the execution of which control agreement results in the perfection of the Collateral Agent’s Lien on such deposit account or securities account, as the case may be, to secure the Obligations.

“CPC/KL Holdings” means CPC/KL Holdings, LLC, a Delaware limited liability company.

“Current Value” has the meaning specified therefor in Section 7.01(o).

“December 2004 Dividend” means that certain cash dividend of $0.30 per common share of the Borrower’s common stock, declared by the Board of Directors of Borrower on November 3, 2004 and paid on December 3, 2004 to shareholders of record as of November 19, 2004, in an aggregate amount not to exceed $6,250,000.

“Default” means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Disposition” means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person.

“Dollar,” “Dollars” and the symbol “$” each means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Borrower that is not a CFC.

“Domestic Unrestricted Cash” means, as of any date of determination, the amount of Unrestricted Cash of the Borrower and its Domestic Subsidiaries that is subject to a Control Agreement and that is either on deposit in a deposit account (as that term is defined in the Code) with a branch office of a bank located in the United States, or in a securities account (as such term is defined in the Code) with a securities intermediary located within the United States, or any combination thereof.

“Dollar Equivalent Amount” means, as of any date of determination with respect to any amount of money denominated in a currency other than Dollars, the amount of such money converted into Dollars at the foreign currency exchange rate for such currency into Dollars as reasonably determined by Administrative Agent to be in effect on such date.

“Earnout Consideration” means the “Earnout Consideration” as defined in the Acquisition Agreement as in effect on the date hereof (without giving effect to any amendment or other modification thereof after the Effective Date, except to the extent expressly consented to by the Required Lenders).

“Earnout Sellers” means, collectively, the “Deferred Payout Sellers” as defined in the Acquisition Agreement as in effect on the date hereof (without giving effect to any amendment or other modification thereof after the Effective Date, except to the extent expressly consented to by the Required Lenders or those permitted by Section 7.02(r)).

“Earnout Sellers Agent” means California KL Holdings, Inc., a California corporation, as agent for the Earnout Sellers.

“Earnout Sellers Lien” means the Lien in favor of the Earnout Sellers under the Earnout Security Documents, which Lien shall at all times be junior in priority to the Liens in favor of the Collateral Agent securing the Obligations.

“Earnout Security Documents” means, collectively, the Guaranty and the Subordinated Security Agreement, each dated as of the Effective Date, executed by the Loan Parties in favor of Earnout Sellers Agent for the benefit of the Earnout Sellers as security for the Loan Parties’ obligations with respect to payment of the Earnout Consideration, and any other agreement, instrument, and other document executed and delivered pursuant thereto or related to such security interests, in each case as in effect on the date hereof (without giving effect to any amendment or other modification thereof after the Effective Date).

“EDA” means the New Jersey Economic Development Authority, a public body corporate and politic constituting an instrumentality of the State of New Jersey.

“EDA Bondholders” means, collectively, the holders of EDA Bonds.

“EDA Bonds” means, collectively, Variable/Fixed Rate Economic Development Bonds (Russell Berrie – 1983 Project) issued pursuant to the EDA Bond Indenture.

“EDA Bond Indenture” means that certain Indenture of Trust dated as of December 1, 1983 by the EDA and the EDA Bond Trustee with respect to the EDA Bonds.

“EDA Bond Trustee” means Deutsche Bank Trust Company Americas, as successor trustee to Bankers Trust Company under the EDA Bond Indenture.

“EDA Borrower” means the Estate of Russell Berrie.

“EDA Documents” means, collectively, the EDA Loan Guarantee, the EDA Standby L/C Reimbursement Agreement and the EDA Financing Statements.

“EDA Financing Statements” means (i) that certain financing statement naming the Borrower as debtor and EDA Standby L/C Issuer as secured party, filed on February 17, 2000 in the UCC Section, Department of Treasury of the State of New Jersey under file number 1957259, and (ii) that certain financing statement naming the Borrower as debtor and EDA Bond Trustee as secured party, filed on December 10, 2004 in the UCC Section, Department of Treasury of the State of New Jersey under file number 22713766.

“EDA Loan Agreement” means that certain Loan Agreement dated as of December 1, 1983 between EDA and EDA Borrower.

“EDA Loan Guarantee” means that certain Guarantee dated as of December 1, 1983, as amended through the Effective Date (without giving effect to any amendment or other modification thereof after the Effective Date, except to the extent expressly consented to by the Required Lenders), by the Borrower in favor of the EDA, the EDA Bond Trustee and EDA Bondholders, purporting to guaranty the obligations of EDA Borrower under the EDA Loan Agreement.

“EDA Lien” means the security interest granted by the Borrower in favor of the EDA Bond Trustee and the EDA Standby L/C Issuer on accounts receivable and inventory of the Borrower to secure its obligations under the EDA Loan Guarantee and the EDA Standby L/C Reimbursement Agreement.

“EDA Standby L/C Issuer” means The Bank of New York.

“EDA Standby L/C” means that certain Letter of Credit dated March 25, 1994, as amended as the Effective Date (without giving effect to any amendment or other modification thereof after the Effective Date, except to the extent expressly consented to by the Required Lenders and except for Non-Materially Adverse Amendments), issued by the EDA Standby L/C Issuer for the account of the Borrower in a maximum amount available to be drawn thereunder of $7,388.356.16.

“EDA Standby L/C Reimbursement Agreement” means that certain Amended and Restated Letter of Credit Reimbursement Agreement dated as of March 25, 1994, as amended through the Effective Date (without giving effect to any amendment or other modification thereof after the Effective Date, except to the extent expressly consented to by the Required Lenders) between the EDA Standby L/C Issuer and the Borrower.

“Effective Date” means the date, which all of the conditions precedent set forth in Section 5.01 are first satisfied or waived by the Agents and the Lenders and the Term Loan is advanced to the Borrower.

“Employee Plan” means an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained (or that was maintained at any time during the six (6) calendar years preceding the date of any borrowing hereunder) for employees of any Loan Party or any of its ERISA Affiliates.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Governmental Authority involving violations of Environmental Laws or Releases of Hazardous Materials (i) from any assets, properties or businesses of any Loan Party or any of its Subsidiaries or any predecessor in interest; (ii) from adjoining properties or businesses; or (iii) onto any facilities which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries or any predecessor in interest.

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as such laws may be amended or otherwise modified from time to time, and any other present or future federal, state, local or foreign statute, ordinance, rule, regulation, order, judgment, decree, permit, license or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment or other government restrictions relating to the protection of the environment or the release, emission, deposit, discharge, leaching, migration or spill of any Hazardous Materials into the environment.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any environmental condition or a Release of Hazardous Materials from or onto (i) any property currently or formerly owned by any Loan Party or any of its Subsidiaries or (ii) any facility which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time.  References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a “controlled group” within the meaning of Sections 414(b), (c), (m) and (o) of the IRC.

“Event of Default” means any of the events set forth in Section 9.01.

“Excess Cash Flow” means, with respect to any Person for any period, (i) Consolidated Net Income of such Person and its Subsidiaries for such period, plus (ii) all non-cash items of such Person and its Subsidiaries deducted in determining Consolidated Net Income for such period, less (iii) the sum of (A) all non-cash items of such Person and its Subsidiaries included in determining Consolidated Net Income for such period, (B) all scheduled and mandatory cash principal payments on the Term Loan made during such period, and all scheduled cash principal payments on other Indebtedness of such Person or any of its Subsidiaries during such period to the extent such other Indebtedness is permitted to be incurred, and such payments are not prohibited to be made, under this Agreement, (C) the cash portion of Capital Expenditures made by such Person and its Subsidiaries during such period to the extent permitted to be made under this Agreement, (D) cash dividends paid by the Borrower, but only to the extent permitted by Section 7.02(h), (E) the excess, if any, of Working Investment at the end of such period over Working Investment at the beginning of such period (or minus the excess, if any, of Working Investment at the beginning of such period over Working Investment at the end of such period) and (F) the amount of optional cash principal prepayments made by the Borrower pursuant to Section 2.05(b) during such period and optional cash principal prepayments on Indebtedness of such Person or any of its Subsidiaries made during such period to the extent such other Indebtedness is permitted to be incurred, and such optional prepayments are not prohibited to be made, under the Loan Documents.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exempt Foreign Disposition” means a sale for consideration consisting entirely of cash, of (i) that certain real property and improvements thereon owned in fee by Russ Berrie (U.K.) Limited and located at 40 Oriana Way, Nursling Industrial Estate, Southhampton, United Kingdom, or (ii) that certain real property and improvements thereon beneficially owned by Tri Russ International (Hong Kong) Limited and located at Fifth and Sixth Floors of Block C and Space Nos. 20, 21, and 22 on the First Floor of Block B of Sea View Estate, No. 8 Watson Road, North Point, Hong Kong.

“Existing CapitalSource Facility” means, collectively, that certain Note and Equity Purchase Agreement dated as of March 15, 2002, entered into by and among CPC/KL Holdings, Kids Line and CapitalSource, as amended by that certain First Amendment dated as of January 1, 2004, and any and all other documents executed in connection therewith.

“Existing Credit Facility” means that certain Revolving Credit Agreement dated as of March 15, 2002 by and among CPC/KL Holdings and Kids Line.

“Existing GECC Facility” means, collectively, that certain Credit Agreement dated as of March 15, 2002, entered into and among CPC/KL Holdings, as borrower, Kids Line, as a credit party, and GE Capital, as a lender and as agent for the lenders, as amended by that certain First Amendment dated as of January 1, 2003 and that certain Second Amendment dated as of December 31, 2003, and any and all other documents executed in connection therewith.

“Existing Kids Line, Inc. Guaranty” means that certain guaranty executed by Kids Line in favor of Kids Line, Inc., a California corporation (now known as California KL Holdings, Inc.), purporting to guaranty the obligations of CPC/KL Holdings to Kids Line, Inc. under that certain Junior Subordinated Promissory Note dated March 15, 2002, an 18% undivided interest in which was subsequently assigned to Greif & Co.

“Existing Lenders” means the lenders party to the Existing Credit Facility.

“Extraordinary Receipts” means any cash received by the Borrower or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds of Dispositions or Indebtedness), including, without limitation, (i) foreign, United States, state or local tax refunds, (ii) pension plan reversions, (iii) proceeds of insurance, (iv) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (v) condemnation awards (and payments in lieu thereof), (vi) indemnity payments (but excluding therefrom such portion of any indemnity payments equal to cash payments actually made by the Borrower or any of its Subsidiaries to Persons other than the Borrower or any of its Subsidiaries or Affiliates, but only to the extent paid in respect of bona fide liabilities owing to such Person), and (vii) any purchase price adjustment received in connection with the Acquisition Agreement or any other purchase agreement.

“Facility” means that certain parcel of real property located at 2305 Breton Industrial Park Drive S.E., Kentwood, Michigan 49508, including, without limitation, all buildings and other improvements thereon, all fixtures located at or used in connection with such facility, all whether now or hereafter existing.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Field Survey and Audit” means a field survey and audit of the Loan Parties and an appraisal of the Collateral performed by auditors, examiners and/or appraisers selected by the Collateral Agent, at the sole cost and expense of the Borrower.

“Final Maturity Date” means November 14, 2007, or such earlier date on which the Term Loan shall become due and payable in accordance with the terms of this Agreement and the other Loan Documents.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31 of each year.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any fiscal quarter, the ratio of (i) the 25% of TTM EBITDA of such Person and its Subsidiaries as of the last day of such fiscal quarter, less Capital Expenditures made by such Person and its Subsidiaries for such fiscal quarter, to (ii) the sum of (A) all principal of Indebtedness of such Person and its Subsidiaries scheduled to be paid or prepaid during such fiscal quarter, plus (B) Consolidated Net Interest Expense of such Person and its Subsidiaries for such fiscal quarter, plus (C) all income tax liabilities of such Person and its Subsidiaries that accrued during such fiscal quarter, to the extent that the amount of such liabilities is greater than zero.  In determining the Fixed Charge Coverage Ratio for a particular period, the calculation of the income tax liabilities of such Person and its Subsidiaries described in clause (ii)(C) of the immediately preceding sentence shall be made without giving effect to any tax refunds, net operating losses or other net tax benefits that were received during such period on account of any prior periods.

“Foreign Unrestricted Cash” means as of any date of determination and with respect to a Subsidiary of the Borrower which is a CFC, all Unrestricted Cash of such Subsidiary.

“Funded Debt Ratio” means, as of any date of determination, the ratio of (i) the Consolidated Funded Indebtedness of the Borrower and its Subsidiaries as of such date, to (ii) TTM EBITDA of the Borrower and its Subsidiaries as of such date.

“Funding Losses” has the meaning specified therefore in Section 2.04(c)(ii)(B).

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, provided that for the purpose of Section 7.03 hereof and the definitions used therein, “GAAP” shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the Borrower Financial Statements, provided, further, that if there occurs after the date of this Agreement any change in GAAP that affects in any respect the calculation of any covenant contained in Section 7.03 hereof, the Collateral Agent and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 7.03 hereof shall be calculated as if no such change in GAAP has occurred.

“GE Capital” means General Electric Capital Corporation, a Delaware corporation.

“Governmental Authority” means any nation or government, any Federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranteed Obligations” has the meaning specified therefor in Section 11.01.

“Guarantor” (i) has the meaning specified therefor in the preamble to this Agreement, and (ii) means each other Person which guarantees, pursuant to Section 7.01(b) or otherwise, all or any part of the Obligations.

“Guaranty” means (i) the guaranty of each Guarantor party hereto contained in Article XI hereof, and (ii) each guaranty substantially in the form of Exhibit G-1, made by any other Guarantor in favor of the Collateral Agent for the benefit of the Lenders pursuant to Section 7.01(b) or otherwise.

“Hazardous Materials” means (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws or that is likely to cause immediately, or at some future time, harm to or have an adverse effect on, the environment or risk to human health or safety, including, without limitation, any pollutant, contaminant, waste, hazardous waste or toxic substance which is defined or identified in any Environmental Law and which is present in the environment in such quantity or state that it contravenes any Environmental Law; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including, without limitation, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any asbestos-containing materials and hazardous substances listed or classified as such under Environmental Laws.

“Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Hedging Agreement Counterparty Deposit Account” means any deposit account (or comparable account in the case of foreign situated accounts) maintained by any financial institution identified in items 1 through 9 of Schedule 7.02(b) which both (i) maintains such deposit account or other comparable foreign account and (ii) is a counterparty to Hedging Agreements with the Borrower or any of its Subsidiaries pursuant to the financing facilities so described in Schedule 7.02(b).

“Highest Lawful Rate” means, with respect to any Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended and in effect on the Effective Date.

“Inactive Subsidiary” means RBCACQ, Inc., a California corporation, Fluf N’ Stuf, Inc., a Pennsylvania corporation, RBTACQ, Inc., an Ohio corporation, and P/F Done, Inc., a Pennsylvania corporation.

“Indebtedness” means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person’s business and not outstanding for more than 90 days after the date such payable was created); (iii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (iv) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (v) all Capitalized Lease Obligations of such Person; (vi) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (vii) all obligations and liabilities, calculated in accordance with GAAP and accepted practice, of such Person under Hedging Agreements; (viii) all Contingent Obligations of such Person; (ix) liabilities incurred under Title IV of ERISA with respect to any plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained for employees of such Person or any of its ERISA Affiliates; (x) withdrawal liability incurred under ERISA by such Person or any of its ERISA Affiliates with respect to any Multiemployer Plan; (xi) all other items which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person; and (xii) all obligations referred to in clauses (i) through (xi) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, with the amount of Indebtedness under this clause (xii) being deemed equal to the fair market value of all property subject to such Liens, as reasonably determined by Collateral Agent.  The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer.

“Indemnified Matters” has the meaning specified therefor in Section 12.15.

“Indemnitees” has the meaning specified therefor in Section 12.15.

“Infant Line TTM EBITDA” means, as of any date of determination, the sum of (i) TTM EBITDA of Sassy as of such date, and (ii) TTM EBITDA of Kids Line as of such date.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intercompany Subordination Agreement” means the Intercompany Subordination Agreement, dated as of the Effective Date, duly executed by each of the Loan Parties, substantially in the form of Exhibit I-1.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan and ending 1, 2, 3 or 6 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, 3 or 6 months after the date on which the Interest Period began, as applicable, and (e) Borrower may not elect an Interest Period which will end after the Final Maturity Date.

 “IRC” means the Internal Revenue Code of 1986, as amended (or any successor statute thereto) and the regulations thereunder.

“Inventory” means all of each of the Loan Parties’ now owned and/or hereafter acquired right, title, and interest with respect to inventory as defined in the Code.

“Kids Line” has the meaning specified therefor in the recitals hereto.

“Kids Line Financial Statements” means (i) the audited consolidated balance sheet of the Kids Line and its Subsidiaries for the Fiscal Year ended December 31, 2003, and the related consolidated statement of operations, shareholders’ equity and cash flows for the Fiscal Year then ended, and (ii) the unaudited consolidated balance sheet of the Kids Line and its Subsidiaries for the ten months ended October 31, 2004, and the related consolidated statement of operations, shareholder’s equity and cash flows for the ten months then ended.

“Lease” means any lease of real property to which any Loan Party or any of its Subsidiaries is a party as lessor or lessee.

“Lender” has the meaning specified therefor in the preamble hereto.

“Liabilities” has the meaning specified therefor in Section 2.07.

“LIBOR Deadline” has the meaning set forth in Section 2.04(c)(ii)(A).

“LIBOR Notice” means a written notice in the form of Exhibit L-1.

“LIBOR Option” has the meaning specified therefor in Section 2.04(c)(i).

“LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Administrative Agent (rounded upwards, if necessary, to the next 1/16%) by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage.  The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“LIBOR Rate Loan” means each portion of the Term Loan that bears interest at a rate determined by reference to the LIBOR Rate.

 “Lien” means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any right of setoff, right of recoupment, conditional sale or title retention arrangement, any Capitalized Lease and any collateral assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

“Loan Account” means an account maintained hereunder by the Administrative Agent on its books of account at the Payment Office, and with respect to the Borrower, in which the Borrower will be charged with the Term Loan made to, and all other Obligations incurred by, the Borrower.

“Loan Document” means this Agreement, any Guaranty, any Security Agreement, any Mortgage, any Intercompany Subordination Agreement, the Seller Subordination Agreement, the Backup Letter of Credit, any UCC Filing Authorization Letter and any other agreement, instrument, and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing the Term Loan, or any other Obligation.

“Loan Party” means the Borrower and/or any Guarantor.

“Loan Servicing Fee” has the meaning specified therefor in Section 2.06(d).

“Lockbox Bank” has the meaning specified therefor in Section 8.01(a).

“Lockboxes” has the meaning specified therefor in Section 8.01(a).

“Material Adverse Effect” means a material adverse effect on any of (i) the operations, business, assets, liabilities, properties or condition (financial or otherwise) of (A) the Loan Parties and their Subsidiaries (other than Kids Line and its Subsidiaries and Sassy and its Subsidiaries) taken as a whole, (B) Kids Line and its Subsidiaries, taken as a whole, or (C) Sassy and its Subsidiaries, taken as a whole, (ii) the ability of any Loan Party to perform any of its obligations under any Loan Document to which it is a party, (iii) the legality, validity or enforceability of this Agreement or any other Loan Document, (iv) the rights and remedies of any Agent or any Lender under any Loan Document, or (v) the validity, perfection or priority of a Lien in favor of the Collateral Agent for the benefit of the Lenders on any material portion of the Collateral.

“Material Contract” means, with respect to any Person, (i) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $250,000 or more (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days notice without penalty or premium) and (ii) the Acquisition Documents, and (iii) all other contracts or agreements material to the business, operations, condition (financial or otherwise), or properties of such Person or such Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means a mortgage, deed of trust or deed to secure debt, in form and substance satisfactory to the Collateral Agent, made by a Loan Party in favor of the Collateral Agent for the benefit of the Lenders, securing the Obligations and delivered to the Collateral Agent pursuant to the provisions hereof or otherwise.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any of its ERISA Affiliates has contributed to, or has been obligated to contribute, at any time during the preceding six (6) years.

“Net Cash Proceeds” means, (i) with respect to any Disposition by any Person or any of its Subsidiaries, the amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (A) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition (other than Indebtedness under this Agreement), (B) reasonable and customary expenses, fees and commissions (including, without limitation, those of attorneys, accountants and other professionals) related thereto incurred by such Person or such Subsidiary in connection therewith, (C) transfer taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith, and (D) net income taxes to be paid in connection with such Disposition (after taking into account any tax credits or deductions and any tax sharing arrangements) and (ii) with respect to the issuance or incurrence of any Indebtedness by any Person or any of its Subsidiaries, or the sale or issuance by any Person or any of its Subsidiaries of any shares of its Capital Stock, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary in connection therewith, after deducting therefrom only (A) reasonable and customary expenses, fees, commissions (including, without limitation, those of attorneys, accountants and other professionals) and underwriters discounts related thereto incurred by such Person or such Subsidiary in connection therewith, (B) transfer taxes paid by such Person or such Subsidiary in connection therewith and (C) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements); in each case of clause (i) and (ii) to the extent, but only to the extent, that the amounts so deducted are (x) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (y) properly attributable to such transaction or to the asset that is the subject thereof.

“Non-Materially Adverse Amendment” means, as to any specified agreement or other document, any amendment or other modification to such agreement or document which would not be materially adverse to the rights and interests of the Lenders and Agents, provided that not less than 7 Business Days before the effectiveness of such amendment or modification, Borrower shall have furnished written notice to the Administrative Agent of such proposed amendment or modification, and Administrative Agent shall not have objected to such amendment or modification prior to the effectiveness thereof.

“Obligations” means all present and future indebtedness, obligations, and liabilities of each Loan Party to the Agents and the Lenders, or any of them, under the Loan Documents, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 9.01.  Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (a) the obligation (irrespective of whether a claim therefor is allowed in any Insolvency Proceeding) to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, and (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that any Agent or any Lender (in its sole discretion) may elect to pay or advance on behalf of such Person.

“Operating Lease Obligations” means all obligations for the payment of rent for any real or personal property under leases or agreements to lease, other than Capitalized Lease Obligations.

“Other Material Contracts” means the Material Contracts other than Acquisition Documents, the Earnout Security Documents, the EDA Documents, and the Backup Letter of Credit Reimbursement Agreement.

“Other Taxes” has the meaning specified therefor in Section 2.08(a)(iii).

“Participant Register” has the meaning specified therefor in Section 12.07(b)(v).

“Payment Office” means the Administrative Agent’s office located at 299 Park Avenue, 23rd Floor, New York, New York 10171, or at such other office or offices of the Administrative Agent as may be designated in writing from time to time by the Administrative Agent to the Collateral Agent and the Borrower.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permits” has the meaning specified therefor in Section 6.01(n).

“Permitted Dispositions” means (a) sales or other dispositions of Inventory to buyers in the ordinary course of business, (b) sales or other dispositions of obsolete or worn-out equipment in the ordinary course of business, (c) sales or other dispositions of other property or assets for cash in an aggregate amount not less than the fair market value of such property or assets, provided that the Net Cash Proceeds of such Dispositions in the case of clauses (b) and (c)

do not exceed $200,000 in the aggregate in any twelve-month period, (d) the use or transfer of money or Cash and Cash Equivalents by the Borrower and its Subsidiaries in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (e) the licensing by the Borrower and its Subsidiaries, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, (f) the granting of leases or subleases to other Persons not materially interfering with the conduct of business of any of the Loan Parties, and (g) any Exempt Foreign Disposition.

“Permitted Holder” means (i) Angelica Berrie, (ii) any lineal descendant of Russell Berrie, (iii) the Estate of Russell Berrie, (iv) The Russell Berrie 2002A Trust, (v) The Russell Berrie 2002 Annuity Trust, (vi) The Russell Berrie Foundation, a New Jersey nonprofit corporation, (vii) any trust created pursuant to the terms of the instruments governing or creating any of the Persons referred to in clause (iii) (iv), (v) or (vi), and (viii) any fiduciary of any of the Persons referred to in clause (iii) (iv), (v) or (vi).

“Permitted Indebtedness” means:

(a)                                  any Indebtedness owing to any Agent and any Lender under this Agreement and the other Loan Documents;

(b)                                 Indebtedness listed on Schedule 7.02(b), and the extension of maturity, refinancing or modification of the terms thereof; provided, however, that (i) such extension, refinancing or modification is pursuant to material terms that are not less favorable to the Loan Parties and the Lenders than the material terms of the Indebtedness being extended, refinanced or modified and (ii) after giving effect to such extension, refinancing or modification, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification plus accrued interest thereon and the fees and premiums incurred in connection with the extension, refinancing, or modification;

(c)                                  Indebtedness evidenced by Capitalized Lease Obligations entered into in order to finance Capital Expenditures made by the Loan Parties in accordance with the provisions of Section 7.02(g), which Indebtedness, when aggregated with the principal amount of all other Indebtedness incurred under this clause (c) and clause (d) of this definition, does not exceed $5,000,000 at any time outstanding;

(d)                                 purchase money Indebtedness incurred to enable a Loan Party to acquire equipment in the ordinary course of its business, which Indebtedness, when aggregated with the principal amount of all other Indebtedness incurred under this clause (d) and clause (c) of this definition, does not exceed $5,000,000 at any time outstanding;

(e)                                  Indebtedness permitted under Section 7.02(e);

(f)                                    Indebtedness of the Borrower or any of its Subsidiaries under any Hedging Agreement so long as such Hedging Agreements are used solely as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market operations and not as a means to speculate for investment purposes on trends and shifts in financial or commodities markets;

(g)                                 Indebtedness of the Borrower or any of its Subsidiaries in respect of commercial letters of credit from time to time issued for the account of the Borrower or any of its Subsidiaries and for the benefit of vendors for the payment of Borrower’s or such Subsidiary’s purchases of inventory from such vendors, so long as such Indebtedness is unsecured or secured only by a Lien constituting a Permitted Lien under clause (n) of the definition of Permitted Lien, which Indebtedness, when aggregated with Indebtedness in respect of commercial and standby letters of credit specified in Schedule 7.02(b), does not exceed $10,000,000 at any time available to be drawn, or subject to reimbursement obligations;

(h)                                 Indebtedness of the Borrower owing to the Backup Letter of Credit Issuer under the Backup Letter of Credit Reimbursement Agreement (without giving effect to any amendment or other modification thereof after the Effective Date, except to the extent expressly consented to by the Required Lenders and except for Non-Materially Adverse Amendments) in a principal amount not to exceed the lesser of (i) the aggregate amount available to be drawn under the Backup Letter of Credit, or (ii) $10,000,000;

(i)                                     Indebtedness of the Borrower under the EDA Bond Loan Guarantee;

(j)                                     Indebtedness of the Borrower under the EDA Standby L/C Reimbursement Agreement; and

(k)                                  Subordinated Debt.

“Permitted Investments” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States, in each case, maturing within six months from the date of acquisition thereof; (ii) commercial paper, maturing not more than 12 months after the date of issue rated P-1 by Moody’s or A-1 by Standard & Poor’s; (iii) certificates of deposit maturing not more than one year after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (iv) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with banks included in the commercial banking institutions described in clause (iii) above and which are secured by marketable direct obligations of the United States Government or any agency thereof, (v) money market accounts maintained with mutual funds incorporated or organized under the laws of a jurisdiction of the United States and having assets in excess of $2,500,000,000; and (vi) tax exempt securities of issuers organized under the laws of a jurisdiction of the United States and rated A or better by Moody’s or A+ or better by Standard & Poor’s.

“Permitted Liens” means:

(a)                                  Liens securing the Obligations;

(b)                                 Liens for taxes, assessments and governmental charges the payment of which is not required under Section 7.01(c);

(c)                                  Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(d)                                 Liens described on Schedule 7.02(a), but not the extension of coverage thereof to other property or assets;

(e)                                  Liens arising under Capital Leases or securing purchase money Indebtedness permitted under the definition of Permitted Indebtedness; provided, however, that (A) no such Lien shall extend to or cover any other property of any Loan Party or any of its Subsidiaries, and (B) the principal amount of the Indebtedness secured by any such Lien shall not exceed the lesser of 100% of the fair market value or the cost of the property so held or acquired;

(f)                                    deposits and pledges of cash securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money), statutory obligations and similar obligations, or (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are incurred or otherwise arise in the ordinary course of business and secure obligations not past due;

(g)                                 easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person’s business;

(h)                                 leases or subleases granted to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;

(i)                                     precautionary UCC financing statement filings regarding operating leases;

(j)                                     Liens arising out of the existence of judgments or awards not giving rise to an Event of Default;

(k)                                  statutory and common law landlords’ liens under leases to which the Borrower or any of its Subsidiaries is a party;

(l)                                     the Backup Letter of Credit Lien, but only to the extent that the cash balance of the deposit account subject to the Backup Letter of Credit Lien does not exceed the lesser of (i) 110% of the aggregate amount from time to time available to be drawn under the Backup Letter of Credit, or (ii) $11,000,000;

(m)                               the EDA Lien, but only to the extent securing Borrower’s obligations under the EDA Loan Guarantee and the EDA Standby L/C Reimbursement Agreement in a combined amount not exceeding $2,000,000;

(n)                                 security interests granted in favor of issuers of commercial letters of credit described in clause (g) of the definition of Indebtedness on deposit accounts of the Borrower or its Subsidiaries, solely to secure Borrower’s or such Subsidiary’s obligations in respect of such commercial letters of credit, but only to the extent that the aggregate cash balances of such deposit accounts shall not exceed $10,000,000;

(o)                                 Liens on deposit accounts (or comparable accounts in the case of foreign situated accounts) granted or arising in the ordinary course of business in favor of depositary banks maintaining such deposit accounts or other comparable foreign accounts solely to secure customary account fees and charges payable in respect of such deposit accounts or other comparable foreign accounts and overdrafts;

(p)                                 Liens in favor of custom brokers for taxes, assessments and governmental charges the payment of which is not required under Section 7.01(c) payable in connection with the importation of inventory in the ordinary course of business of the Borrower and its Subsidiaries;

(q)                                 the Earnout Sellers Lien;

(r)                                    only during the one year period commencing on the Effective Date, Liens on Hedging Agreement Counterparty Deposit Accounts, to secure the obligations of such Person such Hedging Agreements entered into with the depositary bank; and

(s)                                  Liens securing refinancing Indebtedness permitted to be incurred hereunder; provided, that such Liens do not extend to any property or assets other than the property or assets that served as collateral for the refinanced Indebtedness.

“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

 “Post-Default Rate” means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus 2.0 percentage points, or, if a rate of interest is not otherwise in effect, interest at the highest rate specified herein for the Term Loan prior to the Event of Default plus 2.0 percentage points.

“Prior Backup Letter of Credit” has the meaning specified therefor in Section 2.09(b).

“property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Pro Rata Share” means:

(a)                                  with respect to a Lender’s obligation to make the Term Loan and right to receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Commitment, by (ii) the Total Commitment, provided that if the Total Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s portion of the Term Loan and the denominator shall be the aggregate unpaid principal amount of the Term Loan, and

(b)                                 with respect to all other matters (including, without limitation, the indemnification obligations arising under Section 10.05), the percentage obtained by dividing (i) the unpaid principal amount of such Lender’s portion of the Term Loan, by (ii) the aggregate unpaid principal amount of the Term Loan.

“Purchase Price” means, with respect to any acquisition, an amount equal to the sum of (i) the aggregate consideration, whether cash, property or securities (including, without limitation, the fair market value of any Capital Stock of any Loan Party or its Subsidiaries issued in connection with such Acquisition), paid or delivered by a Loan Party or its Subsidiaries in connection with such Acquisition, plus (ii) the aggregate amount of liabilities of the acquired business (net of current assets of the acquired business) that would be reflected on a balance sheet (if such were to be prepared) of the Borrower and its Subsidiaries after giving effect to such Acquisition.

“Qualified Cash” means, as of any date of determination, the sum of (i) Domestic Unrestricted Cash, (ii) Foreign Unrestricted Cash, and (iii) the maximum amount available to be drawn, as of such date of determination, under the Backup Letter of Credit; provided, however, without limiting the generality of the foregoing and notwithstanding any other provision contained herein, Qualified Cash shall in no event include any cash, cash on deposit, deposit account, security account or other property in any way securing the reimbursement and other obligations of the Borrower or its Subsidiaries with respect to the Backup Letter of Credit; provided, further, that notwithstanding any other provision contained herein to the contrary, (i) for the 120 day period commencing on the Effective Date, Qualified Cash may include cash in an amount not to exceed $5,000,000 deposited in deposit accounts and subject to a Lien otherwise qualifying as a Permitted Lien under clause (n) of the definition of Permitted Liens, and (ii) for the one year period commencing on the Effective Date, Qualified Cash shall include, for each Hedging Agreement Counterparty Deposit Account maintained with a financial institution, the amount of (A) Cash and Cash Equivalents of the Borrower or any of its Subsidiaries held in all such Hedging Agreement Counterparty Deposit Accounts, less (B) 30% of the notional amount of all Hedging Agreements of such Person in effect with the financial institution maintaining such Hedging Agreement Counterparty Deposit Account.

“Rating Agencies” has the meaning specified therefor in Section 2.07.

“Reference Bank” means JPMorgan Chase Bank, its successors or any other commercial bank used by Administrative Agent in the ordinary course of business as a basis for determining interest rates for loans and designated by the Administrative Agent to the Borrower from time to time.

“Reference Rate” means the rate of interest publicly announced by the Reference Bank in New York, New York from time to time as its reference rate, base rate or prime rate; provided, however, that the Reference Rate shall be subject to a minimum rate of four and three-quarters percentage points per annum (4.75% p.a.), and, accordingly, to the extent that the Reference Rate on any day would be less than the foregoing minimum rate, the Reference Rate hereunder for such day automatically shall be deemed increased to such minimum rate. The reference rate, base rate or prime rate is determined from time to time by the Reference Bank as a means of pricing some loans to its borrowers and neither is tied to any external rate of interest or index nor necessarily reflects the lowest rate of interest actually charged by the Reference Bank to any particular class or category of customers.  Subject to the minimum rate for the Reference Rate described in this definition, each change in the Reference Rate shall be effective from and including the date such change is publicly announced as being effective.

“Reference Rate Loan” means each portion of the Term Loan that bears interest at a rate determined by reference to the Reference Rate.

“Register” has the meaning specified therefor in Section 12.07(b)(ii).

“Registered Loan” has the meaning specified therefore in Section 12.07(b)(ii).

“Regulation T”, “Regulation U” and “Regulation X” mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property.

“Remedial Action” means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) any other actions authorized by 42 U.S.C. § 9601.

“Reportable Event” means an event described in Section 4043 of ERISA (other than an event not subject to the provision for 30-day notice to the PBGC under the regulations promulgated under such Section).

“Required Lenders” means Lenders whose Pro Rata Shares (calculated under clause (b) of the definition thereof) aggregate at least 51%.

“Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Russ Berrie UK” means Russ Berrie (U.K.) Limited, a corporation organized under the laws of the United Kingdom.

“Sassy” means Sassy, Inc., an Illinois corporation.

“SEC” means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

“Securitization” has the meaning specified therefor in Section 2.07.

“Securitization Parties” has the meaning specified therefor in Section 2.07.

“Security Agreement” means a Security Agreement made by a Loan Party in favor of the Collateral Agent for the benefit of the Lenders, substantially in the form of Exhibit S-1, securing the Obligations and delivered to the Collateral Agent.

“Selling Parties” means, collectively, each of the “Sellers” as defined in the Acquisition Agreement.

“Seller Subordination Agreement” means that certain Subordination Agreement dated as of the Effective Date by and among the “Deferred Payout Sellers”, as defined in the Acquisition Agreement, and the Administrative Agent, substantially in the form of Exhibit SS-1.

“Solvent” means, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“South Brunswick Property” means that certain real property located at 2520 Route 130, Cranbury (South Brunswick), New Jersey 08512, including, without limitation, all that certain warehouse space and other buildings and other improvements thereon, all fixtures located at or used in connection with such real property.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Subordinated Debt” means Indebtedness of the Borrower which is on terms and conditions (including, without limitation, payment terms, interest rates, covenants, remedies, defaults and other material terms) satisfactory to the Collateral Agent and the Required Lenders and which has been expressly subordinated in right of payment to all Indebtedness of the Borrower under the Loan Documents by the execution and delivery of a subordination agreement, in form and substance satisfactory to the Collateral Agent and the Required Lenders.

“Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (i) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which more than 50% of (A) the outstanding Capital Stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such Person, (B) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (C) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.

“Taxes” has the meaning specified therefor in Section 2.08(a).

“Term Loan” has the meaning specified therefor in Section 2.01(a).

“Term Loan Obligations” means any Obligations with respect to the Term Loan (including without limitation, the principal thereof, the interest thereon, and the fees and expenses specifically related thereto).

“Termination Event” means (i) a Reportable Event with respect to any Employee Plan, (ii) any event that causes any Loan Party or any of its ERISA Affiliates to incur liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the IRC, (iii) the filing of a notice of intent to terminate an Employee Plan or the treatment of an Employee Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings by the PBGC to terminate an Employee Plan, or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan.

“Title Insurance Policy” means a mortgagee’s loan policy, in form and substance satisfactory to the Collateral Agent, together with all endorsements made from time to time thereto, issued by or on behalf of a title insurance company satisfactory to the Collateral Agent, insuring the Lien created by a Mortgage in an amount and on terms reasonably satisfactory to the Collateral Agent, delivered to the Collateral Agent.

“Total Commitment” means $125,000,000, which amount is the sum of the amounts of the Lenders’ Commitments.

“TTM EBITDA” means, as of any date of determination and with respect to a Person, the Consolidated EBITDA of such Person and its Subsidiaries for the 12 month period most recently ended; provided, however, that for purposes of computing TTM EBITDA of the Borrower and its Subsidiaries for the one-year period following the Effective Date, Consolidated EBITDA for the Borrower and its Subsidiaries for (i) each fiscal month during the period from January 1, 2004 to November 30, 2004 shall be as set forth in Schedule C-1 hereto, and (ii) the period from December 1, 2004 through the Effective Date shall equal the amount set forth in Schedule C-1 hereto.

“UCC Filing Authorization Letter” means a letter duly executed by each Loan Party authorizing the Collateral Agent to file financing statements in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by the Security Agreement.

“Unrestricted Cash” means, as of any date of determination and with respect to a Person, the amount of unrestricted Cash and Cash Equivalents of such Person that is not subject to any Lien (other than Liens in favor of the Collateral Agent and the Earnout Sellers Lien).

“WARN” has the meaning specified therefor in Section 6.01(z).

“WFF” means Wells Fargo Foothill, Inc., to the extent a Lender hereunder.

“Working Investment” means, at any date of determination thereof, (i) the sum, for any Person and its Subsidiaries, of (A) the unpaid face amount of all Accounts Receivable of such Person and its Subsidiaries as at such date of determination, plus (B) the aggregate amount of inventory of such Person and its Subsidiaries, plus (C) the aggregate amount of prepaid expenses and other current assets of such Person and its Subsidiaries as at such date of determination, minus (ii) the sum, for such Person and its Subsidiaries, of (A) the unpaid amount of all accounts payable of such Person and its Subsidiaries as at such date of determination, plus (B) the aggregate amount of all accrued expenses of such Person and its Subsidiaries as at such date of determination (but, excluding from accounts payable and accrued expenses, the current portion of long-term debt and all accrued interest).

Section 1.02                Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, whether or not so expressly stated in each such instance.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  References in this Agreement to “determination” by any Agent include estimates honestly made by such Agent (in the case of quantitative determinations) and beliefs honestly held by such Agent (in the case of qualitative determinations).

Section 1.03                Accounting and Other Terms.  Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP.  All terms used in this Agreement which are defined in Article 8 or Article 9 of the Code and which are not otherwise defined herein shall have the same meanings herein as set forth therein.

Section 1.04                Time References.  Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day.  For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to any Agent or any Lender, such period shall in any event consist of at least one full day.

ARTICLE II

THE TERM LOAN

Section 2.01                Commitment.  (a)  Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender severally agrees to make a term loan (collectively, the “Term Loan”) to the Borrower on the Effective Date, in an aggregate principal amount equal to the amount of such Lender’s Commitment.

(b)                                 Notwithstanding the foregoing, the aggregate principal amount of the Term Loan made on the Effective Date shall not exceed the Total Commitment.  Any principal amount of the Term Loan that is repaid or prepaid may not be reborrowed.

Section 2.02                Making the Term Loan.  (a)  The Borrower shall give the Administrative Agent prior telephonic notice (immediately confirmed in writing), not later than 12:00 noon (New York City time) on the date which is 2 Business Days prior to the date of the proposed Term Loan (or such shorter period as the Administrative Agent is willing to accommodate from time to time, but in no event later than 12:00 noon (New York City time) on the borrowing date of the proposed Term Loan).  Such notice shall be irrevocable and shall specify (i) the principal amount of the proposed Term Loan, (ii) the proposed borrowing date, which must be a Business Day, and must be the Effective Date.

(b)                                 Except as otherwise provided in this Section 2.02(b), the Term Loan shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares of the Total Commitment, as the case may be, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligations to make the Term Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender’s obligation to make the Term Loan requested hereunder, and each Lender shall be obligated to make the Term Loan required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.

Section 2.03                Repayment of Term Loan; Evidence of Debt.

(a)                                  The outstanding principal of the Term Loan shall be repayable in consecutive quarterly installments, on the last day of each March, June, September and December commencing on March 31, 2005 and ending on the Final Maturity Date, consisting of (i) twelve (12) installments, each in an amount equal to $1,750,000, followed by (ii) one (1) installment, in an amount equal to $104,000,000; provided, however, that the last such installment shall be in the amount necessary to repay in full the unpaid principal amount of the Term Loan.  The outstanding principal of the Term Loan shall, in all events, be repaid in full on the Final Maturity Date.

(b)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from the Term Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)                                  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of the Term Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)                                 The entries made in the accounts maintained pursuant to subsections (b) or (c) of this Section 2.03 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Term Loan in accordance with the terms of this Agreement.

(e)                                  Any Lender may request that the Term Loan made by it be evidenced by a promissory note.  In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by the Collateral Agent and reasonably acceptable to the Borrower.  Thereafter, the Term Loan evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 12.07) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.04                Interest.

(a)                                  Term Loan.  The Term Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the making of the Term Loan until such principal amount is repaid, as follows: (i) if the relevant portion of the Term Loan is a LIBOR Rate Loan, at a rate per annum equal to the LIBOR Rate plus 7.00 percentage points, and (ii) otherwise, at a rate per annum equal to the Reference Rate plus 4.25 percentage points.

(b)                                 Default Interest.  To the extent permitted by law, upon the occurrence and during the continuance of an Event of Default, the principal of, and all accrued and unpaid interest on, the Term Loan, all fees, all indemnities, or any other Obligations of the Loan Parties under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate.

(c)                                  LIBOR Option.

(i)                                     Interest and Interest Payment Dates.  In lieu of having interest charged at the rate based upon the Reference Rate, the Borrower shall have the option (the “LIBOR Option”) to have interest on all or a portion of the Term Loan be charged at a rate of interest based upon the LIBOR Rate.  Interest on LIBOR Rate Loans shall be payable on the earliest of (A) the last day of the Interest Period applicable thereto; provided, however, that, subject to the following clauses (B) and (C), in the case of any Interest Period greater than 3 months in duration, interest shall be payable at 3 month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period, (B) the occurrence of an Event of Default in consequence of which the Required Lenders or Collateral Agent on behalf thereof elect to accelerate the maturity of all or any portion of the Obligations, or (C) termination of this Agreement pursuant to the terms hereof.  Interest at the Post-Default Rate shall be payable on demand.  On the last day of each applicable Interest Period, unless the Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to the Term Loan accruing interest based on the Reference Rate hereunder.  At any time that an Event of Default has occurred and is continuing, the Borrower no longer shall have the option to request that the Term Loan bear interest at the LIBOR Rate and Administrative Agent shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Reference Rate Loans hereunder.

(ii)                                  LIBOR Election.

(A)                              The Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Administrative Agent prior to 11:00 a.m. (New York time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”).  Notice of the Borrower’s election of the LIBOR Option for a permitted portion of the Term Loan and an Interest Period pursuant to this Section shall be made by delivery to Administrative Agent of a LIBOR Notice received by Administrative Agent before the LIBOR Deadline.  Promptly upon its receipt of each such LIBOR Notice, Administrative Agent shall provide a copy thereof to each of the Lenders.

(B)                                Each LIBOR Notice shall be irrevocable and binding on the Borrower.  In connection with each LIBOR Rate Loan, the Borrower shall indemnify, defend, and hold Administrative Agent and the Lenders harmless against any loss, cost, or expense incurred by Administrative Agent or any Lender as a result of (1) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (2) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (3) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”).  Funding Losses shall, with respect to Administrative Agent or any Lender, be deemed to equal the amount determined by Administrative Agent or such Lender to be the excess, if any, of (x) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period therefor), minus (y) the amount of interest that would accrue on such principal amount for such period at the interest rate which Administrative Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market.  A certificate of Administrative Agent or a Lender delivered to the Borrower setting forth any amount or amounts that Administrative Agent or such Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error.  Notwithstanding the foregoing, in the event that the prepayment of principal of the Term Loan, and the payment of interest on the principal so prepaid, as required by Section 2.05(c) would result in Funding Losses, then the Administrative Agent may elect, in its sole discretion, either to hold such payments in a separate non-interest bearing deposit account in the name of the Administrative Agent, for application in respect of the Term Loan on the last day of the Interest Period then in effect so as to eliminate any such Funding Losses, or to waive the application of this Section 2.04(c)(ii)(B) solely with respect to such payments, and Administrative Agent shall promptly notify Borrower of its election.

(C)                                The Borrower only may exercise the LIBOR Option for the entire amount of the outstanding Term Loan.

(iii)                               Prepayments.  The Borrower may prepay LIBOR Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Administrative Agent of proceeds of collections in accordance with Section 4.04 or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, the Borrower shall indemnify, defend, and hold Administrative

Agent and the Lenders and their participants harmless against any and all Funding Losses in accordance with subsection (ii) above.

(iv)                              Special Provisions Applicable to LIBOR Rate.

(A)                              The LIBOR Rate may be adjusted by Administrative Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate.  In any such event, the affected Lender shall give the Borrower and Administrative Agent written notice of such a determination and adjustment and Administrative Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, the Borrower may, by notice to such affected Lender (1) require such Lender to furnish to the Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (2) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under subsection (ii)(B) above).

(B)                                In the event that any change in any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give written notice of such changed circumstances to Administrative Agent and the Borrower and Administrative Agent promptly shall transmit the notice to each other Lender and (1) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to the Reference Rate Loan, and (2) the Borrower shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

(v)                                 No Requirement of Matched Funding.  Anything to the contrary contained herein notwithstanding, neither Administrative Agent, nor any Lender, nor any of their participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.  The provisions of this Section shall apply as if each Lender or its participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

(vi)                              Interest Payment in respect of Reference Rate Loans.  Interest on the Reference Rate Loan shall be payable monthly, in arrears, on the first day of each month, commencing on the first day of the month following the Effective Date and at maturity (whether upon demand, by acceleration or otherwise).  Interest at the Post-Default Rate shall be payable on demand.  The Borrower hereby authorizes the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account pursuant to Section 4.02 with the amount of any interest payment due hereunder.

(vii)                           General.  All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.

Section 2.05                Termination of Commitment; Prepayment of the Term Loan.

(a)                                  Termination of Commitment.  The Total Commitment shall terminate upon the making of the Term Loan on the Effective Date.

(b)                                 Optional Prepayment.  The Borrower may, upon at least 5 Business Days prior written notice to the Administrative Agent, prepay without penalty or premium the principal of the Term Loan, in whole or in part.  Each prepayment made pursuant to this
Section 2.05(b) shall be accompanied by the payment of accrued interest to the date of such payment on the amount prepaid.  Each such prepayment shall be applied ratably against the remaining installments of principal of the Term Loan.

(c)                                  Mandatory Prepayment.

(i)                                     Within 10 days after delivery to the Agents and the Lenders of audited annual financial statements pursuant to Section 7.01(a)(ii), commencing with the delivery to the Agents and the Lenders of the financial statements for the Fiscal Year ended December 31, 2005 or, if such financial statements are not delivered to the Agents and the Lenders on the date such statements are required to be delivered pursuant to Section 7.01(a)(ii), 10 days after the date such statements are required to be delivered to the Agents and the Lenders pursuant to Section 7.01(a)(ii), the Borrower shall prepay the outstanding principal amount of the Term Loan in an amount equal to the Applicable Excess Cash Flow Prepayment Percentage of the Excess Cash Flow of the Borrower and its Subsidiaries for such Fiscal Year.

(ii)                                  Immediately upon receipt of any proceeds of any Disposition by any Loan Party or its Subsidiaries other than a Permitted Disposition (other than a Permitted Disposition of the type described in clauses (b) and (c) of the definition of Permitted Disposition), the Borrower shall prepay the outstanding principal amount of the Term Loan in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition; provided, however, that, if the completion of Exempt Foreign Dispositions shall have permitted Borrower to pay dividends on common shares of its Capital Stock pursuant to Section 7.02(s)(iii), then notwithstanding any provision contained in this Section 2.05(c)(ii) to the contrary, Borrower shall prepay the outstanding principal amount of the Term Loan in an amount equal to (A) 100% of the Net Cash Proceeds received by the Subsidiaries of Borrower from such Foreign Exempt Dispositions, less (B) the aggregate amount of the dividends actually paid in the fiscal quarter ending March 31, 2005 by Borrower on the common shares of its Capital Stock in accordance with Section 7.02(s)(iii).  Nothing contained in this clause (ii) shall permit any Loan Party or any of its Subsidiaries to make a Disposition of any property other than a Permitted Disposition.

(iii)                               Upon the issuance or incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Indebtedness referred to in clauses (a), (b), (c), (d), (e), and (f) of the definition of Permitted Indebtedness), or the sale or issuance by any Loan Party or any of its Subsidiaries of any shares of its Capital Stock, the Borrower shall prepay the Term Loan in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith; provided that in the case that the aggregate amount of Net Cash Proceeds from such sale or issuance is less than $5,000, the Borrower shall hold such Net Cash Proceeds until the earlier of (A) the next succeeding prepayment under this Section 2.05(c), or (B) when such amount of Net Cash Proceeds, when aggregated with other Net Cash Proceeds from subsequent sales or issuances of such Capital Stock, exceeds $5,000, at which time Borrower shall prepay all such Net Cash Proceeds.  The provisions of this subsection (iii) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.

(iv)                              Upon the receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts in excess of the first $25,000 of such Extraordinary Receipts received in any Fiscal Year, the Borrower shall prepay the outstanding principal of the Term Loan in an amount equal to 100% of such Extraordinary Receipts, net of any customary and reasonable expenses (including, without limitation, any attorney, accountant or other professional fees) incurred in collecting such Extraordinary Receipts; provided, however, that, if the Borrower’s receipt of United States federal income tax refunds attributable to its fiscal year ended December 31, 2004 shall have permitted Borrower to pay dividends on common shares of its Capital Stock pursuant to Section 7.02(s)(iv), then notwithstanding any provision contained in this Section 2.05(c)(iv) to the contrary, Borrower shall prepay the outstanding principal amount of the Term Loan in an amount equal to (A) 100% of the Net Cash Proceeds received by Borrower from all such United States federal income tax refunds, less (B) the aggregate amount of the dividends actually paid in the fiscal quarter ending June 30, 2005 by Borrower on the common shares of its Capital Stock in accordance with Section 7.02(s)(iv).  Any payments required to be made under this Section 2.05(c)(iv) shall be applied as set forth in Section 2.05(d); provided, however, that so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may, on or prior to the date of any insurer’s payment of the proceeds of Extraordinary Receipts in the form of proceeds of insurance, by written notice to the Agents, request that the amount of the required prepayment, as set forth in this Section 2.05(c)(iv), not occur at such time and that such proceeds instead be used to repair, replace or restore the casualty which precipitated receipt of such proceeds of insurance, with such notice setting forth in particular the proposed usage of such proceeds of insurance.  If such notice is timely given and if, in the reasonable judgment of the Collateral Agent, the Loan Parties have Cash and Cash Equivalents and/or casualty and business interruption insurance proceeds in amounts sufficient to ensure that Borrower will be able to make payment as and when due of the Obligations that will be payable during the period of repair, replacement, or restoration, the

Collateral Agent shall notify the applicable insurer to permit payment of such proceeds to Borrower, and Borrower shall be relieved of its obligation to make such mandatory prepayment at such time.  If, within 270 days after the date of the Borrower’s receipt of the proceeds of such Extraordinary Receipts, the Borrower provides the Administrative Agent reasonably detailed reporting indicating that the Borrower has invested all or a portion of such proceeds in assets used or useful in the business of the Borrower as it exists as of the date hereof, then the required prepayment shall be reduced on a dollar-for-dollar basis with the amount of the proceeds so invested; provided further, however, that if, on such 270th day all or any portion of such proceeds have not been so invested, the portion remaining shall be used to make the required prepayment (as set forth above) as of such 270th day.

(d)                                 Application of Payments.  Each prepayment made pursuant to subsection (c) above shall be applied ratably against the remaining installments of principal of the Term Loan.

(e)                                  Interest and Fees.  Any prepayment made pursuant to this Section 2.05 (other than prepayments made pursuant to subsection (c)(i) of this Section 2.05) shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment, and if such prepayment would reduce the amount of the outstanding Term Loan to zero, such prepayment shall be accompanied by the payment of all fees accrued to such date pursuant to Section 2.06.  All prepayments, and all payments of interest, made pursuant to this Section 2.05 shall be subject to terms of Section 2.04(c)(ii)(B).

(f)                                    Cumulative Prepayments.  Except as otherwise expressly provided in this Section 2.05, payments with respect to any subsection of this Section 2.05 are in addition to payments made or required to be made under any other subsection of this Section 2.05.

Section 2.06                Fees.

(a)                                  Closing Fee.  On or prior to the Effective Date, the Borrower shall pay to the Administrative Agent for the account of the Lenders, in accordance with a written agreement among such Lenders, a non-refundable closing fee (the “Closing Fee”) equal to $1,562,500 in the aggregate.

(b)                                 Loan Servicing Fee.  From and after the Effective Date and until the later of (i) the Final Maturity Date and (ii) the date on which all Obligations are paid in full, the Borrower shall pay to the Administrative Agent for the account of the Agents, in accordance with a written agreement between such Agents, a non-refundable loan servicing fee (the “Loan Servicing Fee”) equal to $30,000 each quarter, which shall be payable on the Effective Date (payable ratably based on the number of days remaining in the calendar quarter in which the Effective Date occurs) and quarterly in advance thereafter on the first day of each calendar quarter commencing on January 1, 2005.

Section 2.07                Securitization.  The Borrower hereby acknowledges that the Lenders and their Affiliates may sell or securitize the Term Loan (a “Securitization”) through the pledge of the Term Loan as collateral security for loans to the Lenders or their Affiliates or through the sale of the Term Loan or the issuance of direct or indirect interests in the Term Loan, which loans to the Lenders or their Affiliates or direct or indirect interests will be rated by Moody’s, Standard & Poor’s or one or more other rating agencies (the “Rating Agencies”).  The Borrower shall cooperate with the Lenders and their Affiliates to effect the Securitization including, without limitation, by (a) amending this Agreement and the other Loan Documents, and executing such additional documents, as reasonably requested by the Lenders in connection with the Securitization, provided that (i) any such amendment or additional documentation does not impose additional costs (other than those costs of a de minimis nature) on the Borrower and (ii) any such amendment or additional documentation does not adversely affect the rights (other than those effects of a de minimis nature), or increase the obligations (other than those increases of a de minimis nature), of the Borrower under the Loan Documents or change or affect in a manner adverse to the Borrower the financial terms of the Term Loan, (b) providing such information as may be reasonably requested by the Lenders in connection with the rating of the Term Loan or the Securitization, and (c) providing in connection with any rating of the Term Loan a certificate (i) agreeing to indemnify the Lenders and their Affiliates, any of the Rating Agencies, or any party providing credit support or otherwise participating in the Securitization (collectively, the “Securitization Parties”) for any losses, claims, damages or liabilities (the ”Liabilities”) to which the Lenders, their Affiliates or such Securitization Parties may become subject insofar as the Liabilities arise out of or are based upon any untrue statement of any material fact contained in any Loan Document or in any writing delivered by or on behalf of any Loan Party or any of its Subsidiaries to any Agent or Lender in connection with any Loan Document or arise out of or are based upon the omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and such indemnity shall survive any transfer by the Lenders or their successors or assigns of the Term Loan and (ii) agreeing to reimburse the Agents, the Lenders and their Affiliates for any legal or other expenses reasonably incurred by such Persons in connection with defending the Liabilities.

Section 2.08                Taxes.  (a)  All payments made by the Borrower hereunder or under any other Loan Document shall be made without set-off, counterclaim, deduction or other defense.  Except as otherwise provided in this Section 2.08, all such payments shall be made free and clear of and without deduction for any present or future income, franchise, sales, use, excise, stamp or other taxes, levies, imposts, deductions, charges, fees, withholdings, restrictions or conditions of any nature now or hereafter imposed, levied, collected, withheld or assessed by any jurisdiction (whether pursuant to United States Federal, state, local or foreign law) or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities, excluding taxes (i) imposed on, or measure by, the recipient’s overall net income or overall gross income imposed by the United States, the jurisdiction under the laws of which such recipient is incorporated or otherwise organized, in which such recipient is a resident for income tax purposes, or in which such recipient’s principal executive office or lending office is located, in each case, including any political subdivision thereof, or (ii) branch profits taxes, franchise taxes, or similar taxes, in each case measured by the overall net income or overall gross income imposed by any jurisdiction in which the recipient has a lending office or branch office upon such branch or office (such nonexcluded taxes, levies, imposts, deductions, charges, fees, withholdings, restrictions, conditions, interest, penalties, and other similar liabilities being hereinafter collectively referred to as “Taxes”).  If the Borrower shall be required by law, rule, regulation or any interpretation of any relevant Governmental Authority to deduct or to withhold any Taxes from or in respect of any amount payable hereunder,

(i)                                     the amount so payable shall be increased to the extent necessary so that after making all required deductions and withholdings (including Taxes on amounts payable to the Lenders or the Agents pursuant to this sentence) the Lenders and the Agents receive an amount equal to the sum they would have received had no such deduction or withholding been made,

(ii)                                  the Borrower shall make such deduction or withholding, and

(iii)                               the Borrower shall pay the full amount deducted or withheld to the relevant taxation authority in accordance with applicable law. Whenever any Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send the Lenders and the Agents an official receipt (or, if an official receipt is not available, such other documentation as shall be satisfactory to the Lenders and/or the Agents, as the case may be) showing payment. In addition, the Borrower agrees to pay any present or future stamp, documentary, excise, property or similar taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, recordation or filing of, or otherwise with respect to, this Agreement or any other Loan Document other than the foregoing excluded taxes (hereinafter referred to as “Other Taxes”).

(b)                                 The Borrower will indemnify the Lenders and the Agents for the amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.08) paid by any Lender or any Agent and any liability (including penalties, interest and expenses for nonpayment, late payment or otherwise) arising therefrom or with respect thereto. This indemnification shall be paid within 10 days from the date on which any such Lender or any such Agent makes written demand therefor, which demand shall identify the nature and amount of Taxes or Other Taxes for which indemnification is being sought and the basis of the claim.

(c)                                  Each Lender that is not a “United States person” within the meaning of the IRC hereby agrees that:

(i)                                     it shall, no later than the Effective Date (or, in the case of a Lender which becomes a party hereto pursuant to Section 12.07 hereof after the Effective Date, promptly after the date upon which such Lender becomes a party hereto), and from time to time thereafter as may be required by the IRC or other laws of the United States as a condition to exemption from United States withholding tax (but only so long thereafter as such Lender remains lawfully able to do so), deliver to the Agents:  (A) accurate, complete and signed originals of U.S. Internal Revenue Service Form W-8ECI or successor form, (B) accurate, complete and signed originals of U.S. Internal Revenue Service Form W-8BEN or successor form, or (C) accurate, complete and signed originals of U.S. Internal Revenue Service Form W-8IMY or successor form, in each case, indicating that such Lender is on the date of delivery thereof entitled to receive payments of principal, interest and fees for the account of its lending office under this Agreement, if applicable, free from withholding of United States Federal income tax;

(ii)                                  if at any time such Lender changes its lending office or offices or selects an additional lending office for purposes of this Agreement, it shall, at the same time or reasonably promptly thereafter, deliver to the Agents the appropriate forms as described in clause (i) above in replacement for, or in addition to, the forms previously delivered by it hereunder; and

(iii)                               if such Lender that is not a “United States person” within the meaning of the IRC is claiming an exemption from withholding of United States Federal income tax under Section 871(h) or Section 881(c) of the IRC, such Lender represents and warrants that such Lender is (A) not a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, (B) not a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the IRC and (C) not a controlled foreign corporation receiving interest from a related person within the meaning of Section 864(d)(4) of the IRC, and such Lender that is not a “United States person” within the meaning of the IRC agrees that it shall provide the Agents with prompt notice at any time after becoming a Lender hereunder in the event that at such time it could no longer make any of the foregoing representations and warranties.

(d)                                 If the Borrower fails to perform any of its obligations under this Section 2.08, the Borrower shall indemnify the Lenders and the Agents for any taxes, interest or penalties that may become payable as a result of any such failure.  The obligations of the Borrower under this Section 2.08 shall survive the termination of this Agreement and the payment of the Term Loan and all other amounts payable hereunder.

(e)                                  For any period with respect to which a Lender has failed to provide the Agents with the appropriate form, certificate or other document described in (c) above (other than if such failure is due to a change in law occurring after the date on which such form, certificate or other document was initially required to be provided), such Lender shall not be entitled to additional amounts or indemnification under subsections (a) or (b) of this Section 2.08 with respect to Taxes imposed by the United States by reason of such failure unless such failure is cured.

(f)                                    Any Lender claiming additional amounts or an indemnification payment pursuant to this Section 2.08 agrees to use reasonable efforts (if requested in writing to do so in writing by the Borrower and subject to such Lender’s internal policies and legal and regulatory restrictions) to change the jurisdiction of its applicable lending office if (i) the making of such a change would avoid the need for, or materially reduce the amount of, such additional amounts or indemnification payments, (ii) would not require such Lender to disclose any information such Lender deems confidential, and (iii) would not, in the sole determination of such Lender, otherwise be disadvantageous to such Lender.

(g)                                 If any Lender (or a Transferee) shall become aware that it is entitled to claim a refund from a Governmental Authority in respect of Taxes or Other Taxes with respect to which any Loan Party has paid additional amounts pursuant to this Section 2.08, it shall promptly notify the Borrower of the availability of such refund claim and shall, within 30 days after receipt of a written request by the Borrower, make a claim to such Governmental Authority for such refund at the Loan Parties’ expense.  If any Lender (or a Transferee) receives a refund (including pursuant to a claim for refund made pursuant to the preceding sentence) in respect of any Taxes or Other Taxes with respect to which any Loan Party has paid additional amounts pursuant to this Section 2.08, it shall within 30 days from the date of such receipt pay over such refund to the Borrower, net of all out-of-pocket expenses of such Lender (or Transferee).

Section 2.09                Backup Letter of Credit.  (a)  On the Effective Date, the Borrower shall deliver, or cause to be delivered, to the Collateral Agent an irrevocable standby letter of credit in an aggregate amount available to be drawn of $10,000,000, for the account of the Borrower and for the benefit of the Collateral Agent and its successors and assigns, issued by bank with a credit rating announced by Standard & Poor’s of AA or higher and otherwise satisfactory to the Collateral Agent in its reasonable discretion, and providing for (i) an initial expiration date of no earlier than January 15, 2006, (ii) automatic and successive extensions of the expiration date thereof for a period of one year, unless at least 60 days prior to the expiration date thereof then in effect, the issuer of the Backup Letter of Credit notifies the Collateral Agent of its election not to extend the expiration date thereof, (iii) partial drawings under the Backup Letter of Credit, (iv) transferability of the Backup Letter of Credit occasioned by the appointment of a successor Collateral Agent pursuant to the provisions hereunder, and any such transfer shall not require any fee or other expense payable to the issuer of the Backup Letter of Credit in excess of $500, and (v) such other provisions as reasonably required by the Collateral Agent (together with any substitute Backup Letter of Credit delivered as provided in Section 2.09(b), the “Backup Letter of Credit”).

(b)                                 In the event that (i) prior to the Backup Letter of Credit Requirement Termination Date, the Backup Letter of Credit Issuer notifies the Collateral Agent of its election not to extend the expiration date of the Backup Letter of Credit for a period of one year, or (ii) after the issuance of the Backup Letter of Credit and prior to the Backup Letter of Credit Requirement Termination Date, the credit rating of the Backup Letter of Credit Issuer announced by Standard & Poor’s shall be less than AA (the Backup Letter of Credit described in clauses (i) and (ii) above being referred to herein as the “Prior Backup Letter of Credit”), then no later than 30 days prior to the expiration date of the Prior Backup Letter of Credit (in the case of clause (i) above), or no later than 30 days following notice therefor by the Collateral Agent (in the case of clause (ii) above), the Borrower shall promptly deliver to the Collateral Agent a substitute irrevocable standby letter of credit in an aggregate amount available to be drawn equal to the Backup Letter of Credit Required Amount, with an initial expiration date of not earlier than thirteen months from the date of issuance of such substitute Backup Letter of Credit and otherwise meeting the requirements for a Backup Letter of Credit set forth in Section 2.09(a), whereupon the Collateral Agent shall cooperate with the Borrower to deliver to the issuer of the Prior Backup Letter of Credit such documents as may reasonably be necessary to induce such issuer to terminate the Prior Backup Letter of Credit.

(c)                                  The Backup Letter of Credit constitutes additional security for the Obligations.  Collateral Agent shall be entitled to make one or more drawings on the Backup Letter of Credit upon the occurrence of any of the following: (i) the occurrence and continuance of an Event of Default, or (ii) the Borrower shall have failed to deliver, within the time period provided for in Section 2.09(b), any substitute Backup Letter of Credit required by Section 2.09(b).  All proceeds of drawings under the Backup Letter of Credit shall be applied to the outstanding Obligations in accordance with the provisions of this Agreement, without regard to any subsequent occurrence of the Backup Letter of Credit Requirement Termination Date.

(d)                                 Upon the occurrence of the Backup Letter of Credit Requirement Termination Date, if any, the Collateral Agent shall promptly deliver to the issuer of the Backup Letter of Credit such documents as may reasonably be necessary to induce such issuer to terminate the Backup Letter of Credit.

(e)                                  Collateral Agent, for the ratable account of the Lenders, shall reimburse Borrower for (i) the letter of credit fee actually assessed by the Backup Letter of Credit Issuer on, and actually paid to the Backup Letter of Credit Issuer by, the Borrower pursuant to Section 2(d) of the Backup Letter of Credit Reimbursement Agreement, for the period from the Effective Date until the first anniversary thereof, based on the average daily amounts available to be drawn under the Backup Letter of Credit, and (ii) reasonable fees and costs of legal counsel to Borrower incurred and paid by Borrower in connection with the Backup Letter of Credit; provided, however, that Borrower shall not be entitled to receive reimbursements under this Section 2.09(e): (x) in any amount whatsoever, if a Default or an Event of Default shall have occurred at any time during the period from the Effective Date until the first anniversary thereof, (y) with respect to the fee described in clause (i) above, in any amount in excess of $125,000, and (z) with respect to the fees and costs described in clause (ii) above, in any amount in excess of $5,000.

ARTICLE III

[INTENTIONALLY OMITTED]

ARTICLE IV

FEES, PAYMENTS AND OTHER COMPENSATION

Section 4.01                Audit and Collateral Monitoring Fees.  The Borrower acknowledges that pursuant to, and subject to the limitations set forth in, Section 7.01(f), representatives of the Agents may visit any Loan Party and/or conduct audits, inspections and/or field examinations of any Loan Party and valuations or appraisals of any or all of the Collateral and/or business or enterprise valuations of the Loan Parties at any time and from time to time in a manner so as to not unduly disrupt the business of such Loan Party.  The Borrower agrees to pay (i) $1,750 per day per examiner plus the examiner’s out-of-pocket costs and reasonable expenses incurred in connection with all such visits, audits, inspections, valuations and field examinations and (ii) the cost of all audits, appraisals and valuations conducted by third party auditors or appraisers on behalf of the Agents.

Section 4.02                Payments; Computations and Statements.  (a)  The Borrower will make each payment under this Agreement not later than 12:00 noon (New York City time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Administrative Agent’s Account.  All payments received by the Administrative Agent after 12:00 noon (New York City time) on any Business Day will be credited to the Loan Account on the next succeeding Business Day.  All payments shall be made by the Borrower without set-off, counterclaim, deduction or other defense to the Agents and the Lenders.  Except as provided in Section 2.02, after receipt, the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement, provided that the Administrative Agent will cause to be distributed all interest and fees received from or for the account of the Borrower not less than once each month and in any event promptly after receipt thereof.  The Lenders and the Borrower hereby authorize the Administrative Agent to, and the Administrative Agent shall, from time to time, charge the Loan Account of the Borrower with any amount due and payable by the Borrower under any Loan Document.  Each of the Lenders and the Borrower agrees that the Administrative Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in Section 5.02 have been satisfied.  Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.  All computations of fees shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable.  Each determination by the Administrative Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

(b)                                 The Administrative Agent shall provide the Borrower, promptly after the end of each calendar month, a summary statement (in the form from time to time used by the Administrative Agent) of the opening and closing daily balances in the Loan Account of the Borrower during such month, the amounts and dates of all payments on account of the Term Loan during such month, the amount of interest accrued on the Term Loan to the Borrower during such month, the amount of charges to the Loan Account, and the amount and nature of any charges to the Loan Account made during such month on account of fees, commissions, expenses and other Obligations.  All entries on any such statement shall be presumed to be correct and, 30 days after the same is sent, shall be final and conclusive absent manifest error.

Section 4.03                Sharing of Payments, Etc.  Except as provided in Section 2.02 hereof and any written agreement among the Agents and/or the Lenders, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered).  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 4.03 may, to the fullest extent permitted by law, exercise all of its rights (including the Lender’s right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 4.04                Apportionment of Payments.  Subject to Section 2.02 hereof and to any written agreement among the Agents and/or the Lenders:

(a)                                  all payments of principal and interest in respect of the outstanding Term Loan, all payments of fees (other than the audit and collateral monitoring fees provided for in Section 4.01) and all other payments in respect of any other Obligations, shall be allocated by the Administrative Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of the Term Loan as designated by the Person making payment when the payment is made.

(b)                                 After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the direction of the Required Lenders shall, apply all payments in respect of any Obligations and all proceeds of the Collateral, subject to the provisions of this Agreement, (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due to the Agents until paid in full; (ii) second, ratably to pay any fees and indemnities then due to the Lenders until paid in full; (iii) third, ratably to pay interest due in respect of the Term Loan until paid in full; (iv) fourth, ratably to pay principal of the Term Loan until paid in full, and (v) fifth, to the ratable payment of all other Obligations then due and payable.

(c)                                  In each instance, so long as no Event of Default has occurred and is continuing, Section 4.04(b) shall not be deemed to apply to any payment by the Borrower specified by the Borrower to the Administrative Agent to be for the payment of Term Loan Obligations then due and payable under any provision of this Agreement or the prepayment of all or part of the principal of the Term Loan in accordance with the terms and conditions of Section 2.05.

(d)                                 For purposes of the foregoing, “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(e)                                  In the event of a direct conflict between the priority provisions of this Section 4.04 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 4.04 shall control and govern.

Section 4.05                Increased Costs and Reduced Return.  (a)  If any Lender, or any Agent shall have determined that the adoption or implementation of, or any change in, any law, rule, treaty or regulation, or any policy, guideline or directive of, or any change in, the interpretation or administration thereof by, any court, central bank or other administrative or Governmental Authority, or compliance by any Lender, or any Agent or any Person controlling any such Lender, any such Agent with any directive of, or guideline from, any central bank or other Governmental Authority or the introduction of, or change in, any accounting principles applicable to any Lender, any Agent or any Person controlling any such Lender, any such Agent (in each case, whether or not having the force of law), shall (i) subject any Lender, any Agent, or any Person controlling any such Lender or, any such Agent to any tax, duty or other charge with respect to this Agreement or the Term Loan made by such Lender or such Agent or change the basis of taxation of payments to any Lender or any Agent or any Person controlling any such Lender or any such Agent of any amounts payable hereunder (except for taxes (A) imposed on, or measure by, such Lender’s or such Agent’s overall net income or overall gross income imposed by the United States, the jurisdiction under the laws of which such Lender or such Agent is incorporated or otherwise organized, in which such Lender or such Agent is a resident for income tax purposes, or in which such Lender’s or such Agent’s principal executive office or lending office is located, in each case, including any political subdivision thereof, or (B) branch profits taxes, franchise taxes, or similar taxes, in each case measured by the overall net income or overall gross income imposed by any jurisdiction in which such Lender or such Agent has a lending office or branch office which, in each case shall be reimbursable as set forth in Section 2.08), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against the Term Loan, or against assets of or held by, or deposits with or for the account of, or credit extended by, any Lender, any Agent or any Person controlling any such Lender or any such Agent or (iii) impose on any Lender, any Agent or any Person controlling any such Lender or any such Agent any other condition regarding this Agreement or the Term Loan, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to any Lender or any Agent of making the Term Loan, or agreeing to make the Term Loan or to reduce any amount received or receivable by any Lender or any Agent hereunder, then, upon demand by any such Lender or any such Agent, the Borrower shall pay to such Lender or such Agent such additional amounts as will compensate such Lender or such Agent for such increased costs or reductions in amount.

(b)                                 If any Lender or any Agent shall have determined that any Capital Guideline or the adoption or implementation of, or any change in, any Capital Guideline by the Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender, any Agent or any Person controlling such Lender or such Agent with any Capital Guideline or with any request or directive of any such Governmental Authority with respect to any Capital Guideline, or the implementation of, or any change in, any applicable accounting principles (in each case, whether or not having the force of law), either (i) affects or would affect the amount of capital required or expected to be maintained by any Lender, any Agent or any Person controlling such Lender or such Agent, and any Lender or any Agent determines that the amount of such capital is increased as a direct or indirect consequence of the Term Loan made or maintained, any Lender’s, any Agent’s or any such other controlling Person’s other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on any Lender’s, any Agent’s or any such other controlling Person’s capital to a level below that which such Lender, such Agent or such controlling Person could have achieved but for such circumstances as a consequence of the Term Loan made or maintained, or any agreement to make the Term Loan, or such Lender’s, such Agent’s or such other controlling Person’s other obligations hereunder (in each case, taking into consideration, such Lender’s, such Agent’s or such other controlling Person’s policies with respect to capital adequacy), then, upon demand by any Lender, or any Agent, the Borrower shall pay to such Lender or such Agent from time to time such additional amounts as will compensate such Lender or such Agent for such cost of maintaining such increased capital or such reduction in the rate of return on such Lender’s, such Agent’s or such other controlling Person’s capital.

(c)                                  All amounts payable under this Section 4.05 shall bear interest from the date that is ten (10) days after the date of written demand by any Lender or any Agent until payment in full to such Lender or such Agent at the Reference Rate.  A certificate of such Lender or such Agent claiming compensation under this Section 4.05, specifying the event herein above described and the nature of such event shall be submitted by such Lender or such Agent to the Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and such Lender’s or such Agent’s reasons for invoking the provisions of this Section 4.05, and shall be final and conclusive absent manifest error. To the extent that any Lender or any Agent could materially mitigate the amounts payable under this Section 4.05 by the redesignation of such Lender’s or such Agent’s lending office with respect to its portion of the Term Loan, and such redesignation would not otherwise be materially disadvantageous to such Lender or such Agent or would not be inconsistent with such Lender’s or such Agent’s internal policies of general application, such Lender or such Agent shall use reasonable commercial efforts to so redesignate such lending office.

ARTICLE V

CONDITIONS TO LOANS

Section 5.01                Conditions Precedent.  The obligation of the Lenders (or any member thereof) to make the Term Loan, is subject to the fulfillment, to the satisfaction of the Agents, of each of the conditions precedent set forth below:

(a)                                  Payment of Fees, Etc.  The Borrower shall have paid all fees, costs, expenses and taxes then payable pursuant to Sections 2.06 and/or 12.04.

(b)                                 Representations and Warranties; No Event of Default.  The following statements shall be true and correct:  (i) the representations and warranties contained in Article VI and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant hereto or thereto on or prior to the Effective Date are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the Effective Date as though made on and as of such date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date) and (ii) no Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms.

(c)                                  Legality.  The making of the Term Loan shall not contravene any law, rule or regulation applicable to any Agent or any Lender.

(d)                                 Delivery of Documents.  The Collateral Agent shall have received on or before the Effective Date the following, each in form and substance reasonably satisfactory to the Collateral Agent and, unless indicated otherwise, dated the Effective Date:

(i)                                     a Security Agreement, duly executed by each Loan Party, together with (A) the original stock certificates representing all of the Capital Stock of such Loan Party’s Subsidiaries (other than any CFC) and all intercompany promissory notes of such Loan Parties, accompanied by undated stock powers executed in blank and other proper instruments of transfer, and (B) the original stock certificates representing 65% of the Capital Stock of each of Loan Party’s Subsidiaries which is a CFC (other than Tri-Russ International (Hong Kong) Limited, Russ Berrie (Benelux) B.V., and Russ Berrie (Ireland) Limited), accompanied by undated stock powers executed in blank and other proper instruments of transfer;

(ii)                                  a Patent Security Agreement, duly executed by Borrower, Sassy and Kids Line;

(iii)                               a Trademark Security Agreement, duly executed by Borrower, Sassy and Kids Line;

(iv)                              a Copyright Security Agreement, duly executed by Borrower, Sassy and Kids Line;

(v)                                 the Intercompany Subordination Agreement, duly executed by each Loan Party;

(vi)                              a UCC Filing Authorization Letter, duly executed by each Loan Party, together with appropriate financing statements duly filed in such office or offices as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by each Security Agreement and each Mortgage;

(vii)                           certified copies of all effective financing statements which name as debtor any Loan Party and which are filed in the offices referred to in clause (iv) above, together with copies of such financing statements, none of which, except as otherwise agreed in writing by the Collateral Agent, shall cover any of the Collateral and the results of searches for any tax Lien and judgment Lien filed against such Person or its property, which results, except as otherwise agreed to in writing by the Collateral Agent, shall not show any such Liens;

(viii)                        a satisfactory Phase I Environmental Site Assessment of each Facility, in form and substance and by an independent firm satisfactory to the Collateral Agent;

(ix)                                [Reserved];

(x)                                   the Backup Letter of Credit;

(xi)                                a copy of the resolutions of each Loan Party, certified as of the Effective Date by an Authorized Officer thereof, authorizing (A) the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party, and (B) the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith;

(xii)                             a certificate of an Authorized Officer of each Loan Party, certifying the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such authorized officers;

(xiii)                          a certificate of the appropriate official(s) of the state of organization and each state of foreign qualification of each Loan Party certifying as to the subsistence in good standing of, and the payment of taxes by, such Loan Party in such states;

(xiv)                         a true and complete copy of the charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of each Loan Party certified as of a recent date not more than 30 days prior to the Effective Date by an appropriate official of the state of organization of such Loan Party which shall set forth the same complete name of such Loan Party as is set forth herein and the organizational number of such Loan Party, if an organized number is issued in such jurisdiction;

(xv)                            a copy of the charter and by-laws, limited liability company agreement, operating agreement, agreement of limited partnership or other organizational document of each Loan Party, together with all amendments thereto, certified as of the Effective Date by an Authorized Officer of such Loan Party;

(xvi)                         an opinion of (A) Kaye Scholer, LLP; Wilentz, Goldman & Spitzer, P.A., and other counsel to the Loan Parties, substantially in the form of Exhibit 5.01(d)(xvi) and as to such other matters as the Collateral Agent may reasonably request, and (B) Sidley Austin Brown & Wood LLP, counsel to the Selling Parties as defined in the Acquisition Agreement, as to such matters as the Collateral Agent may reasonably request;

(xvii)                      a certificate of an Authorized Officer of each Loan Party, certifying as to the matters set forth in Section 5.01(b);

(xviii)                   a copy of the Borrower Financial Statements, together with a certificate of an Authorized Officer of the Borrower setting forth all existing Indebtedness (to the extent required to be disclosed thereon in accordance with GAAP), pending or threatened litigation or claims and other contingent liabilities of the Borrower and its Subsidiaries;

(xix)                           a copy of the Kids Line Financial Statements, together with a certificate of the an Authorized Officer of the Borrower setting forth all existing Indebtedness (to the extent required to be disclosed thereon in accordance with GAAP), pending or threatened litigation or claims and other contingent liabilities of the Kids Line and its Subsidiaries;

(xx)                              a copy of the financial projections described in Section 6.01(g)(iii) hereof, which projections shall be reasonably satisfactory in form and substance to the Agents;

(xxi)                           a certificate of the chief financial officer of the Borrower, setting forth in reasonable detail the calculations required to establish compliance, on a pro forma basis based on the completion of the Acquisition and the financing hereunder, and after giving effect to the payment in full of the December 2004 Dividend, with each of the financial covenants contained in Section 7.03;

(xxii)                        [Reserved];

(xxiii)                     evidence of the insurance coverage required by Section 7.01 and the terms of each Security Agreement and each Mortgage and such other insurance coverage with respect to the business and operations of the Loan Parties as the Collateral Agent may reasonably request, in each case, where requested by the Collateral Agent, with such endorsements as to the named insureds or loss payees thereunder as the Collateral Agent may request and providing that such policy may be terminated or canceled (by the insurer or the insured thereunder) only upon 30 days prior written notice to the Collateral Agent and each such named insured or loss payee;

(xxiv)                    [Reserved];

(xxv)                       [Reserved];

(xxvi)                    an amendment to the EDA Standby L/C Reimbursement Agreement eliminating the Borrower’s obligation to deliver cash collateral pursuant to Section 1.4 thereof;

(xxvii)                 copies of Earnout Security Documents, the Backup Letter of Credit Reimbursement Agreement, the EDA Documents and the other Material Contracts as in effect on the Effective Date, certified as true and correct copies thereof by an Authorized Officer of the Borrower, together with a certificate of an Authorized Officer of the Borrower stating that such agreements remain in full force and effect and that none of the Loan Parties has breached or defaulted in any of its obligations under such agreements;

(xxviii)              a termination and release agreement with respect to the Existing Credit Facility and all related documents, duly executed by Kids Line and its Subsidiaries parties thereto and the Existing Lenders, together with termination statements for all financing statements filed by the Existing Lenders and covering any portion of the Collateral;

(xxix)                      a termination and release agreement with respect to the Existing GE Capital Facility and all related documents, duly executed by CPC/KL Holdings, Kids Line and its Subsidiaries parties thereto and GE Capital, together with termination statements for all financing statements filed by GE Capital and covering any portion of the Collateral;

(xxx)                         a termination and release agreement with respect to the Existing CapitalSource Facility and all related documents, duly executed by the CPC/KL Holdings, Kids Line and its Subsidiaries parties thereto and CapitalSource, together with termination statements for all financing statements filed by CapitalSource and covering any portion of the Collateral;

(xxxi)                      a termination and release agreement with respect to the Existing Kids Line, Inc. Guaranty and all related documents, duly executed by Kids Line, Inc., a California corporation, and Kids Line and its Subsidiaries parties thereto;

(xxxii)                   the termination of the existing $20,000,000 line of credit and the modification of the commercial letter of credit facility provided by the Bank of New York for the benefit of the Borrower and Russ Berrie UK to comply with the requirements of clause (g) of Permitted Indebtedness;

(xxxiii)                the Seller Subordination Agreement, duly executed by the Earnout Seller Agent;

(xxxiv)               Flow of Funds Agreement executed by the Selling Parties, the Borrower and Administrative Agent, in form and substance satisfactory to the Administrative Agent;

(xxxv)                  such depository account, blocked account, lockbox account and similar agreements and other documents, each in form and substance reasonably satisfactory to the Agents, as the Agents may request with respect to the Borrower’s cash management system;

(xxxvi)               the amended and restated limited liability company agreement of Kids Line, effecting among other things, the designation of the Borrower as the sole member and the election of the 5 members to the board of directors of Kids Line, certified as of the Effective Date by an Authorized Officer of Kids Line;

(xxxvii)            a certificate of the chief executive officer or the chief financial officer of the Borrower, certifying that attached thereto are complete and correct copies of the Acquisition Agreement and other Acquisition Documents; and

(xxxviii)         such other agreements, instruments, approvals, opinions and other documents, each satisfactory to the Collateral Agent in form and substance, as the Collateral Agent may reasonably request.

(e)                                  Material Adverse Effect.  The Collateral Agent shall have determined, in its reasonable judgment, that no event or development shall have occurred since December 31, 2003 which could reasonably be expected to result in a Material Adverse Effect.

(f)                                    Consummation of Acquisition.  The Acquisition, including all of the terms and conditions thereof, shall have been duly authorized by the Board of Directors and (if required by applicable law) the shareholders of the parties to the Acquisition Documents, the waiting period under the HSR Act applicable to the Acquisition shall have terminated, and concurrently with the making of the Term Loan, (i) the Acquisition shall have been consummated pursuant to the Acquisition Documents (without any further amendment or modification thereto that is materially adverse to the Borrower without the consent of the Agents), and all conditions precedent to the obligations of the Borrower to the consummation of the Acquisition shall have been satisfied (or, with the prior written consent of Agents, waived by the Borrower), (ii) Borrower shall have purchased pursuant to the Acquisition Agreement (no provision of which shall have been amended or otherwise modified or waived without the prior written consent of the Agents), and shall have become the owner, free and clear of all Liens other than Permitted Liens, of all of the “Units” and “Warrants” (as such terms are defined in the Acquisition Agreement) for a cash purchase price payable at closing not in excess of $128,000,000 (plus a cash balance of up to $150,000), (iii)  the proceeds of the Term Loan shall have been contemporaneously applied in full to pay the Purchase Price payable pursuant to the Acquisition Agreement for such Units and Warrants, and the closing and other costs relating thereto, which closing and other costs, aggregated with the costs payable on the Effective Date hereunder, shall in no event exceed $6,500,000, and (iv) each of the Borrower and Selling Parties shall have fully performed all of the obligations to be performed by it under the Acquisition Agreement as of the Effective Date.

(g)                                 Funding of the Acquisition.  Pursuant to the Acquisition Closing Letter, Administrative Agent shall have received from the Borrower cash in an amount no less than $9,500,000 to be applied to the payment of the Purchase Price of the “Units” and “Warrants” pursuant to the Acquisition Agreement.

(h)                                 Proceedings; Receipt of Documents.  All proceedings in connection with the making of the Term Loan and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be satisfactory to the Collateral Agent and its counsel, and the Collateral Agent and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents as the Collateral Agent or such counsel may reasonably request.

(i)                                     Management Reference Checks.  The Collateral Agent shall have received satisfactory reference checks for key management of each Loan Party.

(j)                                     Due Diligence.  The Agents shall have completed their legal due diligence with respect to each Loan Party and the results thereof shall be acceptable to the Agents, in their reasonable discretion, including, without limitation, satisfactory resolution of the comments and other inquiries made by the SEC with respect to the Borrower’s Form 10-K for the Fiscal Year of Borrower and its Subsidiaries ended December 31, 2003, whether by letter dated October 13, 2004 or any other communication; provided, however, that with respect to the foregoing SEC comments and inquiries, such portion of the condition precedent contained in this subsection (j) shall be deemed satisfied by Borrower’s delivery of a written statement executed by an Authorized Officer that, as of the Effective Date, the SEC has made no further inquiries with respect to Borrower’s response letter to the SEC dated November 3, 2004.

(k)                                  Acquisition Documents.  Agents shall have received copies of each of the Acquisition Documents, each of which shall be in form and substance satisfactory to the

Lenders, together with a certificate of the Secretary of Holdings certifying each such document as being a true, correct, and complete copy thereof and in full force and effect.

(l)                                     Qualified Cash.  After giving effect to the payment in full of (i) the Purchase Price for the “Units” and the “Warrants” (as defined in the Acquisition Agreement) pursuant to and in accordance with the Acquisition Agreement, (ii) the fees, costs and expenses payable on the Effective Date and arising from and incurred in connection with the Acquisition and the Loan Documents, and (iii) the December 2004 Dividend (or the funding of a reserve for such payment), the Dollar Equivalent Amount of Qualified Cash shall equal or exceed $40,000,000.

Section 5.02                Conditions Subsequent to the Term Loan.  The obligation of any Agent or any Lender to make the Term Loan is subject to the fulfillment of each of the following conditions subsequent (the failure by Borrower or any other Loan Party to so perform or cause to be performed constituting an Event of Default) within the time period specified below (as such time period may be extended by Collateral Agent in its sole discretion):

(a)                                  The Borrower shall cause delivery to Collateral Agent of, (1) within 20 Business Days after the Effective Date, original stock certificates representing 65% of the Capital Stock of Russ Berrie (Ireland) Limited, accompanied by undated stock powers executed in blank and other proper instruments of transfer, and in the case of Russ Berrie (Benelux) B.V., other instruments evidencing ownership thereof, (2) within 60 days after the Effective Date, original stock certificates representing 65% of the Capital Stock of Tri-Russ International (Hong Kong) Limited, accompanied by undated stock powers executed in blank and other proper instruments of transfer and (3) within 90 days after the Effective Date, original reissued stock certificates representing 100% of the Capital Stock of Russ Berrie & Co. (West), Inc. marked with transfer restriction legends satisfactory to Collateral Agent, accompanied by undated stock powers executed in blank and other proper instruments of transfer.

(b)                                 The Borrower shall cause the delivery to Collateral Agent, within 45 days after the Effective Date, in form and substance satisfactory to Collateral Agent and in accordance with the requirements of Section 7.01(o), mortgages and all other documents required pursuant to such Section 7.01(o) relating thereto with respect to each Sassy’s interest in the Facility.

(c)                                  The Loan Parties shall use commercially reasonable efforts to cause the delivery to the Collateral Agent, within 45 days after the Effective Date, of a landlord waiver, in form and substance satisfactory to the Collateral Agent, executed with respect to each of the following leased locations: (i) 111 Bauer Drive, Oakland, NJ 07436, (ii) 2520 Route 130, Cranbury (South Brunswick), NJ 08512, (iii) 2249 South McDowell Blvd., Petaluma, CA 94954, (iv) 1120 36th Street, SW, Grand Rapids, MI 49501, (v) 2601 Sequoia Drive, South Gate, California, and (vi) 1490 West Walnut Parkway, Compton, CA 90220.

(d)                                 The Loan Parties shall use commercially reasonable efforts to cause the delivery to Collateral Agent, within 45 days after the Effective Date, of a collateral access agreement, in form and substance satisfactory to the Collateral Agent, executed with respect to each of the following third party locations at which Collateral with a fair market value in excess of $250,000 is routinely or regularly situated: (i) Quality Assured Plastics, Inc., 1200 Crandall

Parkway, Lawrence, MI 49064, (ii) Roher Corp., 717 Seville Road, Wadsworth, OH 44281, (iii) Pratt Industries (USA), 2000 Beverly SW, Grand Rapids, MI 49509, (iv) Display Pack, Inc., 1340 Monroe NW, Grand Rapids, MI 49505, (v) Steketee-Van Huis, Inc., 13 West 4th Street, Holland, MI 49423, (vi) Knight Paper Box, 4651 West 72nd Street, Chicago, IL 60629, (vii) 2601 Sequoia Drive, South Gate, CA 90280, (viii) 1490 West Walnut Parkway, Compton, CA 90220, (ix) DSD Companies – 2411 Santa Fe Avenue, Redondo Beach, CA 90278, and (x) DSD Companies – 5745 Harbor Vitae Avenue, Los Angeles, CA 90045.

(e)                                  Within 60 days after the Effective Date, the Borrower shall have entered into a lease with the EDA Borrower with respect to the South Brunswick Property for a lease term of not less than five years from the effectiveness of such lease, and further providing for the Borrower’s right to cure payment defaults under the EDA Loan Agreement.

(f)                                    Within 90 days after the Effective Date, perfection of security interests in favor of Collateral Agent in deposit accounts of the Borrower or the other Loan Parties maintained in Korea and Australia to the reasonable satisfaction of Collateral Agent, effected under the applicable foreign law, and in the event such perfection is not accomplished with respect to any deposit account within such time period, closure of such deposit account within 30 days thereafter.

(g)                                 The Loan Parties shall use commercially reasonable efforts to cause the perfection of security interests in favor of Collateral Agent in deposit accounts of the Borrower or the other Loan Parties maintained in China to the reasonable satisfaction of Collateral Agent, effected under the applicable foreign law.

(h)                                 Within 90 days after the Effective Date, perfection of security interests in favor of Collateral Agent in 65% of the Capital Stock of Amram’s Distributing Ltd. and Russ Berrie (U.K.) Limited to the reasonable satisfaction of Collateral Agent, effected under the law of Canada and the United Kingdom, respectively.

(i)                                     Within 45 days after the Effective Date, the Loan Parties shall deliver Control Agreements executed by the applicable securities intermediaries on securities accounts of the Loan Parties maintained with Merrill Lynch and Fidelity Investments Institutional Operations Company, Inc., in each case satisfactory to Collateral Agent, and in the event such any such Control Agreement is not so delivered within such time period, the Loan Parties shall effect Collateral Agent’s perfection thereon within 30 days thereafter under Section 8-106(d)(1) of the Code, provided, however, that for so long as perfection is not accomplished during the time periods described above, the Loan Parties shall maintain on deposit in such securities account no more than the minimum balance required by the applicable securities intermediaries.

(j)                                     Kids Line shall have given, to such portion of its Account Debtors, irrevocable instructions to remit payments with respect to Accounts Receivable of the Borrower to be made by checks or other drafts to Lockboxes and to remit all payments to be made by wire transfer or by Automated Clearing House, Inc. payment as directed by Administrative Agent, so that (i) within 60 days after the Effective Date, remittance payments of all Account Debtors owing an average monthly account balance (based on the prior 6 months) in excess of $100,000 shall be in compliance with such instructions, and (ii) within 90 days after the Effective Date, remittance payments of all other Account Debtors of Kids Line shall be in compliance with such instructions.

(k)                                  Within 180 days after the Effective Date, the Borrower shall have given, to such portion of its Account Debtors, irrevocable instructions to remit payments with respect to Accounts Receivable of the Borrower to be made by checks or other drafts to Lockboxes and to remit all payments to be made by wire transfer or by Automated Clearing House, Inc. payment as directed by Administrative Agent, so that remittance payments of Account Debtors owing 50% or more of the Accounts Receivable of the Borrower shall be in compliance with such instructions.

(l)                                     Within 365 days after the Effective Date, the Borrower shall have (i) completed the giving of irrevocable instructions to all Account Debtors of the Borrower, to remit all payments with respect to Accounts Receivable of the Borrower to be made by checks or other drafts to Lockboxes and to remit all payments to be made by wire transfer or by Automated Clearing House, Inc. payment as directed by Administrative Agent, and (ii) completed the migration of all such Account Debtors to such payment regime, thereby enabling the full implementation of the cash management system described in Section 8.01.

(m)                               Within 60 days after the Effective Date, Borrower shall have terminated the Premium Finance Agreement Disclosure Statement and Security Agreement between Kids Line and AICCO, Inc. dated November 17, 2004.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.01                Representations and Warranties.  Each Loan Party hereby represents and warrants to the Agents and the Lenders:

(a)                                  Organization, Good Standing, Etc.  Each of the Loan Parties (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as currently contemplated and, in the case of the Borrower, to make the borrowings hereunder, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.  Each Loan Party has all requisite power and authority to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby.  Each of the Borrower’s Subsidiaries which is a CFC (i) is a corporation, limited liability company, limited partnership or other entity duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, and (ii) has all requisite power and authority to conduct its business as now conducted and as currently contemplated.

(b)                                 Authorization, Etc.  The execution, delivery and performance by each Loan Party of each Loan Document to which it is or will be a party, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene its charter or by-laws, its limited liability company or operating agreement or its certificate of partnership or partnership agreement, as applicable, or any applicable law or any material contractual restriction binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties.

(c)                                  Governmental Approvals.  Except as duly obtained prior to the Effective Date, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of any Loan Document to which it is or will be a party.

(d)                                 Enforceability of Loan Documents.  This Agreement is, and each other Loan Document to which any Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws.

(e)                                  Subsidiaries.  Schedule 6.01(e) is a complete and correct description of the name, jurisdiction of incorporation and ownership of the outstanding Capital Stock of each Subsidiary of the Borrower.  All of the issued and outstanding shares of Capital Stock of such Subsidiaries have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights.  Except as indicated on such Schedule, all such Capital Stock is owned by the Borrower or one or more of its wholly-owned Subsidiaries, free and clear of all Liens.  There are no outstanding debt or equity securities of the Borrower or any of its Subsidiaries and no outstanding obligations of the Borrower or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from the Borrower or any of its Subsidiaries, or other obligations of any Subsidiary to issue, directly or indirectly, any shares of Capital Stock of any Subsidiary of the Borrower.

(f)                                    Litigation; Commercial Tort Claims.  Except as set forth in Schedule 6.01(f), (i) there is no pending or, to the best knowledge of any Loan Party, threatened action, suit or proceeding affecting any Loan Party or any of its Subsidiaries before any court or other Governmental Authority or any arbitrator that (A) if adversely determined, could reasonably be expected to result in a Material Adverse Effect, (B) relates to this Agreement or any other Loan Document or any transaction contemplated hereby or thereby, or (C) relates to the Acquisition or the Acquisition documents, or any transaction contemplated thereby, and (ii) as of the Effective Date, neither any of the Loan Parties nor any of their respective Subsidiaries holds any commercial tort claims in respect of which a claim has been filed in a court of law or a written notice by an attorney has been given to a potential defendant.

(g)                                 Financial Condition.

(i)                                     The Borrower Financial Statements, copies of which have been delivered to each Agent and each Lender, fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at the respective dates thereof and the consolidated results of operations of the Borrower and its Subsidiaries for the fiscal periods ended on such respective dates, all in accordance with GAAP, and since December 31, 2003, no event or development has occurred that has had or could reasonably be expected to result in a Material Adverse Effect.

(ii)                                  The Kids Line Financial Statements, copies of which have been delivered to each Agent and each Lender, fairly present in all material respects the consolidated financial condition of the Kids Line and its Subsidiaries as at the respective dates thereof and the consolidated results of operations of the Kids Line and its Subsidiaries for the fiscal periods ended on such respective dates, all in accordance with GAAP, and since December 31, 2003, no event or development has occurred that has had or could reasonably be expected to result in a Material Adverse Effect.

(iii)                               The Borrower has heretofore furnished to each Agent and each Lender (A) projected quarterly balance sheets, income statements and statements of cash flows of the Borrower and its Subsidiaries for the period from January 1, 2005 through December 31, 2005, and (B) projected annual balance sheets, income statements and statements of cash flows of the Borrower and its Subsidiaries for the Fiscal Years ending in 2005 through 2009, which projected financial statements shall be updated from time to time pursuant to Section 7.01(a)(v).  Such projections, as so updated, are believed by the Borrower at the time furnished to be reasonable, have been prepared on a reasonable basis and in good faith by the Borrower, and have been based on assumptions believed by the Borrower to be reasonable at the time made and upon the best information then reasonably available to the Borrower, and the Borrower is not aware of any facts or information that would lead it to believe that such projections, as so updated, are incorrect or misleading in any material respect.  It is understood and agreed that projections are subject to uncertainties and contingencies and no assurances can be given that any projection will be realized.

(h)                                 Compliance with Law, Etc.  No Loan Party nor any of its Subsidiaries is in violation, in any material respect, of its organizational documents, any law, rule, regulation, judgment or order of any Governmental Authority applicable to it or any of its property or assets, or any material term of any material agreement or instrument (including, without limitation, any Material Contract) binding on or otherwise affecting it or any of its properties, and no Default or Event of Default has occurred and is continuing.

(i)                                     ERISA.  Except as set forth on Schedule 6.01(i), (i) each Employee Plan is in substantial compliance with ERISA and the IRC, (ii) no Termination Event has occurred nor is reasonably expected to occur with respect to any Employee Plan, (iii) the most recent annual report (Form 5500 Series) with respect to each Employee Plan, including any required Schedule B (Actuarial Information) thereto, copies of which have been filed with the Internal Revenue Service and delivered to the Agents, is complete and correct and fairly presents the funding status of such Employee Plan, and since the date of such report there has been no material adverse change in such funding status, (iv) copies of each agreement entered into with the PBGC, the U.S. Department of Labor or the Internal Revenue Service with respect to any

Employee Plan have been delivered to the Agents, (v) no Employee Plan had an accumulated or waived funding deficiency or permitted decrease which would create a deficiency in its funding standard account or has applied for an extension of any amortization period within the meaning of Section 412 of the IRC at any time during the previous 60 months, and (vi) no Lien imposed under the IRC or ERISA exists or is likely to arise on account of any Employee Plan within the meaning of Section 412 of the IRC.  Except as set forth on Schedule 6.01(i), no Loan Party or any of its ERISA Affiliates has incurred any withdrawal liability under ERISA with respect to any Multiemployer Plan, or is aware of any facts indicating that it or any of its ERISA Affiliates may in the future incur any such withdrawal liability.  No Loan Party or any of its ERISA Affiliates nor any fiduciary of any Employee Plan has (A) engaged in a material nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the IRC, (B) failed to pay any material required installment or material other payment required under Section 412 of the IRC on or before the due date for such required installment or payment, (C) engaged in a transaction within the meaning of Section 4069 of ERISA or (D) incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid.  There are no pending or, to the best knowledge of any Loan Party, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (1) any Employee Plan or its assets, (2) any fiduciary with respect to any Employee Plan, or (3) any Loan Party or any of its ERISA Affiliates with respect to any Employee Plan.  Except as required by Section 4980B of the Internal Revenue Code, no Loan Party maintains or has any actual or contingent liability with respect to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any entity or coverage after a participant’s termination of employment.

(j)                                     Taxes, Etc.  All material Federal, state, local and foreign tax returns and other reports required by applicable law to be filed by any Loan Party or any of its Subsidiaries have been filed, or extensions have been obtained, and all material taxes, assessments and other governmental charges imposed upon any Loan Party or any such Subsidiary or any property of any Loan Party or any such Subsidiary and which have become due and payable have been paid, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.

(k)                                  Regulations T, U and X.  No Loan Party nor any of its Subsidiaries is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of the Term Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(l)                                     Nature of Business.  No Loan Party or any of its Subsidiaries is engaged in any businesses other than the gift, home decor and infant products businesses, and other businesses which are reasonably similar, related or complementary thereto, or are reasonable extensions thereof.

(m)                               Adverse Agreements, Etc.  No Loan Party or any of its Subsidiaries is a party to any agreement or instrument, or subject to any charter, limited liability company agreement, partnership agreement or other corporate, partnership or limited liability company restriction or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which has, or in the future could reasonably be expected to result in, a Material Adverse Effect.

(n)                                 Permits, Etc.  Each Loan Party and its Subsidiaries have, and are in material compliance with, all material permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person.  No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any material permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect.

(o)                                 Properties.  (i)  Each Loan Party and its Subsidiaries have good and marketable title to, valid leasehold interests in, or valid licenses to use, all property and assets material to its business, free and clear of all Liens, except Permitted Liens.  All such properties and assets are in good working order and condition, ordinary wear and tear excepted.

(ii)                                  Schedule 6.01(o) sets forth a complete and accurate list, as of the Effective Date, of the location, by state and street address, of all real property owned or leased by each Loan Party and its Subsidiaries.  As of the Effective Date, each Loan Party and its Subsidiaries has valid leasehold interests in the Leases described on Schedule 6.01(o) to which it is a party.  Schedule 6.01(o) sets forth with respect to each such Lease, the commencement date, termination date, renewal options (if any) and annual base rents.  Each such Lease is valid and enforceable in accordance with its terms in all material respects and is in full force and effect.  No consent or approval of any landlord or other third party in connection with any such Lease is necessary for any Loan Party to enter into and execute the Acquisition Documents or the Loan Documents to which it is a party, except as set forth on Schedule 6.01(o).  To the best knowledge of any Loan Party, no other party to any such Lease is in default of its obligations thereunder, and neither any Loan Party nor any of its Subsidiaries (or any other party to any such Lease) has at any time delivered or received any notice of default which remains uncured under any such Lease and, as of the Effective Date, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default under any such Lease.

(p)                                 Full Disclosure.  Each Loan Party has disclosed to the Agents all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party and its Subsidiaries to the Agents in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.  There is no contingent liability or fact that could reasonably be expected to result in a Material Adverse Effect which has not been set forth in a footnote included in the Borrower Financial Statements or a Schedule hereto. It is understood and agreed that projections are subject to uncertainties and contingencies and no assurances can be given that any projection will be realized.

(q)                                 Operating Lease Obligations.  On the Effective Date, none of the Loan Parties nor any of their Subsidiaries has any material Operating Lease Obligations other than the Operating Lease Obligations set forth on Schedule 6.01(q).

(r)                                    Environmental Matters.  Except as set forth on Schedule 6.01(r), (i) the operations of each Loan Party and each of its Subsidiaries are in material compliance with all Environmental Laws; (ii) there has been no Release at any of the properties owned or operated by any Loan Party, any such Subsidiary or a predecessor in interest, or at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party, such Subsidiary or any predecessor in interest which could reasonably be expected to result in a Material Adverse Effect; (iii) no Environmental Action has been asserted against any Loan Party, any such Subsidiary or any predecessor in interest nor does any Loan Party have knowledge or notice of any threatened or pending Environmental Action against any Loan Party, any such Subsidiary or any predecessor in interest which could reasonably be expected to result in a Material Adverse Effect; (iv) no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by any Loan Party, any such Subsidiary or any predecessor in interest which could reasonably be expected to result in a Material Adverse Effect; (v) no property now or formerly owned or occupied by a Loan Party or any Subsidiary thereof has been used as a treatment or disposal site for any Hazardous Material in a manner which could reasonably be expected to result in a Material Adverse Effect; (vi) neither any Loan Party nor any of its Subsidiaries has failed to report to the proper Governmental Authority the occurrence of any Release which is required to be so reported by any Environmental Laws which could reasonably be expected to result in a Material Adverse Effect; (vii) each Loan Party and its Subsidiaries hold all licenses, permits and approvals required under any Environmental Laws in connection with the operation of the business carried on by it, except for such licenses, permits and approvals as to which a Loan Party’s or its Subsidiary’s failure to maintain or comply with could not reasonably be expected to result in a Material Adverse Effect; and (viii) neither any Loan Party nor any of its Subsidiaries has received any notification pursuant to any Environmental Laws that (A) any work, repairs, construction or Capital Expenditures are required to be made in respect as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto or (B) any license, permit or approval referred to above is about to be reviewed, made subject to limitations or conditions, revoked, withdrawn or terminated, in each case, except as could not reasonably be expected to result in a Material Adverse Effect.

(s)                                  Insurance.  Each Loan Party and each of its Subsidiaries keep their property adequately insured and maintains (i) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (ii) worker’s compensation insurance in the amount required by applicable law, (iii) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (iv) such other insurance as may be required by law.  Schedule 6.01(s) sets forth a list of all insurance maintained by each Loan Party on the Effective Date.

(t)                                    Use of Proceeds.  The proceeds of the Term Loan shall be used to (a) finance, in part, the Acquisition, (b) pay fees and expenses related to the Acquisition, and (c) pay fees and expenses in connection with the transactions contemplated hereby.

(u)                                 Solvency.  After giving effect to the transactions contemplated by this Agreement and before and after giving effect to the Term Loan, each Loan Party (other than Inactive Subsidiaries) is, and the Loan Parties on a consolidated basis are, Solvent.

(v)                                 Location of Bank Accounts.  Schedule 6.01(v) sets forth a complete and accurate list as of the Effective Date of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Loan Party and each of its Subsidiaries, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).

(w)                               Intellectual Property.  Except as set forth on Schedule 6.01(w), each Loan Party and its Subsidiaries own or license or otherwise have the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits and other intellectual property rights that are necessary for the operation of their respective business, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  Set forth on Schedule 6.01(w) is a complete and accurate list as of the Effective Date of all such material licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits and other intellectual property rights of each Loan Party or its Subsidiaries.  No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any of its Subsidiaries infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, except for such infringements and conflicts which could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.  To the best knowledge of each Loan Party, no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or proposed, which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(x)                                   Material Contracts.  Set forth on Schedule 6.01(x) is a complete and accurate list as of the Effective Date of all Material Contracts of each Loan Party and its Subsidiaries, showing the parties and subject matter thereof and amendments and modifications thereto.  Each such Material Contract (i) in all material respects, is in full force and effect, and is binding upon and enforceable against each Loan Party or such Subsidiary that is a party thereto and, to the best knowledge of such Loan Party, all other parties thereto in accordance with its terms, (ii) has not been otherwise materially amended or modified, and (iii) is not in material default due to the action of any Loan Party or any such Subsidiary or, to the best knowledge of any Loan Party, any other party thereto.

(y)                                 Holding Company and Investment Company Acts.  None of the Loan Parties is (i) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or (ii) an “investment company” or an “affiliated person” or “promoter” of, or “principal underwriter” of or for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.

(z)                                   Employee and Labor Matters.  Except as set forth in Schedule 6.01(f), there is (i) no unfair labor practice complaint pending or, to the best knowledge of any Loan Party, threatened against any Loan Party or any of its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party or any of its Subsidiaries which arises out of or under any collective bargaining agreement, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or, to the best knowledge of any Loan Party or its Subsidiaries, threatened against any Loan Party or any of its Subsidiaries or (iii) to the best knowledge of any Loan Party, no union representation question existing with respect to the employees of any Loan Party or any of its Subsidiaries and no union organizing activity taking place with respect to any of the employees of any Loan Party or any of its Subsidiaries.  No Loan Party or any of its ERISA Affiliates has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or similar state law, which remains unpaid or unsatisfied.  The hours worked and payments made to employees of any Loan Party or any of its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  All material payments due from any Loan Party or any of its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(aa)                            Customers and Suppliers.  There exists no actual or threatened termination, cancellation or limitation of the business relationship between (i) any Loan Party or any of its Subsidiaries, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any Loan Party or any such Subsidiary are individually or in the aggregate material to the business or operations of such Loan Party or such Subsidiary, or (ii) any Loan Party or any of its Subsidiaries, on the one hand, and any material supplier thereof, on the other hand, in each case which would reasonably be expected to result in a Material Adverse Effect.

(bb)                          No Bankruptcy Filing.  Neither any Loan Party nor any of its Subsidiaries is contemplating either the filing of a petition by it under any state, federal or foreign bankruptcy or insolvency laws or the liquidation of all or a major portion of such Loan Party’s or such Subsidiary’s assets or property, and no Loan Party has any knowledge of any Person contemplating the filing of any such petition against it.

(cc)                            Separate Existence.  In all material respects:

(i)                                     All customary formalities regarding the corporate existence of each Loan Party and each of its Subsidiaries have been at all times since its formation observed.

(ii)                                  Each Loan Party and each of its Subsidiaries have at all times since their respective formation accurately maintained their financial statements, accounting records and other organizational documents separate from those of any Affiliate of such Loan Party or such Subsidiary, as the case may be, and any other Person.  Neither any Loan Party nor any of its Subsidiaries has at any time since its formation commingled its assets with those of any of its Affiliates or any other Person.  Each Loan Party and each of its Subsidiaries have at all times since their formation accurately maintained its own bank accounts and separate books of account.

(iii)                               Each Loan Party and each of its Subsidiaries have at all times since their formation paid its own liabilities from its own separate assets.

(iv)                              Each Loan Party and each of its Subsidiaries have at all times since their formation identified themselves in all dealings with the public, under its own name and as a separate and distinct Person.  Neither any Loan Party nor any of its Subsidiaries has at any time since its formation identified itself as being a division or a part of any other Person.

(dd)                          Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN.  Schedule 6.01(dd) sets forth a complete and accurate list as of the date hereof of (i) the exact legal name of each Loan Party and each of its Subsidiaries, (ii) the jurisdiction of organization of each Loan Party, (iii) the organizational identification number of each Loan Party (or indicates that such Loan Party has no organizational identification number), (iv) each place of business of each Loan Party and each of its Subsidiaries, (v) the chief executive office of each Loan Party and each of its Subsidiaries and (vi) the federal employer identification number of each Loan Party.

(ee)                            Tradenames.  Schedule 6.01(ee) hereto sets forth a complete and accurate list as of the Effective Date of all tradenames used by each Loan Party and its Subsidiaries.

(ff)                                Locations of Collateral.  There is no location at which any Loan Party has any Collateral (except for Inventory in transit) other than (i) those locations listed on Schedule 6.01(ff) and (ii) any other locations approved in writing by the Collateral Agent from time to time.  Schedule 6.01(ff) hereto contains a true, correct and complete list, as of the Effective Date, of the legal names and addresses of each warehouse at which Collateral of each Loan Party is stored.  None of the receipts received by any Loan Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns.

(gg)                          Security Interests.  The Security Agreement creates in favor of the Collateral Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral covered thereby.  Upon the filing of the financing statements described in Section 5.01(d) and any other security documents contemplated in the Security Agreement described in Section 5.01(d), and the execution and delivery Control Agreements specified in Article V hereof, such security interests in and Liens on the Collateral granted thereby shall be perfected, first priority security interests (subject to Permitted Liens), and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens.

(hh)                          Acquisition Documents.  The Borrower has delivered to the Agents a complete and correct copy of (1) the Acquisition Agreement, including all schedules and exhibits thereto, and (2) the other Acquisition Documents.  The Acquisition Agreement, taken together with the other Acquisition Documents, sets forth the entire agreement and understanding of the parties thereto relating to the subject matter thereof, and there are no other agreements, arrangements or understandings, written or oral, relating to the matters covered thereby.  The execution, delivery and performance of the Acquisition Agreement and the other Acquisition Documents have been duly authorized by all necessary action (including, without limitation, the obtaining of any consent of stockholders or other holders of Capital Stock required by law or by any applicable corporate or other organizational documents) on the part of each Loan Party or any Subsidiary thereof that is a party thereto.  No authorization or approval or other action by, and no notice to filing with or license from, any Governmental Authority is required to be obtained by any Loan Party or any of its Subsidiaries other than such as have been obtained on or prior to the Effective Date.  Each of the Acquisition Agreement and other Acquisition Documents is the legal, valid and binding obligation of the Loan Parties and Subsidiaries thereof that are parties thereto, enforceable against them in accordance with its terms.

(ii)                                  CFC Subsidiaries.  Each Subsidiary of the Borrower which is neither incorporated nor otherwise organized under the federal laws or the laws of a state of the United States is a CFC.

(jj)                                  Inactive Subsidiaries.  Each Inactive Subsidiary (i) has conducted no material operations or business (other than the winding down of its business or liquidation of assets), (ii) has total assets of an aggregate fair market value of less than $50,000, or (iii) has no Indebtedness or other material liabilities (other than the Obligations and obligations to the Earnout Sellers).

(kk)                            Schedules.  All of the information which is required to be scheduled to this Agreement is set forth on the Schedules attached hereto, is correct and accurate and does not omit to state any information material thereto.

(ll)                                  Representations and Warranties in Documents; No Default.  All representations and warranties set forth in this Agreement and the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) at the time as of which such representations were made and on the Effective Date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).  No Event of Default has occurred and is continuing and no condition exists which constitutes a Default or an Event of Default.

ARTICLE VII

COVENANTS OF THE LOAN PARTIES

Section 7.01                Affirmative Covenants.  So long as any principal of or interest on the Term Loan, or any other Obligation (whether or not due, but other than contingent liabilities not then due and payable), shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party will and will cause each of its Subsidiaries to:

(a)                                  Reporting Requirements.  Furnish to each Agent and each Lender:

(i)                                     as soon as available and in any event within 45 days after the end of each fiscal quarter of the Borrower, consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows of the Borrower and its Subsidiaries as at the end of such quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period of the immediately preceding Fiscal Year, all in reasonable detail and certified by an Authorized Officer of the Borrower as fairly presenting, in all material respects, the financial position of the Borrower and its Subsidiaries as of the end of such quarter and the results of operations and cash flows of the Borrower and its Subsidiaries for such quarter, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of the Borrower and its Subsidiaries furnished to the Agents and the Lenders, subject to normal year-end audit adjustments and the absence of footnotes;

(ii)                                  as soon as available, and in any event within 90 days after the end of each Fiscal Year of the Borrower and its Subsidiaries, consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows of the Borrower and its Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the immediately preceding Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, and accompanied by a report and an unqualified opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized standing selected by the Borrower and reasonably satisfactory to the Agents (which opinion shall be without (A) a “going concern” or like qualification or exception, (B) any qualification or exception as to the scope of such audit, or (C) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7.03, together with a written statement of such accountants (1) to the effect that, in making the examination necessary for their audit of such financial statements, they have not obtained any knowledge of the existence of an Event of Default or a Default under Section 7.03 and (2) if such accountants shall have obtained any knowledge of the existence of an Event of Default or such Default under Section 7.03, describing the nature thereof;

(iii)                               as soon as available, and in any event within 30 days after the end of each fiscal month of the Borrower and its Subsidiaries (other than the end of a fiscal month which is also the end of a fiscal quarter of the Borrower and its Subsidiaries), internally prepared consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows as at the end of such fiscal month, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such fiscal month, all in reasonable detail and certified by an Authorized Officer of the Borrower as fairly presenting, in all material respects, the financial position of the Borrower and its Subsidiaries as at the end of such fiscal month and the results of operations, retained earnings and cash flows of the Borrower and its Subsidiaries for such fiscal month, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Agents and the Lenders, subject to normal year-end audit adjustments and the absence of footnotes, and accompanied by a written management discussion and analysis of the financial results and performance for such fiscal month;

(iv)                              simultaneously with the delivery of the financial statements of the Borrower and its Subsidiaries required by clauses (i), (ii) and (iii) of this Section 7.01(a), a certificate of an Authorized Officer of the Borrower (A) stating that such Authorized Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Borrower and its Subsidiaries during the period covered by such financial statements with a view to determining whether the Borrower and its Subsidiaries were in compliance with all of the provisions of this Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the existence during such period of an Event of Default or Default or, if an Event of Default or Default existed, describing the nature and period of existence thereof and the action which the Borrower and its Subsidiaries propose to take or have taken with respect thereto, (B) attaching a schedule showing the calculation of the financial covenants specified in Section 7.03, and (C) attaching a pro forma schedule showing the calculation of the financial covenants specified in Section 7.03 after giving effect to the payment of dividends on the common shares of the Borrower’s Capital Stock as permitted by Section 7.02(s) in the applicable fiscal period following the period covered by such financial statements;

(v)                                 on or before February 15 of each year, financial projections, supplementing and superseding the financial projections for the period referred to in Section 6.01(g)(iii)(A), prepared on a monthly basis and otherwise in form reasonably satisfactory to the Agents, for the immediately succeeding Fiscal Year for the Borrower and its Subsidiaries, all such financial projections to be prepared on a reasonable basis and in good faith, and to be based on assumptions believed by the Borrower to be reasonable at the time made and from the best information then available to the Borrower (it being understood that projections are subject to uncertainties and contingencies and no assurance can be given that any projection will be realized);

(vi)                              as soon as available, and in any event within 30 days after the end of each fiscal month of the Borrower and its Subsidiaries, (A) a detailed aging report of the accounts receivable of the Borrower and its Subsidiaries as of the end of such fiscal month, together with a reconciliation and supporting documentation for any reconciling items noted, (B) a summary report of the inventory of the Borrower and its Subsidiaries as of the end of such fiscal month, (C) a detailed aging report of the accounts payable of the Borrower and its Subsidiaries as of the end of such fiscal month, together with a reconciliation and supporting documentation for any reconciling items noted, (D) a detailed report of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Loan Party and each of its Subsidiaries, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof), (E) a detailed report describing the Cash and Cash Equivalents of the Borrower and its Subsidiaries as of the end of such fiscal month, segregated by each legal entity and by location of such Cash and Cash Equivalents, and including in all such reports an indication of which amounts constitute Unrestricted Cash, Domestic Unrestricted Cash, Foreign Unrestricted Cash and Qualified Cash, and the Dollar Equivalent Amounts thereof, (F) a detailed report describing the Hedging Agreements in effect with respect to the Loan Parties and their Subsidiaries, and the amounts available to be drawn, and amounts drawn under, letters of credit issued for the account of the Loan Parties and their Subsidiaries, or under which any Loan Party or any of their Subsidiaries is otherwise obligated;

(vii)                           promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of any Loan Party other than routine inquiries by such Governmental Authority;

(viii)                        as soon as possible, and in any event within 3 Business Days after the occurrence of an Event of Default or Default or the occurrence of any event or development that could reasonably be expected to result in a Material Adverse Effect, the written statement of an Authorized Officer of the Borrower setting forth the details of such Event of Default or Default or other event or development having a Material Adverse Effect and the action which the affected Loan Party proposes to take with respect thereto;

(ix)                                (A) as soon as possible and in any event within 20 days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that (1) any Reportable Event with respect to any Employee Plan has occurred, (2) any other Termination Event with respect to any Employee Plan has occurred, or (3) an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period under Section 412 of the IRC with respect to an Employee Plan, a statement of an Authorized Officer of the Borrower setting forth the details of such occurrence and the action, if any, which such Loan Party or such ERISA Affiliate proposes to take with respect thereto, (B) promptly and in any event within 3 days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from the PBGC, copies of each notice received by any Loan Party or any ERISA Affiliate thereof of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan, (C) promptly and in any event within 10 days after the filing thereof with the Internal Revenue Service if requested by any Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Employee Plan and Multiemployer Plan, (D) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that a required installment within the meaning of Section 412 of the IRC has not been made when due with respect to an Employee Plan, (E) promptly and in any event within 3 days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by any Loan Party or any ERISA Affiliate thereof concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA, and (F) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by such Loan Party or such ERISA Affiliate thereof;

(x)                                   promptly after the commencement thereof but in any event not later than 5 Business Days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Loan Party, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(xi)                                as soon as possible and in any event within 5 Business Days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with any Material Contract, subject to confidentiality restrictions, if any, as to such disclosure;

(xii)                             promptly after the sending or filing thereof, copies of all statements, reports and other information any Loan Party or any Subsidiary thereof sends to any holders of its Indebtedness or its securities (other than the Permitted Holders) or files with the SEC or any national (domestic or foreign) securities exchange; provided, however, that Borrower shall not be required to deliver any of the foregoing which has previously been delivered hereunder;

(xiii)                          promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters), if any, submitted to any Loan Party by its auditors in connection with any annual or interim audit of the books thereof; and

(xiv)                         promptly upon request, such other information concerning the condition or operations, financial or otherwise, of any Loan Party as any Agent may from time to time may reasonably request.

(b)                                 Additional Guaranties and Collateral Security.  Cause:

(i)                                     each Subsidiary of any Loan Party to execute and deliver to the Collateral Agent promptly and in any event within 5 Business Days (15 Business Days in the case of a foreign Subsidiary) after the formation or acquisition thereof (A) a Guaranty guaranteeing the Obligations, (B) a Security Agreement or a joinder to an existing Security Agreement, (C) if such Subsidiary has any Subsidiaries, (x) certificates evidencing all of the Capital Stock of any Person owned by such Subsidiary, (y) undated stock powers executed in blank with signature guaranteed, and (z) such opinion of counsel and such approving certificate of such Subsidiary as the Collateral Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares, (D) one or more Mortgages creating on the real property of such Subsidiary a perfected, first priority Lien on such real property, a Title Insurance Policy covering such real property, a current ALTA survey thereof and a surveyor’s certificate, each in form and substance satisfactory to the Collateral Agent, together with such other agreements, instruments and documents as the Collateral Agent may require whether comparable to the documents required under Section 7.01(o) or otherwise, and (E) such other agreements, instruments, approvals, legal opinions or other documents reasonably requested by the Collateral Agent in order to create, perfect, establish the first priority of or otherwise protect any Lien purported to be covered by any such Security Agreement or Mortgage, or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets of such Subsidiary shall become Collateral for the Obligations; provided, however, that to the extent that the Borrower can demonstrate to the Collateral Agent’s satisfaction, in its reasonable discretion, (I) that the execution or delivery of a Guaranty, Security Agreement or Mortgage by such Subsidiary which is a CFC would result in a material adverse tax consequence to the Loan Parties, then for so long as such Subsidiary is a CFC, such Guaranty, Security Agreement or Mortgage will not be required, or (II) that the pledge of all of the Capital Stock of such Subsidiary which is a CFC would result in a material adverse tax consequence to the Loan Parties, then for so long as such Subsidiary is a CFC, the pledge of Capital Stock of such Subsidiary shall be limited to 65% of the Capital Stock of such Subsidiary from time to time outstanding; and

(ii)                                  each owner of the Capital Stock of any such Subsidiary to execute and deliver promptly and in any event within 5 Business Days after the formation or acquisition of such Subsidiary a Security Agreement or joinder to an existing Security Agreement, together with (A) certificates evidencing all of the Capital Stock of such Subsidiary, (B) undated stock powers or other appropriate instruments of assignment executed in blank with signature guaranteed, (C) such opinion of counsel and such approving certificate of such Subsidiary as the Collateral Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares and (D) such other agreements, instruments, approvals, legal opinions or other documents reasonably requested by the Collateral Agent.

(c)                                  Compliance with Laws, Etc.  Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations and orders (including, without limitation, all Environmental Laws), such compliance to include, without limitation, (i) paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties, and (ii) paying all other lawful claims which if unpaid might become a Lien or charge upon any of its properties, except, in each case, to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.

(d)                                 Preservation of Existence, Etc.  Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

(e)                                  Keeping of Records and Books of Account.  Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made to permit the preparation of financial statements in accordance with GAAP.

(f)                                    Inspection Rights.  Permit, and cause each of its Subsidiaries to permit, the agents and representatives of any Agent at any time and from time to time during normal business hours, at the expense of the Borrower, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals, Phase I Environmental Site Assessments (and, if requested by the Collateral Agent based upon the results of any such Phase I Environmental Site Assessment, a Phase II Environmental Site Assessment) or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives; provided, however, that so long as no Default or Event of Default shall have occurred and be continuing, Agents shall be limited to two on-site visits, inspections or examinations during each Fiscal Year; provided, further, that so long as no Default or Event of Default shall have occurred and be continuing, Phase I and Phase II Environmental Site Assessments shall not be required for the Facility.

(g)                                 Maintenance of Properties, Etc.  Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any material loss or forfeiture thereof or thereunder.

(h)                                 Maintenance of Insurance.  Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event in amount, adequacy and scope reasonably satisfactory to the Collateral Agent.  All policies covering the Collateral are to be made payable to the Collateral Agent for the benefit of the Lenders, as its interests may appear, in case of loss, under a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as the Collateral Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies.  All certificates of insurance are to be delivered to the Collateral Agent and the policies are to be premium prepaid to the extent they have been prior to the Effective Date, with the loss payable and additional insured endorsement in favor of the Collateral Agent and such other Persons as the Collateral Agent may designate from time to time, and shall provide for not less than 30 days prior written notice to the Collateral Agent of the exercise of any right of cancellation.  If any Loan Party or any of its Subsidiaries fails to maintain such insurance, the Collateral Agent may arrange for such insurance after giving written notice to the Borrower, but at the Borrower’s expense and without any responsibility on the Collateral Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.  Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the sole right, in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(i)                                     Obtaining of Permits, Etc.  Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all material permits, licenses, authorizations, approvals, entitlements and accreditations which are necessary or useful in the proper conduct of its business.

(j)                                     Environmental.  (i)  Keep any property either owned or operated by it or any of its Subsidiaries free of any Environmental Liens; (ii) comply, and cause each of its Subsidiaries to comply, in all material respects with Environmental Laws and provide to the Collateral Agent any documentation of such compliance which the Collateral Agent may reasonably request; (iii) promptly notify the Agents of any Release of a Hazardous Material in excess of any reportable quantity from or onto property owned or operated by it or any of its Subsidiaries and take any Remedial Actions required under Environmental Law to abate said Release; (iv) promptly provide the Agents with written notice within 10 days of the receipt of any of the following:  (A) notice that an Environmental Lien has been filed against any property of any Loan Party or any of its Subsidiaries; (B) commencement of any material Environmental Action or notice that an Environmental Action will be filed against any Loan Party or any of its Subsidiaries; and (C) notice of a violation, citation or other administrative order which could reasonably be expected to result in a Material Adverse Effect and (v) defend, indemnify and hold harmless the Agents and the Lenders and their transferees, and their respective employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses (including, without limitation, attorney and consultant fees, investigation and laboratory fees, court costs and litigation expenses) arising out of (A) the presence, disposal, release or threatened release of any Hazardous Materials on any property at any time owned or occupied by any Loan Party or any of its Subsidiaries (or its predecessors in interest or title), (B) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials, (C) any investigation, lawsuit brought or threatened, settlement reached or government order relating to such Hazardous Materials, (D) any violation of any Environmental Law by a Loan Party and/or (E) any Environmental Action filed against any Agent or any Lender relating to a Loan Party or its assets and properties.

(k)                                  Further Assurances.  Take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as any Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to subject to valid and perfected first priority Liens (subject to Permitted Liens) any of the Collateral or any other property of any Loan Party, (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (iv) to better assure, grant, collaterally assign and confirm unto each Agent and each Lender the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document.  In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Loan Party (A) authorizes each Agent to execute any such reasonably required or necessary collateral assignment agreements, instruments or other documents in such Loan Party’s name and to file such agreements, instruments or other documents in any appropriate filing office, (B) authorizes each Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party, and (C) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Loan Party prior to the date hereof.

(l)                                     Change in Collateral; Collateral Records.  (i)  Give the Collateral Agent not less than 30 days prior written notice of any change in the location of any Collateral, other than to (or in-transit between) locations set forth on Schedule 6.01(ff) and with respect to which the Collateral Agent has filed financing statements and otherwise fully perfected its Liens thereon, and (ii) advise the Collateral Agent promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or the Lien granted thereon.

(m)                               Landlord Waivers; Collateral Access Agreements.

(i)                                     At any time any Collateral with a book value in excess of $200,000 is located on any real property of the Borrower or any other Loan Party (whether such real property is now existing or acquired after the Effective Date) which is not owned by the Borrower or any other Loan Party, use commercially reasonable efforts to obtain written subordinations or waivers, in form and substance reasonably satisfactory to the Collateral Agent, of all present and future Liens to which the owner or lessor of such premises may be entitled to assert against the Collateral; and

(ii)                                  Use commercially reasonable efforts to obtain written access agreements, in form and substance reasonably satisfactory to the Collateral Agent, providing access to Collateral located on any premises not owned by the Borrower or any other Loan Party in order to remove such Collateral from such premises during the continuance of an Event of Default.

(n)                                 Subordination. Cause all Indebtedness and other obligations now or hereafter owed by it to any of its Affiliates, to be subordinated in right of payment and security to the Indebtedness and other Obligations owing to the Agents and the Lenders in accordance with a subordination agreement in form and substance satisfactory to the Agents.

(o)                                 After Acquired Real Property.  Upon the acquisition by it or any of its Domestic Subsidiaries of any After Acquired Property, promptly (but in any event within 5 Business Days following the date such acquisition is consummated) so notify the Collateral Agent, setting forth with specificity a description of the interest acquired, the location of the real property, any structures or improvements thereon and either an appraisal or such Loan Party’s good-faith estimate of the current value of such real property (for purposes of this Section, the ”Current Value”).  The Collateral Agent shall notify such Loan Party whether it intends to require a Mortgage and the other documents referred to below or in the case of leasehold, a leasehold Mortgage or landlord’s waiver (pursuant to Section 7.01(m) hereof).  Upon receipt of such notice requesting a Mortgage, the Person which has acquired such After Acquired Property shall promptly (but in any event within 25 Business Days following the date of receipt of such notice) furnish to the Collateral Agent the following, each in form and substance reasonably satisfactory to the Collateral Agent:  (i) a Mortgage with respect to such real property and related assets located at the After Acquired Property, each duly executed by such Person and in recordable form; (ii) evidence of the recording of the Mortgage referred to in clause (i) above in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to create and perfect a valid and enforceable first priority lien on the property purported to be covered thereby or to otherwise protect the rights of the Agents and the Lenders thereunder, (iii) a Title Insurance Policy, (iv) a survey of such real property, certified to the Collateral Agent and to the issuer of the Title Insurance Policy by a licensed professional surveyor reasonably satisfactory to the Collateral Agent, (v) Phase I Environmental Site Assessments with respect to such real property, certified to the Collateral Agent by a company reasonably satisfactory to the Collateral Agent, (vi) in the case of a leasehold interest, a certified copy of the lease between the landlord and such Person with respect to such real property in which such Person has a leasehold interest, (vii) in the case of a leasehold interest, if requested by the Collateral Agent, an attornment and nondisturbance agreement between the landlord (and any fee mortgagee) with respect to such real property and the Collateral Agent, as to which such Person shall undertake commercially reasonable efforts to obtain, and (viii) such other documents or instruments (including guarantees and opinions of counsel) as the Collateral Agent may reasonably require.  The Borrower shall pay all fees and expenses, including reasonable attorneys’ fees and expenses, and all title insurance charges and premiums, in connection with each Loan Party’s obligations under this Section 7.01(o).

(p)                                 Fiscal Year.  Cause the fiscal year of the Borrower and its Subsidiaries to end on December 31 of each calendar year unless the Agents consent (which consent shall not be unreasonably withheld or delayed) to a change in such fiscal year of Borrower and its Subsidiaries (and appropriate related changes to this Agreement).

(q)                                 [Reserved].

(r)                                    Repatriation of Foreign Unrestricted Cash.  Upon demand therefor by the Collateral Agent (i) at any time after December 31, 2005, but only to the extent that doing so would not reasonably be expected to result in material adverse tax consequences to the Borrower and its Subsidiaries, taken as a whole, or (ii) after the occurrence and continuance of a Default or an Event of Default, cause each of its Subsidiaries which is a CFC to remit any and all Foreign Unrestricted Cash of such Subsidiaries to the Borrower which shall at all times thereafter maintain all such Unrestricted Cash so remitted in deposit accounts (as that term is defined in the Code) of the Borrower maintained with a branch office of a bank located in the United States and with respect to each such deposit account a Control Agreement shall then be in effect, or in securities accounts (as that term is defined in the Code) of the Borrower maintained with a securities intermediary located within the United States and with respect to each such securities account a Control Agreement shall then be in effect, or a combination thereof.

Section 7.02                Negative Covenants.  So long as any principal of or interest on the Term Loan, or any other Obligation (whether or not due, but other than contingent liabilities not then due and payable), shall remain unpaid, each Loan Party shall not and shall not permit any of its Subsidiaries to:

(a)                                  Liens, Etc.  Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any similar law or statute of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof); sell any of its property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable) with recourse to it or any of its Subsidiaries or assign or otherwise transfer, or permit any of its Subsidiaries to assign or otherwise transfer, any account or other right to receive income; other than, as to all of the above, Permitted Liens.

(b)                                 Indebtedness.  Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.

(c)                                  Fundamental Changes; Dispositions.  Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, or convey, sell, lease (as a lessor) or sublease (as a sublessor), transfer or otherwise dispose of, whether in one transaction or a series of related transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing), or purchase or otherwise acquire, whether in one transaction or a series of related transactions, all or substantially all of the assets of any Person (or any division thereof) (or agree to do any of the foregoing), or permit any of its Subsidiaries to do any of the foregoing; provided, however, that

(i)                                     any wholly-owned Domestic Subsidiary of any Loan Party may be merged into such Loan Party or another wholly-owned Domestic Subsidiary of such Loan Party, or may consolidate with another wholly-owned Domestic Subsidiary of such Loan Party, so long as (A) no other provision of this Agreement would be violated thereby, (B) such Loan Party gives the Agents at least 30 days prior written notice of such merger or consolidation, (C) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, (D) the Lenders’ rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger or consolidation and (E) the surviving Subsidiary, if any, is not an Inactive Subsidiary and is joined as a Loan Party hereunder and is a party to a Guaranty and a Security Agreement and the Capital Stock of which Subsidiary is the subject of a Security Agreement, in each case, which is in full force and effect on the date of and immediately after giving effect to such merger or consolidation;

(ii)                                  any Loan Party and its Subsidiaries may make Permitted Dispositions; and

(iii)                               any Inactive Subsidiary may be dissolved.

(d)                                 Change in Nature of Business.  Make, or permit any of its Subsidiaries to make, any change in the nature of its business as described in Section 6.01(l).

(e)                                  Loans, Advances, Investments, Etc.  Make or commit or agree to make any loan, advance, guarantee of obligations, other extension of credit or capital contributions to, or hold or invest in or commit or agree to hold or invest in, or purchase or otherwise acquire or commit or agree to purchase or otherwise acquire any shares of the Capital Stock, bonds, notes, debentures or other securities of, or make or commit or agree to make any other investment in, any other Person, or purchase or own any futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or permit any of its Subsidiaries to do any of the foregoing, except for, without duplication: (i) investments existing on the date hereof, as set forth on Schedule 7.02(e) hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof, (ii) temporary loans and advances by the Borrower to a Loan Party that is a Domestic Subsidiary, and by any Domestic Subsidiary to the Borrower or any other Domestic Subsidiary, made in the ordinary course of business and not exceeding in the aggregate at any one time outstanding $50,000, (iii) loans and advances by any Subsidiary of the Borrower which is a CFC to any other Subsidiary of the Borrower which is a CFC, made in the ordinary course of business, (iv) loans and advances by any Subsidiary of the Borrower which is a CFC to Borrower or any Domestic Subsidiary, (v) Capital Expenditures to the extent permitted by Section 7.02(g), (vi) investments by the Borrower and its Subsidiaries under Hedging Agreements that constitute Permitted Indebtedness, (vii) loans and advances by the Borrower and its Domestic Subsidiaries to their respective employees, directors or officers in an aggregate principal amount not to exceed $100,000 at any time outstanding, and (viii) Permitted Investments.

(f)                                    Lease Obligations.  Create, incur or suffer to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, any obligations as lessee (i) for the payment of rent for any real or personal property in connection with any sale and leaseback transaction, or (ii) for the payment of rent for any real or personal property under leases or agreements to lease other than (A) Capitalized Lease Obligations which would not cause the aggregate amount of all obligations under Capitalized Leases entered into after the Effective Date owing by all Loan Parties and their Subsidiaries in any Fiscal Year to exceed 1,000,000, and (B) Operating Lease Obligations which would not cause the aggregate amount of all Operating Lease Obligations owing by all Loan Parties and their Subsidiaries in any Fiscal Year to exceed $7,500,000.

(g)                                 Capital Expenditures.  Make or commit or agree to make, or permit any of its Subsidiaries to make or commit or agree to make, any Capital Expenditure (whether by purchase or Capitalized Lease or otherwise) that would cause the aggregate amount of all Capital Expenditures made by the Loan Parties and their Subsidiaries, in any Fiscal Year, to exceed $4,200,000; provided, however, that if the full amount of Capital Expenditures available under this Section 7.02(g) is not expended in any particular Fiscal Year (such amount not expended being a “remainder amount”), one hundred percent (100%) of such remainder amount shall be available to be expended as a Capital Expenditure, in the Fiscal Year immediately following the Fiscal Year in which such remainder amount was created (but in no event in any succeeding

Fiscal Year); provided, further, that the remainder amount so carried over to such following Fiscal Year (the “carryover year”) shall not be deemed to have been expended in the carryover year until the amounts of Capital Expenditures available to be expended under this Section 7.02(g) (without regard to the immediately preceding proviso) in the carryover year, shall have been expended in full.

(h)                                 Restricted Payments.  (i)  Declare or pay any dividend or other distribution of any kind (including, without limitation, any redemption, partial redemption, share repurchase or any other similar transaction), direct or indirect, on account of any Capital Stock of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, except for dividends on the common stock of Borrower expressly permitted by Section 7.02(s), and except for stock splits of the common stock of Borrower pursuant to which no cash or other property is distributed to the holders thereof, (ii) make any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Capital Stock of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (iii) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Capital Stock of the Borrower, now or hereafter outstanding, (iv) pay any management fees or any other fees or expenses (including the reimbursement thereof by any Loan Party or any of its Subsidiaries) pursuant to any management, consulting or other services agreement to any of the shareholders or other equityholders of any Loan Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of any Loan Party, or (v) pay any amounts attributable to Earnout Consideration; provided, however, that any Subsidiary of the Borrower may at any time pay dividends and make other distributions to the Borrower; provided, further, that Borrower may repurchase or redeem Capital Stock of the Borrower held by employees, officers and directors in the ordinary course of its business and consistent with past practice.

(i)                                     Federal Reserve Regulations.  Permit the Term Loan or the proceeds of the Term Loan under this Agreement to be used for any purpose that would cause the Term Loan to be a margin loan under the provisions of Regulation T, U or X of the Board.

(j)                                     Transactions with Affiliates.  Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof, (ii) transactions with another Loan Party (iii) transactions with Affiliates permitted by Section 7.02(e) or (h), (iv) transactions with officers or directors of the Borrower or its Subsidiaries providing for the payment of customary and reasonable fees, and indemnification and reimbursement of expenses, upon customary and reasonable terms, and in each case pursuant to compensation plans that are (x) in effect on the Effective Date or (y) approved by the board of directors or other governing body of the Borrower or such Subsidiary, and (v) employment, non-competition and confidentiality agreements with employees of the Borrower or its Subsidiaries entered into in the ordinary course of its business and consistent with past practice.

(k)                                  Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries.  Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Loan Party (i) to pay dividends or to make any other distribution on any shares of Capital Stock of such Subsidiary owned by any Loan Party or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party or any of its Subsidiaries, (iii) to make loans or advances to any Loan Party or any of its Subsidiaries or (iv) to transfer any of its property or assets to any Loan Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (i) through (iv) of this Section 7.02(k) shall prohibit or restrict compliance with:

(A)                              this Agreement and the other Loan Documents;

(B)                                any agreements in effect on the date of this Agreement and described on Schedule 7.02(k);

(C)                                any applicable law, rule or regulation (including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);

(D)                               in the case of clause (iv), any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is leased or licensed;

(E)                                 in the case of clause (iv), any agreement, instrument or other document evidencing a Permitted Lien that restricts, on customary terms, the transfer of any property or assets subject thereto;

(F)                                 customary restrictions of transfer of any asset pending the sale of such asset; or

(G)                                customary provisions in organizational documents of Borrower’s Subsidiaries which are CFC’s that restrict the transfer of Capital Stock of such Subsidiaries.

(l)                                     Limitation on Issuance of Capital Stock.  Except for the issuance and sale of common shares of the Capital Stock of the Borrower, issue or sell, or enter into any agreement or arrangement for the issuance and sale of, or permit any of its Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance and sale of, any shares of its Capital Stock, any securities convertible into or exchangeable for its Capital Stock or any warrants.

(m)                               Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc.  (i) Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its Subsidiaries’ Indebtedness or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the interest rate applicable to such Indebtedness, would increase the principal amount of such Indebtedness or any commitment by the financing source with respect to such Indebtedness, would change the subordination provisions, if any, of such Indebtedness, or would otherwise be materially adverse to the Lenders or the issuer of such Indebtedness in any respect, (ii) except for the Obligations, make any voluntary or optional payment, prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its Subsidiaries’ Indebtedness (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), or refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness (except to the extent such Indebtedness is otherwise expressly permitted by subsection (b) of the definition of “Permitted Indebtedness”), or make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any outstanding Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing, (iii) except as permitted by Section 7.02(c), amend, modify or otherwise change its name, jurisdiction of organization, organizational identification number or FEIN (provided, that this clause (iii) shall not apply to any CFC) or (iv) amend, modify or otherwise change its certificate of incorporation or bylaws (or other similar organizational documents), including, without limitation, by the filing or modification of any certificate of designation, or, any agreement or arrangement entered into by it, with respect to any of its Capital Stock (including any shareholders’ agreement), or enter into any new agreement with respect to any of its Capital Stock, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (iv) that either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(n)                                 Investment Company Act of 1940.  Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of such Act.

(o)                                 Dividends and Other Distributions by Certain of Borrower’s Subsidiaries.  To the extent any Cash or Cash Equivalents shall be distributed from time to time by any of Subsidiary of Borrower which is a CFC to any Loan Party, fail to hold such Cash or Cash Equivalents in deposit accounts (as such term is defined in the Code) maintained with a branch office of a bank located in the United States and with respect to each such deposit account a Control Agreement shall then be in effect, or in securities accounts (as such term is defined in the Code) maintained with a securities intermediary located within the United States and with respect to each such securities account a Control Agreement shall then be in effect, or alternatively, so long as no Default or Event of Default shall have occurred and be continuing, to use the such Cash or Cash Equivalents as working capital in the ordinary course of such Loan Party’s business.

(p)                                 ERISA.  (i) Engage, or permit any ERISA Affiliate to engage, in any transaction described in Section 4069 of ERISA; (ii) engage, or permit any ERISA Affiliate to engage, in any prohibited transaction described in Section 406 of ERISA or 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not previously been obtained from the U.S. Department of Labor; (iii) adopt or permit any ERISA Affiliate to adopt any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA or applicable law; (iv) fail to make any contribution or payment to any Multiemployer Plan which it or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; or (v) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the IRC on or before the due date for such installment or other payment.

(q)                                 Environmental.  Permit the use, handling, generation, storage, treatment, release or disposal of Hazardous Materials at any property owned or leased by it or any of its Subsidiaries, except in compliance with Environmental Laws and so long as such use, handling, generation, storage, treatment, release or disposal of Hazardous Materials does not result in a Material Adverse Effect.

(r)                                    Certain Agreements.  Agree to any material amendment or other material change to or material waiver of any of its rights under the Acquisition Documents, the Earnout Security Documents, the EDA Documents, the Backup Letter of Credit Reimbursement Agreement, or any of the Other Material Contracts; provided, however, Loan Parties may make Non-Materially Adverse Amendments to the Backup Letter of Credit Reimbursement Agreement or to any provision of the Acquisition Agreement not relating to the Earnout Consideration; provided; further, that Loan Parties may make material amendments, other material changes or material waivers to the Other Material Contracts which would not be materially adverse to the rights and interests of the Lenders and Agents without the requirement of prior notification to the Administrative Agent.

(s)                                  Dividends by the Borrower.  Declare or pay a dividend with respect to the common shares of the Borrower’s Capital Stock, except that Borrower may declare and pay such dividend in cash in an aggregate amount not to exceed $6,250,000 during any fiscal quarter of the Borrower, but only to the extent that (i) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such declaration and payment, (ii) at the time of declaration of such dividends, the chief financial officer of Borrower shall have certified in writing to the Administrative Agent that as of such date and after due investigation and inquiry, such chief financial officer has no reason to believe that, after giving effect to the payment of such dividends, Borrower will not be in compliance with any of the financial covenants set forth in Section 7.03 as of the end of the fiscal quarter in which such dividends are to be paid (or in the case of the financial covenant contained in Section 7.03(e), as of the end of each fiscal month occurring in the fiscal quarter in which such dividends shall be paid), (iii) with respect to dividends to be paid in the fiscal quarter ending March 31, 2005, the applicable Subsidiaries of the Loan Parties shall have completed transactions constituting Exempt Foreign Dispositions on or before March 31, 2005, and Borrower shall have received, on or before March 31, 2005, Net Cash Proceeds therefrom in an aggregate amount of at least $7,000,000, (iv) with respect to dividends to be paid in the fiscal quarter ending June 30, 2005, Borrower shall have received, prior to the date of declaration of such dividends, a United States federal income tax refund attributable to its Fiscal Year ended December 31, 2004 in cash in an amount of at least $8,000,000, and (v) except with respect to dividends to be paid in the fiscal quarters ending March 31, 2005 or June 30, 2005, Consolidated EBITDA of the Borrower and its Subsidiaries for the fiscal quarter immediately preceding the fiscal quarter in which such dividend is to be paid, equals or exceeds the applicable amount set forth opposite such immediately preceding fiscal quarter end appearing below:

Fiscal Quarter Ending	Fiscal Quarter Minimum Consolidated EBITDA
December 31, 2004	Not Applicable
March 31, 2005	Not Applicable
June 30, 2005	4,700,000
September 30, 2005	21,600,000
December 31, 2005	18,800,000
March 31, 2006	8,900,000
June 30, 2006	8,600,000
September 30, 2006	24,100,000
December 31, 2006	21,000,000
March 31, 2007	11,100,000
June 30, 2007	9,500,000
September 30, 2007 and thereafter	28,300,000

provided, further, notwithstanding the foregoing or any other provision of this Agreement, Borrower may declare and pay only the December 2004 Dividend in the fiscal quarter ending December 31, 2004.

(t)                                    Inactive Subsidiaries.  Permit any Inactive Subsidiary to incur any Indebtedness or other material liabilities, to conduct any material operations or business, or to own or acquire any material assets or properties.

(u)                                 Certain Hedging Agreements.  After the 30th day following the Effective Date, enter into, or permit any of its Subsidiaries to enter into, any Hedging Agreements with financial institutions in which such Loan Party or such Subsidiary maintains a Hedging Agreement Counterparty Deposit Account, and after the first anniversary of the Effective Date, be a party to, or permit any of its Subsidiaries to be a party to, any Hedging Agreement with financial institutions in which such Loan Party or such Subsidiary maintains a Hedging Agreement Counterparty Deposit Account.

Section 7.03                Financial Covenants.  So long as any principal of or interest on the Term Loan, or any other Obligation (whether or not due, but other than contingent liabilities not then due and payable), shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party shall not:

(a)                                  Funded Debt Ratio.  Permit the Funded Debt Ratio as of the last day of each fiscal quarter set forth below to be greater than the applicable ratio set forth below:

Fiscal Quarter End	Maximum Funded Debt Ratio
December 31, 2004	4.30:1
March 31, 2005	4.25:1
June 30, 2005	3.60:1
September 30, 2005	3.10:1
December 31, 2005	2.70:1
March 31, 2006	2.25:1
June 30, 2006	2.25:1
September 30, 2006	2.25:1
December 31, 2006	2.25:1
March 31, 2007	2.00:1
June 30, 2007	2.00:1
September 30, 2007 and thereafter	2.00:1

(b)                                 Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio of the Borrower and its Subsidiaries as of the last day of each fiscal quarter set forth below to be less than the applicable ratio set forth below:

Fiscal Quarter End	Fixed Charge Coverage Ratio
December 31, 2004	1.10:1
March 31, 2005	1.10:1
June 30, 2005	1.20:1
September 30, 2005	0.90:1
December 31, 2005	1.10:1
March 31, 2006	1.50:1
June 30, 2006	1.50:1
September 30, 2006	1.10:1
December 31, 2006	1.20:1
March 31, 2007	1.60:1
June 30, 2007	1.60:1
September 30, 2007 and thereafter	1.20:1

(c)                                  Consolidated EBITDA.  Permit TTM EBITDA of the Borrower and its Subsidiaries as of the last day of each fiscal quarter set forth below to be less than the applicable amount set forth below:

Fiscal Quarter End	Fixed Charge Coverage Ratio
December 31, 2004	$29,000,000
March 31, 2005	$29,000,000
June 30, 2005	$34,000,000
September 30, 2005	$39,000,000
December 31, 2005	$44,000,000
March 31, 2006	$46,000,000
June 30, 2006	$50,000,000
September 30, 2006	$52,000,000
December 31, 2006	$52,000,000
March 31, 2007	$55,000,000
June 30, 2007	$55,000,000
September 30, 2007 and thereafter	$55,000,000

(d)                                 Infant Line EBITDA.  Permit the Infant Line TTM EBITDA as of the last day of each month set forth below to be less than the applicable amount set forth below:

Month End Occurring on or During	Infant Line EBITDA
December 31, 2004	$27,000,000
January 31, 2005 - March 31, 2005	$27,000,000
April 30, 2005 - June 30, 2005	$27,000,000
July 31, 2005 - September 30, 2005	$27,000,000
October 31, 2005 - December 31, 2005	$27,000,000
January 31, 2006 - December 31, 2006	$29,000,000
January 31, 2007 and thereafter	$32,000,000

(e)                                  Minimum Qualified Cash.  Permit the Dollar Equivalent Amount of Qualified Cash to be, as of the end of each fiscal month, less than the applicable amount set forth below opposite the Funded Debt Ratio most recently reported in the certificate of Authorized Officer of Borrower required to be delivered pursuant to Section 7.01(a)(iv):

Funded Debt Ratio	Minimum Qualified Cash
Equal to or greater than 2.75:1	$40,000,000
Less than 2.75:1 but equal to or greater than 2.50:1	$30,000,000
Less than 2.50:1 but equal to or greater than 2.00:1	$20,000,000
Less than 2.00:1	$0

provided, however, that if the Borrower fails to provide the certificate of Authorized Officer of the Borrower as required by Section 7.01(a)(iv) containing the Funded Debt Ratio, on or before the date when due thereunder, the minimum Dollar Equivalent Amount of Qualified Cash required hereunder shall be $40,000,000 until the date five Business Days after the appropriate certificate of Authorized Officer containing the Funded Debt Ratio is actually furnished as so required.

ARTICLE VIII

MANAGEMENT, COLLECTION AND STATUS OF
ACCOUNTS RECEIVABLE AND OTHER COLLATERAL

Section 8.01                Collection of Accounts Receivable; Management of Collateral.

On or prior to the Effective Date, the Borrower shall assist the Administrative Agent in (i) establishing, and, during the term of this Agreement, maintaining one or more lockboxes for itself and the Domestic Subsidiaries in the name of the Administrative Agent and identified on Schedule 8.01 hereto (collectively, the “Lockboxes”) with the financial institutions set forth on Schedule 8.01 hereto or such other financial institutions selected by the Borrower and reasonably acceptable to the Administrative Agent (each being referred to as a “Lockbox Bank”), and entering into a Control Agreement relating to each Lockbox, and (ii) establishing, and during the term of this Agreement, maintaining an account (a “Collection Account” and, collectively, the “Collection Accounts”) in the name of the Administrative Agent with each Lockbox Bank, and entering into a Control Agreement with respect to each Collection Account; provided, however, that no deposit account of the Borrower used exclusively for remitting payroll to employees shall at any time be subject to a Control Agreement; provided, further, notwithstanding the foregoing, the Lockboxes for the Accounts Receivable of the Borrower and Kids Line shall be established within 14 days after the Effective Date.  The Domestic Subsidiaries shall immediately and irrevocably instruct their Account Debtors, and the Borrower and Kids Line shall begin the process of irrevocably instructing its Account Debtors, with respect to their respective Accounts Receivable, to remit all payments to be made by checks or other drafts to the Lockboxes and to remit all payments to be made by wire transfer or by Automated Clearing House, Inc. payment as directed by the Administrative Agent and shall instruct each Lockbox Bank to deposit all amounts received in its Lockbox to the Collection Account at such Lockbox Bank on the day received or, if such day is not a Business Day, on the next succeeding Business Day.  Until the Administrative Agent has advised the Borrower to the contrary after the occurrence and during the continuance of an Event of Default, the Borrower may and will enforce, collect and receive all amounts owing on the Accounts Receivable of the Borrower and its Subsidiaries for the Administrative Agent’s benefit and on the Administrative Agent’s behalf, but at the Borrower’s expense; such privilege shall terminate, at the election of any Agent, upon the occurrence and during the continuance of an Event of Default.  All checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness received directly by the Borrower or any of Domestic Subsidiaries from any Account Debtor, as proceeds from Accounts Receivable of the Borrower or any of its Domestic Subsidiaries, or as proceeds of any other Collateral, shall be held by the Borrower or such Subsidiary in trust for the Agents and the Lenders and upon receipt be deposited by the Borrower or such Subsidiary in original form and no later than the next Business Day after receipt thereof into a Collection Account.  The Borrower or such Subsidiary shall not commingle such collections with the Borrower’s or such Subsidiary’s own funds or the funds of any other Subsidiary or Affiliate of the Borrower or with the proceeds of any assets not included in the Collateral.  All funds received in the Collection Accounts shall, after written election of any Agent upon the occurrence and continuance of an Event of Default, be sent by wire transfer or Automated Clearing House, Inc. payment to the Payment Office to reduce the Obligations in accordance with Section 4.04(b), conditional upon final payment to the Administrative Agent.  No checks, drafts or other instruments received by the Administrative Agent shall constitute final payment to the Administrative Agent unless and until such checks, drafts or instruments have actually been collected.

(a)                                  After the occurrence and during the continuance of an Event of Default, the Collateral Agent may send a notice of assignment and/or notice of the Lenders’ security interest to any and all Account Debtors and, thereafter, the Collateral Agent shall have the sole right to collect the Accounts Receivable and payment intangibles of the Borrower and its Subsidiaries (other than any CFC) and/or take possession of the Collateral and the books and records relating thereto.  After the occurrence and during the continuation of an Event of Default, the Borrower and its Subsidiaries shall not, without prior written consent of the Collateral Agent, grant any extension of time of payment of any Account Receivable or payment intangible in excess of $500, compromise or settle any such Account Receivable or such payment intangible for less than the full amount thereof, release, in whole or in part, any Person or property liable for the payment thereof, or allow any credit or discount whatsoever thereon.

(b)                                 The Borrower hereby appoints each Agent or its designee on behalf of such Agent as the Borrower’s attorney-in-fact with power exercisable during the continuance of an Event of Default to (i) endorse the Borrower’s or any its Subsidiaries’ name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Accounts Receivable or payment intangibles of the Borrower and its Subsidiaries, (ii) sign the Borrower’s or any of its Subsidiaries’ name on any invoice or bill of lading relating to any of the Accounts Receivable or payment intangibles of the Borrower or its Subsidiaries, drafts against Account Debtors with respect to Accounts Receivable or payment intangibles of the Borrower or its Subsidiaries, assignments and verifications of Accounts Receivable or payment intangibles and notices to Account Debtors with respect to Accounts Receivable or payment intangibles of the Borrower or its Subsidiaries, (iii) send verification of Accounts Receivable of the Borrower or its Subsidiaries, and (iv) notify the Postal Service authorities to change the address for delivery of mail addressed to the Borrower or its Subsidiaries to such address as such Agent may designate and to do all other acts and things necessary to carry out this Agreement.  All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction), or for any error of judgment or mistake of fact or law; this power being coupled with an interest is irrevocable until the Term Loan and other Obligations under the Loan Documents are paid in full and all of the Loan Documents are terminated.

(c)                                  Nothing herein contained shall be construed to constitute any Agent as agent of the Borrower or any of its Subsidiaries for any purpose whatsoever, and the Agents shall not be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof (other than from acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction).  The Agents shall not, under any circumstance or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts Receivable of the Borrower or its Subsidiaries or any instrument received in payment thereof or for any damage resulting therefrom (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction).  The Agents, by anything herein or in any assignment or otherwise, do not assume any of the obligations under any contract or agreement assigned to any Agent and shall not be responsible in any way for the performance by the Borrower or its Subsidiaries of any of the terms and conditions thereof.

(d)                                 If any Account Receivable of the Borrower or its Subsidiaries includes a charge for any tax payable to any Governmental Authority, each Agent is hereby authorized (but in no event obligated) in its discretion to pay the amount thereof to the proper taxing authority for the Borrower’s account and to charge the Borrower therefor.  The Borrower shall notify the Agents if any Account Receivable of the Borrower or its Subsidiaries includes any taxes due to any such Governmental Authority and, in the absence of such notice, the Agents shall have the right to retain the full proceeds of such Account Receivable and shall not be liable for any taxes that may be due by reason of the sale and delivery creating such Account Receivable.

(e)                                  Notwithstanding any other terms set forth in the Loan Documents, the rights and remedies of the Agents and the Lenders herein provided, and the obligations of the Loan Parties set forth herein, are cumulative of, may be exercised singly or concurrently with, and are not exclusive of, any other rights, remedies or obligations set forth in any other Loan Document or as provided by law.

Section 8.02                Accounts Receivable Documentation.  The Borrower will at such intervals as the Agents may require, execute and deliver confirmatory written assignments of the Accounts Receivable to the Agents and furnish such further schedules and/or information as any such Agent may require relating to the Accounts Receivable of the Borrower or its Subsidiaries, including, without limitation, sales invoices or the equivalent, credit memos issued, remittance advices, reports and copies of deposit slips and copies of original shipping or delivery receipts for all merchandise sold.  In addition, the Borrower shall notify the Agents of any non-compliance in respect of the representations, warranties and covenants contained in Section 8.03.  The items to be provided under this Section 8.02 are to be in form reasonably satisfactory to the Agents and are to be executed and delivered to the Agents from time to time solely for their convenience in maintaining records of the Collateral.  The Borrower’s failure to give any of such items to the Agents shall not affect, terminate, modify or otherwise limit the Collateral Agent’s Lien on the Collateral.  Upon the occurrence and continuance of an Event of Default, Borrower shall not re-date any invoice or sale or make sales on extended dating beyond that customary in the Borrower’s industry, and shall not re-bill any Accounts Receivable without promptly disclosing the same to the Agents and providing the Agents with a copy of such re-billing, identifying the same as such.  If the Borrower becomes aware of anything materially detrimental to any of the Borrower’s customers’ credit, the Borrower will promptly advise the Agents thereof.

Section 8.03                                Status of Accounts Receivable and Other Collateral.  With respect to Collateral of any Loan Party at the time the Collateral becomes subject to the Collateral Agent’s Lien, each Loan Party covenants, represents and warrants:  (a) such Loan Party shall be the sole owner, free and clear of all Liens (except for the Liens granted in the favor of the Collateral Agent for the benefit of the Lenders and Permitted Liens), and shall be fully authorized to sell, transfer, pledge and/or grant a security interest in each and every item of said Collateral; (b) such Loan Party shall maintain books and records pertaining to said Collateral in such detail, form and scope as the Agents shall reasonably require; (c) such Loan Party will, immediately upon learning thereof, report to the Agents any material loss or destruction of, or substantial damage to, any of the Collateral, and any other matters affecting the value, enforceability or collectability of any of the Collateral; (d) if any amount payable in excess of $10,000 under or in connection with any Account Receivable is evidenced by a promissory note or other instrument, such promissory note or instrument shall be immediately pledged, endorsed, assigned and delivered to the Collateral Agent for the benefit of the Lenders as additional Collateral; (e) such Loan Party shall conduct a physical count of its Inventory at such intervals as any Agent may reasonably request and such Loan Party shall promptly supply the Agents with a copy of such count accompanied by a report of the value (based on the lower of cost (on a first in first out basis) and market value) of such Inventory; and (f) such Loan Party is not and shall not be entitled to pledge any Agent’s or any Lender’s credit on any purchases or for any purpose whatsoever.

Section 8.04                                Collateral Custodian.  Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent may at any time and from time to time employ and maintain on the premises of any Loan Party a custodian selected by the Collateral Agent who shall have full authority to do all acts necessary to protect the Agents’ and the Lenders’ interests.  Each Loan Party hereby agrees to, and to cause its Subsidiaries to, cooperate with any such custodian and to do whatever the Collateral Agent may reasonably request to preserve the Collateral.  All costs and expenses incurred by the Collateral Agent by reason of the employment of the custodian shall be the responsibility of the Borrower and charged to the Loan Account.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.01                                Events of Default.  If any of the following Events of Default shall occur and be continuing:

(a)                                  the Borrower shall fail to pay (i) any principal of the Term Loan when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), or (ii) any interest on the Term Loan or any fee, indemnity or other amount payable under this Agreement or any other Loan Document when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and, solely in the case of this clause (ii), such failure to pay shall continue for 3 Business Days;

(b)                                 any representation or warranty made or deemed made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any report, certificate, or other document delivered to any Agent or any Lender pursuant to any Loan Document shall have been incorrect in any material respect when made or deemed made;

(c)                                  any Loan Party shall fail to perform or comply with any covenant or agreement contained in (i) Section 2.09, clauses (a) (with the exception of clause (a)(iii)), (c), (d), (f), (h), (n), or (r) of Section 7.01, Section 7.02, Section 7.03 or Article VIII, or any Loan Party shall fail to perform or comply with any covenant or agreement contained in the Security Agreement to which it is a party or any Mortgage to which it is a party, (ii) clauses (a)(iii)  or (b) of Section 7.01 and such failure shall remain unremedied for 5 Business Days, (iii) clauses (e), (g), (i), (k), (l), (m) or (o) of Section 7.01 and (in circumstances described in this clause (iii)) such failure, if capable of being remedied, shall remain unremedied for 15 Business Days, after the earlier of the date a senior officer of any Loan Party shall have become aware of such failure or the date written notice of such default shall have been given by any Agent or Lender to such Loan Party or (iv) clause (j) of Section 7.01 and (in circumstances described in this clause (iv)) such failure, if capable of being remedied or contested with or appealed to a Governmental Authority, shall remain unremedied, uncontested or unappealed for the longer of (A) 5 Business

Days after a senior officer of any Loan Party shall have become aware of such failure or received written notice of such default, or (B) such reasonable timeframe, if any, as may be agreed upon in writing by the applicable Loan Party and Agents so as to allow such Loan Party using good faith efforts to remedy, contest or appeal such failure;

(d)                                 any Loan Party shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in subsections (a), (b) and (c) of this Section 9.01, such failure, if capable of being remedied, shall remain unremedied for 30 days after the earlier of the date a senior officer of any Loan Party becomes aware of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party;

(e)                                  the Borrower or any of its Subsidiaries shall fail to pay any principal of or any interest on any of its Indebtedness (excluding the Obligations) in an aggregate principal amount in excess of $1,000,000, or any premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof;

(f)                                    the Borrower or any of its Subsidiaries (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any action to authorize or effect any of the actions set forth above in this subsection (f);

(g)                                 any proceeding shall be instituted against the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of 45 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;

(h)                                 any provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;

(i)                                     the Security Agreement, any Mortgage or any other security document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Collateral Agent for the benefit of the Lenders on any Collateral purported to be covered thereby;

(j)                                     any bank at which any deposit account, blocked account, or lockbox account of any Loan Party is maintained shall fail to comply with any of the material terms of any deposit account, blocked account, lockbox account or similar agreement to which such bank is a party or any securities intermediary, commodity intermediary or other financial institution at any time in custody, control or possession of any investment property of any Loan Party shall fail to comply with any of the terms of any investment property control agreement to which such Person is a party;

(k)                                  one or more judgments or orders for the payment of money exceeding $1,000,000 in the aggregate shall be rendered against Borrower or any of its Subsidiaries and remain unsatisfied, or the Borrower or any of its Subsidiaries shall agree to the settlement of any one or more pending or threatened actions, suits or proceedings affecting any Loan Party before any court or other Governmental Authority or any arbitrator or mediator, providing for the payment of money exceeding $1,000,000 in the aggregate, and in the case of any such judgment or order either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order, or (ii) there shall be a period of 10 consecutive days after entry thereof during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment, order or settlement shall not give rise to an Event of Default under this subsection (k) if and for so long as (A) the amount of such judgment, order, or settlement is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof (subject to customary deductibles) and (B) such insurer has been notified, and has not denied the claim made for payment, of the amount of such judgment, order or settlement;

(l)                                     the Borrower or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of its business for more than 15 days;

(m)                               any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than 15 days, the cessation or substantial curtailment of revenue producing activities at any facility of the Borrower or any of its Subsidiaries, if any such event or circumstance could reasonably be expected to result in a Material Adverse Effect;

(n)                                 any cessation of a substantial part of the business of the Borrower or its Subsidiaries for a period which materially and adversely affects the ability of the Borrower or such Subsidiary to continue its business on a profitable basis;

(o)                                 the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Borrower or any of its Subsidiaries, if such loss, suspension, revocation or failure to renew could reasonably be expected to result in a Material Adverse Effect;

(p)                                 the indictment of the Borrower or any of its Subsidiaries under any criminal statute, or the commencement of criminal or civil proceedings against the Borrower or any of its Subsidiaries, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Person;

(q)                                 any Loan Party or any of its ERISA Affiliates shall have made a complete or partial withdrawal from a Multiemployer Plan, and, as a result of such complete or partial withdrawal, any Loan Party or any of its ERISA Affiliates incurs a withdrawal liability in an annual amount exceeding $250,000; or a Multiemployer Plan enters reorganization status under Section 4241 of ERISA, and, as a result thereof any Loan Party’s or any of its ERISA Affiliates’ annual contribution requirements with respect to such Multiemployer Plan increases in an annual amount exceeding $250,000;

(r)                                    any Termination Event with respect to any Employee Plan shall have occurred, and, 30 days after notice thereof shall have been given to any Loan Party by any Agent, (i) such Termination Event (if correctable) shall not have been corrected, and (ii) the then current value of such Employee Plan’s vested benefits exceeds the then current value of assets allocable to such benefits in such Employee Plan by more than $250,000 (or, in the case of a Termination Event involving liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the IRC, the liability is in excess of such amount);

(s)                                  the Borrower or any of its Subsidiaries shall be liable for any Environmental Liabilities and Costs the payment of which could reasonably be expected to result in a Material Adverse Effect;

(t)                                    a Change of Control shall have occurred;

(u)                                 any subordination provision in any document or instrument governing any Subordinated Debt (including, without limitation, the Seller Subordination Agreement), or any subordination provision contained in the Intercompany Subordination Agreement or in any guaranty by any Loan Party shall at any time for any reason cease to be valid and binding or enforceable against the subordinating party, or the validity or enforceability thereof shall be denied or otherwise contested in writing by any subordinating party, or a proceeding shall be commenced by any subordinating party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof;

(v)                                 an amount at least equal to the Backup Letter of Credit Required Amount shall not be available to be drawn under the Backup Letter of Credit for any reason (including, without limitation, the expiration thereof);

(w)                               Andrew Gatto shall cease to be the chief executive officer of the Borrower (i) for any reason other than his death, permanent disability or resignation (unless such cessation shall have resulted from his dismissal by the Board of Directors and directors constituting 75% or more of the Board of Directors (excluding Andrew Gatto, and rounded down to the nearest whole number of directors) shall have approved such dismissal pursuant to a binding resolution of the Board of Directors) or (ii) due to his death, permanent disability or such resignation, a successor satisfactory to directors constituting 75% or more of the Board of Directors (excluding Andrew Gatto and rounded down to the nearest whole number of directors) shall not assume his responsibilities and position within 90 days of such cessation (for purposes of this clause (w), a resignation solicited directly or indirectly by any director of the Board of Directors shall be deemed a dismissal constituting an Event of Default unless within 5 Business Days after such resignation, directors constituting 75% or more of the Board of Directors (excluding Andrew Gatto and rounded down to the nearest whole number of directors) shall have accepted or otherwise approved of such resignation);

(x)                                   without limiting the generality of clause (e) above, any “Event of Default” under or as defined in the EDA Standby L/C Reimbursement Agreement;

(y)                                 any drawing is made under the EDA Standby L/C; or

(z)                                   an event or development occurs which results in a Material Adverse Effect;

then, and in any such event, the Collateral Agent may, and shall at the request of the Required Lenders, by notice to the Borrower, (i) declare all or any portion of the Term Loan then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of the Term Loan, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party, and (ii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; provided, however, that upon the occurrence of any Event of Default described in subsection (f) or (g) of this Section 9.01, without any notice to any Loan Party or any other Person or any act by any Agent or any Lender, the Term Loan then outstanding, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement and the other Loan Documents shall become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by each Loan Party.

ARTICLE X

AGENTS

Section 10.01          Appointment.  Each Lender (and each assignee of a Lender) hereby irrevocably appoints and authorizes the Administrative Agent and the Collateral Agent to perform the duties of each such Agent as set forth in this Agreement including:  (i) to receive on behalf of each Lender any payment of principal of or interest on the Term Loan outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to such Agent, and, subject to Section 2.02 of this Agreement, to distribute promptly to each Lender its Pro Rata Share of all payments so received; (ii) to distribute to each Lender copies of all material notices and agreements received by such Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, provided that the Agents shall not have any liability to the Lenders for any Agent’s inadvertent failure to distribute any such notices or agreements to the Lenders; (iii) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Term Loan, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (iv) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document; (v) to make the Term Loan and Collateral Agent Advances, for such Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document; (vi) to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Document; (vii)  to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document; and (viii) subject to Section 10.03 of this Agreement, to take such action as such Agent deems appropriate on its behalf to administer the Term Loan and the Loan Documents and to exercise such other powers delegated to such Agent by the terms hereof or the other Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations) together with such powers as are reasonably incidental thereto to carry out the purposes hereof and thereof.  As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Term Loan), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions of the Required Lenders shall be binding upon all Lenders.

Section 10.02          Nature of Duties.  The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents.  The duties of the Agents shall be mechanical and administrative in nature.  The Agents shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender.  Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Agents any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein.  Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Term Loan hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and the value of the Collateral, and the Agents shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into their possession before the Term Loan hereunder or at any time or times thereafter, provided that, upon the reasonable request of a Lender, each Agent shall provide to such Lender any documents or reports delivered to such Agent by the Loan Parties pursuant to the terms of this Agreement or any other Loan Document.  If any Agent seeks the consent or approval of the Required Lenders to the taking or refraining from taking any action hereunder, such Agent shall send notice thereof to each Lender.  Each Agent shall promptly notify each Lender any time that the Required Lenders have instructed such Agent to act or refrain from acting pursuant hereto.

Section 10.03          Rights, Exculpation, Etc.  The Agents and their directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.  Without limiting the generality of the foregoing, the Agents (i) may treat the payee of the Term Loan as the owner thereof until the Collateral Agent receives written notice of the assignment or transfer thereof, pursuant to Section 12.07 hereof, signed by such payee and in form satisfactory to the Collateral Agent; (ii) may consult with legal counsel (including, without limitation, counsel to any Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agents be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. The provisions of this Section 10.03 are subject to, and shall not limit in any respect, the provisions of Section 12.07.  The Agents shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 4.04, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled.  The Agents may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agents are permitted or required to take or to grant, and if such instructions are promptly requested, the Agents shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until they shall have received such instructions from the Required Lenders.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders.

Section 10.04          Reliance.  Each Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

Section 10.05          Indemnification.  To the extent that any Agent is not reimbursed and indemnified by any Loan Party, the Lenders will reimburse and indemnify such Agent from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by such Agent under this Agreement or any of the other Loan Documents, in proportion to each Lender’s Pro Rata Share, including, without limitation, advances and disbursements made pursuant to Section 10.08; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final judicial determination that such liability resulted from such Agent’s gross negligence or willful misconduct.  The obligations of the Lenders under this Section 10.05 shall survive the payment in full of the Term Loan and the termination of this Agreement.

Section 10.06          Agents Individually.  With respect to its Pro Rata Share of the Total Commitment hereunder and the Term Loan made by it, each Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender.  The terms “Lenders” or “Required Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Lender or one of the Required Lenders.  Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower as if it were not acting as an Agent pursuant hereto without any duty to account to the other Lenders.

Section 10.07          Successor Agent.  (a)  Each Agent may resign from the performance of all its functions and duties hereunder and under the other Loan Documents at any time by giving at least 30 Business Days prior written notice to the Borrower and each Lender.  Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clauses (b) and (c) below or as otherwise provided below.

(b)                                 Upon any such notice of resignation, the Required Lenders shall appoint a successor Agent.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents.  After any Agent’s resignation hereunder as an Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement and the other Loan Documents.

(c)                                  If a successor Agent shall not have been so appointed within said thirty (30) Business Day period, the retiring Agent, with the consent of the other Agent shall then appoint a successor Agent who shall serve as an Agent until such time, if any, as the Required Lenders, with the consent of the other Agent, appoint a successor Agent as provided above.

Section 10.08          Collateral Matters.

(a)                                  The Collateral Agent may from time to time make such disbursements and advances (“Collateral Agent Advances”) which the Collateral Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrower of the Term Loan, and other Obligations or to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 12.04.  The Collateral Agent Advances shall be repayable on demand and be secured by the Collateral.  The Collateral Agent Advances shall constitute Obligations hereunder which may be charged to the Loan Account in accordance with Section 4.02.  The Collateral Agent shall notify each Lender and the Borrower in writing of each such Collateral Agent Advance, which notice shall include a description of the purpose of such Collateral Agent Advance.  Without limitation to its obligations pursuant to Section 10.05, each Lender agrees that it shall make available to the Collateral Agent, upon the Collateral Agent’s demand, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Collateral Agent Advance.  If such funds are not made available to the Collateral Agent by such Lender, the Collateral Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Collateral Agent, at the Federal Funds Rate for 3 Business Days and thereafter at the Reference Rate.

(b)                                 The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral upon termination of the Total Commitment and payment and satisfaction of the Term Loan, and all other Obligations which have matured and which the Collateral Agent has been notified in writing are then due and payable; or constituting property being sold or disposed of in compliance with the terms of this Agreement and the other Loan Documents; or constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; or if approved, authorized or ratified in writing by the Lenders.  Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.08(b).

(c)                                  Without in any manner limiting the Collateral Agent’s authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 10.08(b)), each Lender agrees to confirm in writing, upon request by the Collateral Agent, the authority to release Collateral conferred upon the Collateral Agent under Section 10.08(b).  Upon receipt by the Collateral Agent of confirmation from the Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by any Loan Party, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Lenders upon such Collateral; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent’s opinion, would expose the Collateral Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party.

(d)                                 The Collateral Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Collateral Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 10.08 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.

Section 10.09          Agency for Perfection.  Each Lender hereby appoints each Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent and each Lender hereby acknowledges that it holds possession or control of any such Collateral for the benefit of the Collateral Agent as secured party.  Should any Lender obtain possession or control of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver possession or control of such Collateral to the Collateral Agent or in accordance with the Collateral Agent’s instructions.  Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

ARTICLE XI

GUARANTY

Section 11.01          Guaranty.  Each Guarantor hereby unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrower now or hereafter existing under any Loan Document, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any Insolvency Proceeding irrespective of whether a claim therefor is allowed in such case or proceeding), fees, expenses or otherwise (such obligations, to the extent not paid by the Borrower, being the ”Guaranteed Obligations”), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Agents or the Lenders (or any of them) in enforcing any rights under the guaranty set forth in this Article.  Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to the Agents or the Lenders under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Loan Party.

Section 11.02          Guaranty Absolute.  Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agents, the Lenders with respect thereto.  The obligations of each Guarantor under this Article are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Loan Party or whether any Loan Party is joined in any such action or actions.  The liability of each Guarantor under this Article shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a)                                  any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)                                 any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

(c)                                  any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d)                                 any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Loan Party; or

(e)                                  any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agents, the Lenders that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Article shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agents, the Lenders, or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

Section 11.03          Waiver.  Each Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Article and any requirement that the Agents, the Lenders exhaust any right or take any action against any Loan Party or any other Person or any Collateral.  Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 11.03 is knowingly made in contemplation of such benefits.  Each Guarantor hereby waives any right to revoke this Article, and acknowledges that this Article is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

Section 11.04          Continuing Guaranty; Assignments.  This Article is a continuing guaranty and shall (a) remain in full force and effect until the later of (i) the cash payment in full of the Guaranteed Obligations (other than indemnification obligations as to which no claim has been made) and all other amounts payable under this Article and (ii) the Final Maturity Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agents and the Lenders and their successors, pledgees, transferees and assigns.  Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitment) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case as provided in Section 12.07.

Section 11.05          Subrogation.  No Guarantor will exercise any rights that it may now or hereafter acquire against any Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Article, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agents and the Lenders against any Loan Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Loan Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Article shall have been paid in full in cash.  If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Article, such amount shall be held in trust for the benefit of the Agents and the Lenders and shall forthwith be paid to the Agents and the Lenders to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Article, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Article thereafter arising.  If (i) any Guarantor shall make payment to the Agents and the Lenders of all or any part of the Guaranteed Obligations, and (ii) all of the Guaranteed Obligations and all other amounts payable under this Article shall be paid in full in cash, the Agents and the Lenders will promptly, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

ARTICLE XII

MISCELLANEOUS

Section 12.01          Notices, Etc.  All notices and other communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered, if to any Loan Party, at the following address:

Russ Berrie and Company, Inc.
111 Bauer Drive
Oakland, New Jersey 07436
Attention:  Chief Financial Officer
Telephone:  201-405-7340
Telecopier:  201 405 7377

with a copy to:

Kaye Scholer LLP
425 Park Avenue
New York, New York 10022
Attention: Jeffrey M. Epstein, Esq.
Telephone: 212-836-8248
Telecopier: 212-836-6475

if to the Administrative Agent, to it at the following address:

ABLECO FINANCE LLC
299 Park Avenue, 24th Floor
New York, New York 10171
Attention:  Daniel Wolf
Telephone:  212-891-2121
Telecopier:  212-891-1541

in each case, with a copy to:

Michael B. Grenier
11812 San Vicente Boulevard, Suite 300
Los Angeles, California 90049
Telephone:  (310) 903-5010
Telecopier:  (310) 826-9203

and in each case with an additional copy to:

PAUL, HASTINGS, JANOFSKY & WALKER LLP
515 South Flower Street, 25th Floor
Los Angeles, CA 90071
Attention:  John Francis Hilson, Esq.
Telephone:  213-683-6300
Telecopier:  213-996-3300

if to the Collateral Agent, to it at the following address:

ABLECO FINANCE LLC
299 Park Avenue, 24th Floor
New York, New York 10171
Attention:  Daniel Wolf
Telephone:  212-891-2121
Telecopier:  212-891-1541

in each case, with a copy to:

Michael B. Grenier
11812 San Vicente Boulevard, Suite 300
Los Angeles, California 90049
Telephone:  (310) 903-5010
Telecopier:  (310) 826-9203

and in each case with an additional copy to:

PAUL, HASTINGS, JANOFSKY & WALKER LLP
515 South Flower Street, 25th Floor
Los Angeles, CA 90071
Attention:  John Francis Hilson, Esq.
Telephone:  213-683-6300
Telecopier:  213-996-3300

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 12.01.  All such notices and other communications shall be effective, (i) if mailed, when received or 3 days after deposited in the mails, whichever occurs first, (ii) if telecopied, when transmitted and confirmation received, or (iii) if delivered, upon delivery, except that notices to any Agent pursuant to Articles II and III shall not be effective until received by such Agent, as the case may be.

Section 12.02          Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower, Required Lenders or by the Collateral Agent with the consent of the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, waiver or consent shall (i) reduce the amount of any mandatory prepayment of the Term Loan, or the principal of, or interest on, the Term Loan payable to any Lender, reduce the amount of any fee payable for the account of any Lender, or postpone or extend any date fixed for any payment of principal of, or interest or fees on, the Term Loan or any other fees or expenses payable to any Lender, in each case without the written consent of any Lender affected thereby, (ii) change the percentage of the Total Commitment or of the aggregate unpaid principal amount of the Term Loan that is required for the Lenders or any of them to take any action hereunder without the written consent of all Lenders, (iii) amend the definition of “Required Lenders” or “Pro Rata Share”, or change the Pro Rata Share that is required to take any action hereunder without the written consent of all Lenders, (iv) release all or a substantial portion of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents), subordinate any Lien granted in favor of the Collateral Agent for the benefit of the Lenders, or release the Borrower or any Guarantor without the prior consent of all Lenders, or (vi) amend, modify or waive Section 4.04 or this Section 12.02 of this Agreement without the written consent of all Lenders.  Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by an Agent, affect the rights or duties of such Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents; provided, further, that Borrower’s consent shall not be necessary to amend any provision contained in Article X..

Section 12.03          No Waiver; Remedies, Etc.  No failure on the part of any Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right.  The rights and remedies of the Agents and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law.  The rights of the Agents and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agents and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.

Section 12.04          Expenses; Taxes; Attorneys’ Fees.  The Borrower will pay on demand, all costs and expenses incurred by or on behalf of each Agent and WFF (and, in the case of clauses (b) through (m) below, each other Lender), regardless of whether the transactions contemplated hereby are consummated, including, without limitation, reasonable fees, costs, client charges and expenses of counsel for each Agent and WFF (and, in the case of clauses (b) through (m) below, each other Lender), accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to:  (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including, without limitation, the preparation of any additional

Loan Documents pursuant to Section 7.01(b) or the review of any of the agreements, instruments and documents referred to in Section 7.01(f)), (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of any of the Lenders’ rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against any Agent or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document, the Agents’ or the Lenders’ claims against any Loan Party, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, (f) the filing of any petition, complaint, answer, motion or other pleading by any Agent or any Lender, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document, (h) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (i) any attempt to collect from any Loan Party, (j) all liabilities and costs arising from or in connection with the past, present or future operations of any Loan Party involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property, (k) any Environmental Liabilities and Costs incurred in connection with the investigation, removal, cleanup and/or remediation of any Hazardous Materials present or arising out of the operations of any facility owned or operated by any Loan Party, (l) any Environmental Liabilities and Costs incurred in connection with any Environmental Lien, or (m) the receipt by any Agent or any Lender of any advice from professionals with respect to any of the foregoing.  Without limitation of the foregoing or any other provision of any Loan Document (and without duplication thereof):  (x) the Borrower agrees to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by any Agent or any Lender to be payable in connection with this Agreement or any other Loan Document, and the Borrower agrees to save each Agent and each Lender harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions, (y) the Borrower agrees to pay all broker fees that may become due in connection with the transactions contemplated by this Agreement and the other Loan Documents, and (z) if the Borrower fails to perform any covenant or agreement contained herein or in any other Loan Document, any Agent may itself perform or cause performance of such covenant or agreement, and the expenses of such Agent incurred in connection therewith shall be reimbursed on demand by the Borrower.

Section 12.05          Right of Set-off.

(a)                                  Each of the Lenders agrees that it shall not, without the express written consent of the Collateral Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of the Collateral Agent, set off against the Obligations, any amounts owing by such Lender to Borrower or any deposit accounts of Borrower now or hereafter maintained with such Lender.  Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by the Collateral Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b)                                 If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Administrative Agent pursuant to the terms of this Agreement, or (ii) payments from Administrative Agent in excess of such Lender’s ratable portion of all such distributions by Administrative Agent, such Lender promptly shall (1) turn the same over to Administrative Agent, in kind, and with such endorsements as may be required to negotiate the same to Administrative Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

Section 12.06          Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.07          Assignments and Participations.  (a)  This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and each Agent and each Lender and their respective successors and assigns; provided, however, that none of the Loan Parties may assign or transfer any of its rights hereunder or under the Loan Documents without the prior written consent of each Agent and each Lender and any such assignment without such prior written consent shall be null and void.

(b)                                 Each Lender may, with the written consent of the Collateral Agent, assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, the Term Loan made by it).  The parties to each such assignment shall execute and deliver to the Collateral Agent, for its acceptance, an Assignment and Acceptance, together with any promissory note subject to such assignment and such parties shall deliver to the Collateral Agent a processing and recordation fee of $5,000 (except the payment of such fee shall not be required if the assignee is an Affiliate of a Lender or a fund or account managed by a Lender or an Affiliate of a Lender).  Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least 3 Business Days after the delivery thereof to the Collateral Agent (or such shorter period as shall be agreed to by the Collateral Agent and the parties to such assignment), (A) the assignee thereunder shall become a “Lender” hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto); provided, however, that no assignee shall be entitled to receive any greater payment under Section 2.08 than the assignor Lender would have been entitled to receive thereunder.

(c)                                  By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, any Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agents by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

(d)                                 The Collateral Agent acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain, or cause to be maintained at the Payment Office, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the ”Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Term Loan (the ”Registered Loans”) owing to each Lender from time to time.  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)                                  Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any promissory notes subject to such assignment, the Collateral Agent shall, if the Collateral Agent consents to such assignment and if such Assignment and Acceptance has been completed (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register.

(f)                                    A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide).  Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s).  Prior to the registration of the assignment or sale of any Registered Loan (and the registered note, if any, evidencing the same), the Agents shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary.

(g)                                 In the event that any Lender sells participations in a Registered Loan, such Lender, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name of all participants in the Registered Loans held by it (the ”Participant Register”).  A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide).  Any sale, assignment, or subparticipation of any such participation in a Registered Loan (and the participation certificate or other document, if any, evidencing the same) may be effected only by the registration of such sale, assignment, or subparticipation on the Participant Register.

(h)                                 Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Term Loan made by it); provided, that (i) such Lender’s obligations under this Agreement (including without limitation, its Commitment hereunder) and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents; and (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Term Loan, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Term Loan (other than a waiver of the Post-Default Rate) or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the Collateral or the Borrower or any Guarantor (except as set forth in Section 10.08 of this Agreement or any other Loan Document).  The Loan Parties agree that each participant shall be entitled to the benefits of Section 2.08 and Section 4.05 of this Agreement with respect to its participation in any portion of the Commitment and the Term Loan as if it was a Lender; provided, however, that no such participant shall be entitled to receive any greater payment under Section 2.08 than the Lender would have been entitled to receive thereunder.

Section 12.08          Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.  The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 12.09          GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

Section 12.10          CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH LOAN PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES, AND DOCUMENTS IN ANY SUIT, ACTION, OR PROCEEDING BROUGHT IN THE UNITED STATES OF AMERICA ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS BY THE MAILING (BY REGISTERED MAIL OR CERTIFIED MAIL, POSTAGE PREPAID) OR DELIVERING OF A COPY OF SUCH PROCESS TO SUCH LOAN PARTY, C/O THE BORROWER, AT THE BORROWER’S ADDRESS FOR NOTICES AS SET FORTH IN SECTION 12.01.  THE LOAN PARTIES AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENTS AND THE LENDERS TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION.  EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR

TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

Section 12.11          WAIVER OF JURY TRIAL, ETC.  EACH LOAN PARTY, EACH AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.  EACH LOAN PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS.  EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENTS AND THE LENDERS ENTERING INTO THIS AGREEMENT.

Section 12.12          Consent by the Agents and Lenders.  Except as otherwise expressly set forth herein to the contrary, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an “Action”) of any Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which any Agent or any Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by such Agent or such Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

Section 12.13          No Party Deemed Drafter.  Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

Section 12.14          Reinstatement; Certain Payments.  If any claim is ever made upon any Agent or any Lender for repayment or recovery of any amount or amounts received by such Agent or such Lender in payment or on account of any of the Obligations, such Agent or such Lender, as applicable, shall give prompt notice of such claim to each other Agent and Lender and the Borrower, and if such Agent or such Lender repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Agent or such Lender or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by such Agent or such Lender with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to such Agent and such Lender hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Agent or such Lender.

Section 12.15          Indemnification.  In addition to each Loan Party’s other Obligations under this Agreement, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless each Agent, each Lender and all of their respective officers, directors, employees, attorneys, consultants and agents (collectively called the ”Indemnitees”) from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, costs and expenses) incurred by such Indemnitees (including Taxes only to the extent set forth elsewhere in this Agreement and the other Loan Dcouments), whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following:  (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) any Agent’s or any Lender’s furnishing of funds to the Borrower under this Agreement or the other Loan Documents, including, without limitation, the management of any the Term Loan, (iii) any matter relating to the Acquisition or financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the “Indemnified Matters”); provided, however, that the Loan Parties shall not have any obligation to any Indemnitee under this Section 12.15 for any Indemnified Matter caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final judgment of a court of competent jurisdiction.  Such indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees are chargeable against the Loan Account.  To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.15 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.  This Indemnity shall survive the repayment of the Obligations and the discharge of the Liens granted under the Loan Documents.

Section 12.16          Records.  The unpaid principal of and interest on the Term Loan, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitment, and the accrued and unpaid fees payable pursuant to Section 2.06 hereof, including, without limitation, the Closing Fee and the Loan Servicing Fee shall at all times be ascertained from the records of the Agents, which shall be conclusive and binding absent manifest error.

Section 12.17          Binding Effect.  This Agreement shall become effective when it shall have been executed by each Loan Party, each Agent and each Lender and thereafter shall be binding upon and inure to the benefit of each Loan Party, each Agent and each Lender, and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Lender, and any assignment by any Lender shall be governed by Section 12.07 hereof.

Section 12.18          Interest.  It is the intention of the parties hereto that each Agent and each Lender shall conform strictly to usury laws applicable to it.  Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to any Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows:  (i) the aggregate of all consideration which constitutes interest under law applicable to any Agent or any Lender that is contracted for, taken, reserved, charged or received by such Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by such Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender, as applicable, to the Borrower); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender to the Borrower).  All sums paid or agreed to be paid to any Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Term Loan until payment in full so that the rate or amount of interest on account of the Term Loan hereunder does not exceed the maximum amount allowed by such applicable law.  If at an time and from time to time (i) the amount of interest payable to any Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Agent or such Lender pursuant to this Section 12.18 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Agent or such Lender would be less than the amount of interest payable to such Agent or such Lender computed at the Highest Lawful Rate applicable to such Agent or such Lender, then the amount of interest payable to such Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Agent or such Lender until the total amount of interest payable to such Agent or such Lender shall equal the total amount of interest which would have been payable to such Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 12.18.

For purposes of this Section 12.18, the term “applicable law” shall mean that law in effect from time to time and applicable to the loan transaction between the Borrower, on the one hand, and the Agents and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.

The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.

Section 12.19          Confidentiality.  Each Agent and each Lender agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to treat as confidential any material non-public information supplied to it by the Loan Parties pursuant to this Agreement or the other Loan Documents (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for any Agent or any Lender, (iii) to examiners, auditors, accountants or Securitization Parties, (iv) in connection with any litigation to which any Agent or any Lender is a party or (v) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Section 12.19.  Each Agent and each Lender agrees that, upon receipt of a request or identification of the requirement for disclosure pursuant to clause (iv) hereof, it will make reasonable efforts to keep the Loan Parties informed of such request or identification; provided that each Loan Party acknowledges that each Agent and each Lender may make disclosure as required or requested by any Governmental Authority or representative thereof and that each Agent and each Lender may be subject to review by Securitization Parties or other regulatory agencies and may be required to provide to, or otherwise make available for review by, the representatives of such parties or agencies any such non-public information.

Section 12.20          Section Headings.  Headings and numbers have been set forth herein for convenience only.  Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

Section 12.21          Integration.  This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

RUSS BERRIE AND COMPANY, INC.
a New Jersey corporation

By:	/s/ Andrew Gatto
Andrew Gatto
PRESIDENT

GUARANTOR:

KIDS LINE, LLC
a Delaware limited liability company

By:	/s/ Andrew Gatto
Andrew Gatto
Vice President

SASSY, INC.
an Illinois corporation

By:	/s/ Andrew Gatto
Andrew Gatto
Vice President

RUSS BERRIE & CO. (WEST), INC.
a California corporation

By:	/s/ Andrew Gatto
Andrew Gatto
President

RBCACQ, INC.
a California corporation

By:	/s/ Andrew Gatto
Andrew Gatto
President

RUSS BERRIE AND COMPANY
PROPERTIES, INC.
a New Jersey corporation

By:	/s/ Andrew Gatto
Andrew Gatto
President

RUSSPLUS, INC.
a New Jersey corporation

By:	/s/ Andrew Gatto
Andrew Gatto
President

FLUF N’ STUF, INC.
a Pennsylvania corporation

By:	/s/ Andrew Gatto
Andrew Gatto
President

RBTACQ, INC.
an Ohio corporation

By:	/s/ Andrew Gatto
Andrew Gatto
President

RUSS BERRIE AND COMPANY
INVESTMENTS, INC.
a New Jersey corporation

By:	/s/ Andrew Gatto
Andrew Gatto
President

BOA DONE, INC.
a West Virginia corporation

By:	/s/ Andrew Gatto
Andrew Gatto
President

P/F DONE, INC.
a Pennsylvania corporation

By:	/s/ Andrew Gatto
Andrew Gatto
President

COLLATERAL AGENT, ADMINISTRATIVE AGENT AND LENDER:

ABLECO FINANCE LLC

By:	/s/ Kevin Genda
Kevin Genda
Senior Vice President / Cheif Credit Officer

LENDER:

ABLECO FINANCE LLC

By:	/s/ Kevin Genda
Kevin Genda
Senior Vice President / Cheif Credit Officer

FINANCING AGREEMENT

Dated as of December 15, 2004

by and among

RUSS BERRIE AND COMPANY, INC.,

THE GUARANTORS DEFINED HEREIN,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

ABLECO FINANCE LLC,

as Collateral Agent,

and

ABLECO FINANCE LLC,

as Administrative Agent

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS; CERTAIN TERMS
Section 1.01	Definitions
Section 1.02	Terms Generally
Section 1.03	Accounting and Other Terms
Section 1.04	Time References

ARTICLE II	THE term LOAN
Section 2.01	Commitment
Section 2.02	Making the Term Loan
Section 2.03	Repayment of the Term Loan; Evidence of Debt
Section 2.04	Interest
Section 2.05	Termination of Commitment; Prepayment of the Term Loan
Section 2.06	Fees
Section 2.07	Securitization
Section 2.08	Taxes.
Section 2.09	Backup Letter of Credit

ARTICLE III	[INTENTIONALLY OMITTED]
ARTICLE IV	FEES, PAYMENTS AND OTHER COMPENSATION
Section 4.01	Audit and Collateral Monitoring Fees
Section 4.02	Payments; Computations and Statements
Section 4.03	Sharing of Payments, Etc
Section 4.04	Apportionment of Payments
Section 4.05	Increased Costs and Reduced Return

ARTICLE V	CONDITIONS TO LOANS
Section 5.01	Conditions Precedent
Section 5.02	Conditions Precedent to the Term Loan

ARTICLE VI	REPRESENTATIONS AND WARRANTIES
Section 6.01	Representations and Warranties

ARTICLE VII	COVENANTS OF THE LOAN PARTIES
Section 7.01	Affirmative Covenants
Section 7.02	Negative Covenants
Section 7.03	Financial Covenants

ARTICLE VIII	MANAGEMENT, COLLECTION AND STATUS
Section 8.01	Collection of Accounts Receivable; Management of Collateral
Section 8.02	Accounts Receivable Documentation
Section 8.03	Status of Accounts Receivable and Other Collateral
Section 8.04	Collateral Custodian

ARTICLE IX	EVENTS OF DEFAULT
Section 9.01	Events of Default

ARTICLE X	AGENTS
Section 10.01	Appointment

i

ii

SCHEDULES AND EXHIBITS

Schedule C-1	Consolidated EBITDA for 2004
Schedule T-1	Lenders and Lenders’ Commitments
Schedule 6.01(e)	Subsidiaries
Schedule 6.01(f)	Litigation; Commercial Tort Claims
Schedule 6.01(i)	ERISA
Schedule 6.01(o)	Real Property
Schedule 6.01(q)	Operating Leases
Schedule 6.01(r)	Environmental Matters
Schedule 6.01(s)	Insurance
Schedule 6.01(v)	Bank Accounts
Schedule 6.01(w)	Intellectual Property
Schedule 6.01(x)	Material Contracts
Schedule 6.01(dd)	Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN
Schedule 6.01(ee)	Tradenames
Schedule 6.01(ff)	Collateral Locations
Schedule 7.02(a)	Existing Liens
Schedule 7.02(b)	Existing Indebtedness
Schedule 7.02(e)	Existing Investments
Schedule 7.02(k)	Limitations on Dividends and Other Payment Restrictions
Schedule 8.01	Lockbox Banks and Lockbox Accounts
Exhibit A-1	Form of Assignment and Acceptance
Exhibit G-1	Form of Guaranty
Exhibit I-1	Form of Intercompany Subordination Agreement
Exhibit L-1	Form of LIBOR Notice
Exhibit S-1	Form of Security Agreement
Exhibit SS-1	Form of Seller Subordination Agreement
Exhibit 5.01(d)(xvi)	Form of Opinion of Counsel

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